As filed with the Securities and Exchange Commission on November 19, 2007
Registration No. 333-146734

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 1
To

Form S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

IBT BANCORP, INC.
(Exact name of registrant as specified in its charter)

Michigan	6712	38-2830092
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

200 East Broadway
Mt. Pleasant, MI 48858
(989) 772-9471
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Dennis P. Angner, President & CEO
200 East Broadway
Mt. Pleasant, MI 48858
(989) 772-9471
(Address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Matt G. Hrebec, Esq.	Robert B. Borsos, Esq.
Foster, Swift, Collins & Smith, P.C.	Kreis, Enderle, Callander & Hudgins, P.C.
313 South Washington Square	171 Monroe Avenue, N.W., Suite 900B
Lansing, Michigan 48933	Grand Rapids, Michigan 49503
(517) 371-8100	(616) 254-8400

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective and satisfaction or waiver of the conditions to the proposed merger transaction, as described in this Registration Statement.

If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price per	Aggregate	Registration
Securities to be Registered	Registered	Share	Offering Price	Fee
Common Stock, no par value per share	514,809 shares(1)	$15.46(2)	$7,958,947(2)	$244.34(2)(3)

(1)	This amount represents a bona fide estimate of the maximum amount of IBT Bancorp, Inc. common stock to be offered based on the amount and form of consideration to be issued pursuant to the proposed transaction and the number of shares of common stock of Greenville Community Financial Corporation outstanding as of September 30, 2007, plus additional shares available to be issued in the event additional shares are required before the effective time of the merger.

(2)	The registration fee has been computed pursuant to Rule 457(f)(2) and Rule 457(f)(3). Pursuant to those rules and solely for purposes of calculating the registration fee, the Proposed Maximum Offering Price Per Share and the Proposed Maximum Aggregate Offering Price have been calculated on the basis of the book value of the common stock of Greenville Community Financial Corporation at September 30, 2007.

(3)	Calculated by multiplying (a) the proposed maximum aggregate offering price for all securities to be registered ($7,958,947) by (b) 0.00003070.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective time until the Registrant shall file a further amendment which specifically states that this Registration shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

GREENVILLE COMMUNITY FINANCIAL CORPORATION
1405 WEST WASHINGTON STREET
GREENVILLE, MI 48838

NOTICE OF THE SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON DECEMBER 17, 2007

NOTICE IS HEREBY GIVEN that a special meeting of the shareholders of Greenville Community Financial Corporation will be held at the Stanley & Blanche Ash Technology & Learning Center (M-TEC Center), 1325 Yellow Jacket Drive, Greenville, Michigan, 48838 at 2 p.m. Michigan time, on December 17, 2007, for the following purposes:

1. To adopt the Agreement and Plan of Merger by and between Greenville Community Financial Corporation and IBT Bancorp, Inc., dated as of August 21, 2007, as amended on September 24, 2007, and the transactions contemplated by the Merger Agreement.

2. To transact any other business that properly comes before the special meeting of shareholders, or any adjournments or postponements of the special meeting, including, without limitation, a motion to adjourn the special meeting to another time or place for the purpose of soliciting additional proxies in order to approve the Merger Agreement and the merger or otherwise.

The proposed merger is described in more detail in this Proxy Statement-Prospectus, which you should read carefully in its entirety before voting. A copy of the Merger Agreement is attached as Appendix A to this document. Only Greenville Community Financial Corporation shareholders of record as of the close of business on November 20, 2007, are entitled to notice of and to vote at the special meeting of shareholders or any adjournments of the special meeting. Pursuant to Section 762 of the Michigan Business Corporation Act, Greenville Community Financial Corporation’s shareholders are entitled to dissenters’ rights. A copy of Sections 761 to 774 of the Michigan Business Corporation Act, relating to dissenters’ rights is attached as Appendix C to this Proxy Statement-Prospectus.

YOUR VOTE IS VERY IMPORTANT. TO ENSURE YOUR REPRESENTATION AT THE SPECIAL MEETING OF SHAREHOLDERS, PLEASE COMPLETE, EXECUTE AND PROMPTLY MAIL YOUR PROXY CARD IN THE ENCLOSED RETURN ENVELOPE. This will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Your proxy may be revoked at any time before it is voted.

BY ORDER OF THE BOARD OF DIRECTORS

Jae A. Evans, Secretary

Greenville, Michigan
November 27, 2007

THE BOARD OF DIRECTORS OF GREENVILLE COMMUNITY FINANCIAL CORPORATION UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE MERGER AGREEMENT.

PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING OF SHAREHOLDERS.

DO NOT SEND STOCK CERTIFICATES WITH THE PROXY CARD.  UNDER SEPARATE COVER, YOU WILL RECEIVE INSTRUCTIONS FOR DELIVERING YOUR STOCK CERTIFICATES.

GREENVILLE COMMUNITY FINANCIAL CORPORATION
1405 WEST WASHINGTON STREET
GREENVILLE, MI 48838

DEAR SHAREHOLDER OF GREENVILLE COMMUNITY FINANCIAL CORPORATION:

You are cordially invited to attend a special meeting of shareholders of Greenville Community Financial Corporation, to be held on December 17, 2007, at 2 p.m., local time, at the Stanley & Blanche Ash Technology & Learning Center (M-TEC Center), 1325 Yellow Jacket Drive, Greenville, Michigan 48838. At this special meeting, you will be asked to approve the acquisition of Greenville Community Financial Corporation by IBT Bancorp, Inc. The acquisition will be accomplished through the merger of Greenville Community Financial Corporation with and into IBT Bancorp, Inc.

If the merger is completed as proposed, subject to certain possible adjustments, each share of Greenville Community Financial Corporation common stock will be converted into the right to receive .6659 of a share of IBT Bancorp, Inc. common stock and $14.70 in cash.

The last transaction price in IBT Bancorp, Inc. common stock known to management occurring prior to the public announcement of the merger was $44.00 a share on August 1, 2007. The last transaction price in IBT Bancorp, Inc. common stock known to management occurring prior to the mailing of this Proxy Statement-Prospectus was $44 a share on November 15, 2007. Based on that price, your Greenville Community Financial Corporation common shares which are exchanged for IBT Bancorp, Inc. common stock and cash will be worth $44 per share.

YOUR VOTE IS VERY IMPORTANT. The parties cannot complete the merger unless, among other things, our shareholders approve the merger. THE GREENVILLE COMMUNITY FINANCIAL CORPORATION BOARD OF DIRECTORS HAS APPROVED THE MERGER AND RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE MERGER. Please review and consider this Proxy Statement-Prospectus carefully. Under Michigan law, holders of common stock of Greenville Community Financial Corporation have dissenters’ rights of appraisal with respect to the merger.

It is important that your shares are represented at the meeting, whether or not you plan to attend. An abstention or failure to vote will have the same effect as a vote against the merger. Accordingly, please complete, date, sign, and return promptly your proxy card in the enclosed envelope. You may attend the meeting and vote your shares in person if you wish, even if you have previously returned your proxy.

Sincerely,

/s/ Ted Kortes
Ted Kortes
President and Chief Executive Officer of
Greenville Community Financial Corporation

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE MERGER OR DETERMINED IF THIS DOCUMENT IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE MERGER ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY. IBT BANCORP, INC. COMMON STOCK IS SUBJECT TO INVESTMENT RISKS, INCLUDING POSSIBLE LOSS OF VALUE.

THIS DOCUMENT IS DATED NOVEMBER 27, 2007
AND IS FIRST BEING MAILED ON OR ABOUT NOVEMBER 27, 2007.

This Proxy Statement-Prospectus incorporates business and financial information about IBT Bancorp, Inc. (“IBT”) that is not included in or delivered with this Proxy Statement-Prospectus. Documents incorporated by reference are available from IBT without charge. You may obtain documents incorporated by reference in this Proxy Statement-Prospectus by requesting them in writing or by telephone from IBT at the following address:

IBT Bancorp, Inc.
Attn: Dennis P. Angner
President & Chief Executive Officer
200 East Broadway
Mt. Pleasant, Michigan 48858
(989) 772-9471

TO OBTAIN DELIVERY OF THIS INFORMATION PRIOR TO THE SPECIAL SHAREHOLDERS MEETING OF GREENVILLE COMMUNITY FINANCIAL CORPORATION (“GCFC”), YOU MUST REQUEST THE INFORMATION NO LATER THAN DECEMBER 10, 2007, WHICH IS FIVE BUSINESS DAYS BEFORE THE DATE OF THE SPECIAL MEETING AT WHICH YOU ARE REQUESTED TO VOTE. You should rely only on the information contained or incorporated by reference in this Proxy Statement-Prospectus to vote on the merger and the related issuance of IBT common stock. Neither IBT nor GCFC has authorized anyone to provide you with information that is different from what is contained in this Proxy Statement-Prospectus.

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QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE
SPECIAL MEETING OF SHAREHOLDERS

Q:	What is the Proposed Transaction?

A:	Pursuant to the Agreement and Plan of Merger by and between Greenville Community Financial Corporation and IBT Bancorp, Inc. dated August 21, 2007, as amended (the “Merger Agreement”) (attached as Appendix A to this Proxy Statement-Prospectus), IBT Bancorp, Inc. (“IBT”) will acquire Greenville Community Financial Corporation (“GCFC”) through a merger transaction in which GCFC will merge with and into IBT. At or after the effective time of the merger, Greenville Community Bank, a wholly-owned subsidiary of GCFC (“GCB”), will merge with and into Isabella Bank and Trust, a wholly-owned subsidiary of IBT (“Isabella”), and the resulting bank will operate under the name “Isabella Bank and Trust” (the “Subsidiary Bank Merger”).

Q:	What is the Purpose of this Document?

A:	This document serves as both a proxy statement of GCFC and a prospectus of IBT. As a proxy statement, this document is being provided to you by GCFC because the board of directors of GCFC is soliciting your proxy for use at the special meeting of shareholders called to vote on the proposed merger of GCFC with and into IBT. When we use the term “Merger Agreement” in this document, we are referring to the agreement and plan of merger, as amended, a copy of which is included in this document as Appendix A. As a prospectus, this document is being provided to you by IBT because part of the consideration IBT is offering in exchange for your shares of GCFC common stock in connection with the merger is shares of IBT common stock.

Q:	What will Shareholders of GCFC Receive in the Merger?

A:	If the Merger Agreement is approved and the merger is subsequently completed, each outstanding share of GCFC common stock (other than any dissenting shares) will be converted into the right to receive .6659 of a share of IBT common stock and $14.70 in cash subject to adjustment under certain circumstances. Cash will be paid in lieu of any fractional share of IBT common stock.

Q:	What are the Tax Consequences of the Merger to me?

A:	Generally speaking, because you will receive a combination of IBT common stock and cash, you should recognize capital gain, but not loss, on the exchange to the extent of the lesser of cash received or gain realized in the exchange. This tax treatment may not apply to all GCFC shareholders. GCFC shareholders should consult their own tax advisors for a full understanding of the tax consequences of the merger. GCFC recommends that GCFC shareholders carefully read the complete explanation of the “Material Federal Income Tax Consequences” of the merger beginning on page .

Q:	What do I Need to do Now?

A:	After reviewing this document, submit your proxy by promptly executing and returning the enclosed proxy card. By submitting your proxy, you authorize the individuals named in the proxy to represent you and to vote your shares at the special meeting of shareholders in accordance with your instructions. These persons also may vote your shares to adjourn the special meeting and will be authorized to vote your shares at any adjournments or postponements of the special meeting.

Your vote is important. Whether or not you plan to attend the special meeting, please promptly submit your proxy in the enclosed, prepaid, return envelope.

Q:	Why is My Vote Important?

A:	The Merger Agreement must be adopted by a majority of the shares of GCFC issued and outstanding as of the record date for the special meeting (November 20, 2007). A failure to vote will have the same effect as a vote against the Merger Agreement.

ii

Q:	If My Broker Holds My Shares in “Street Name” will My Broker Automatically Vote My Shares for Me?

A:	No. Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the directions your broker provides.

Q:	What If I Fail to Instruct My Broker to Vote My Shares?

A:	If you fail to instruct your broker to vote your shares, the broker will submit an unvoted proxy (a broker non-vote) as to your shares. Broker non-votes will count toward a quorum at the special meeting. However, broker non-votes will not count as a vote with respect to the Merger Agreement, and therefore will have the same effect as a vote against the Merger Agreement.

Q:	How will My Shares be Voted If I Return a Blank Proxy Card?

A:	If you sign, date and return your proxy card and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the merger and the Merger Agreement and will be voted in the discretion of the persons named as proxies in any other matters properly presented for a vote at the special meeting.

Q:	Can I Attend the Special Meeting and Vote My Shares in Person?

A:	Yes. All shareholders are invited to attend the special meeting. Shareholders of record can vote in person at the special meeting by executing a proxy card. If a broker holds your shares in street name, then you are not the shareholder of record and you must ask your broker how you can vote your shares at the special meeting.

Q:	Can I Change My Vote?

A:	Yes. If you have not voted through your broker, you can change your vote after you have sent in your proxy card by:

• providing written notice to the Secretary of GCFC;

• submitting a new proxy card. Any earlier proxies will be revoked automatically; or

• attending the special meeting and voting in person. Any earlier proxy will be revoked. However, simply attending the special meeting without voting will not revoke your proxy.

If you have instructed a broker to vote your shares, you must follow your broker’s directions to change your vote.

Q:	Should I Send in My Stock Certificates Now?

A:	PLEASE DO NOT send your stock certificates with your proxy card. You will be sent a letter of transmittal to complete and return with your GCFC common stock certificate after the completion of the merger.

Q:	When do you Expect the Merger to be Completed?

A:	IBT and GCFC currently expect to complete the merger in the fourth quarter of 2007, assuming all of the conditions to completion of the merger have been satisfied.

Q:	Whom Should I Call with Questions?

A:	You should direct any questions regarding the special meeting of shareholders or the merger to Ted Kortes, President and Chief Executive Officer of GCFC at (616) 754-8004.

iii

SUMMARY

This summary highlights selected information included in this document and does not contain all of the information that may be important to you. You should read this entire document and its appendices and the other documents to which we refer you before you decide how to vote with respect to the Merger Agreement. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled “Where You Can Find More Information” on page 41. Each item in this summary includes a page reference directing you to a more complete description of that item.

This document, including information included or incorporated by reference in this document, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to: (i) statements of goals, intentions and expectations; (ii) statements regarding business plans, prospects, growth and operating strategies; (iii) statements regarding the asset quality of loan and investment portfolios; (iv) statements regarding estimates of risks and future costs and benefits; and (v) other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or words of similar meaning. These forward-looking statements are based on current beliefs and expectations of the management of IBT and GCFC and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements. See “Forward-Looking Statements” on page 43.

The Merger

THE MERGER AGREEMENT IS ATTACHED TO THIS DOCUMENT AS APPENDIX A. WE ENCOURAGE YOU TO READ THIS AGREEMENT CAREFULLY, AS IT IS THE LEGAL DOCUMENT THAT GOVERNS THE MERGER OF GCFC WITH AND INTO IBT.

Parties to the Merger

IBT (page 31)

IBT, headquartered in Mt. Pleasant, Michigan, is the holding company for Isabella Bank and Trust (“Isabella”), which operates twenty-one full-service offices and IBT Title and Insurance Agency, Inc. which operates six offices. IBT is a financial holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). IBT was organized in 1988. As of June 30, 2007, IBT had consolidated assets of $918.3 million, deposits of $724.2 million and shareholders’ equity of $118.8 million. The principal executive office of IBT is located at 200 East Broadway, Mt. Pleasant, Michigan, 48858, and the telephone number is (989) 772-9471.

GCFC (page 33)

GCFC, headquartered in Greenville, Michigan, is the holding company for Greenville Community Bank (“GCB”), which operates two offices. GCFC is a bank holding company under the BHC Act. GCFC was organized in 1998. As of June 30, 2007, GCFC had consolidated assets of $107.2 million, deposits of $88.4 million and shareholders’ equity of $11.7 million. GCFC’s principal executive office is located at 1405 West Washington Street, Greenville, Michigan, 48838, and the telephone number is (616) 754-5100.

What GCFC Shareholders Will Receive In the Merger (page 12)

If the Merger Agreement is approved and the merger is subsequently completed, each outstanding share of GCFC common stock (other than dissenting shares) will be converted into the right to receive .6659 of a share of IBT common stock and $14.70 in cash, subject to adjustment under certain circumstances.

Material United States Federal Income Tax Consequences of the Merger (page 28)

As a result of receiving a combination of IBT common stock and cash in exchange for shares of GCFC common stock, you will likely recognize gain, but not loss, equal to the lesser of (1) the amount of cash received or

(2) the amount of gain realized in the transaction. Generally, the actual U.S. federal income tax consequences to you will depend on whether your shares of GCFC common stock are held as a capital asset within the meaning of Section 1221 of the Internal Revenue Code.

You should read “Material United States Federal Income Tax Consequences of the Merger” starting on page 28 for a more complete discussion of the federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your own tax advisor to fully understand the tax consequences of the merger to you.

Your Board of Directors Unanimously Recommends Shareholder Approval of the Merger (page 11)

The Board of Directors of GCFC believes that the merger presents an opportunity to join a financial institution that will have greater financial strength and earning power than GCFC would have on its own, as well as the added scale necessary to undertake and solidify leadership positions.

As a result, the Board of Directors of GCFC unanimously approved the Merger Agreement. The Board of Directors of GCFC believes that the merger and the Merger Agreement are fair to and in the best interests of GCFC and its shareholders and unanimously recommends that you vote “FOR” adoption of the Merger Agreement.

Opinion of GCFC’s Financial Advisor (page 15 and Appendix B)

In connection with the merger, the Board of Director of GCFC received the written opinion of Donnelly Penman & Partners, that the terms of the merger are fair to GCFC’s shareholders from a financial point of view. The full text of the opinion of Donnelly Penman & Partners dated September 20, 2007 is included in this document as Appendix B. GCFC encourages you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations of the review undertaken by Donnelly Penman & Partners. The opinion does not constitute a recommendation to you or any other shareholder as to how to vote with respect to the merger, or any other matter relating to the proposed transaction. Donnelly Penman & Partners will receive a fee for rendering their fairness opinion in connection with the merger.

Special Meeting of Shareholders of GCFC (page 10)

GCFC will hold a special meeting of its shareholders on December 17, 2007 at 2:00 p.m., Michigan time, at the Stanley & Blanche Ash Technology & Learning Center (M-TEC Center), 1325 Yellow Jacket Drive, Greenville, Michigan 48838. At the special meeting of shareholders, you will be asked to vote to adopt the Merger Agreement. As of the date of this document, GCFC’s board of directors did not know of any other matters that would be presented at the GCFC special meeting.

You may vote at the special meeting of shareholders if you owned shares of GCFC common stock at the close of business on the record date, November 20, 2007. On that date, there were 773,103 shares of GCFC common stock outstanding and entitled to vote at the special meeting of shareholders. You may cast one vote for each share of GCFC common stock you owned on the record date.

Even if you expect to attend the special meeting of shareholders, GCFC recommends that you promptly complete and return your proxy card in the enclosed return envelope.

Shareholder Vote Required (page 11)

Adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the shares of GCFC common stock issued and outstanding on the record date. A failure to vote or an abstention will have the same effect as a vote against the merger. As of the record date, directors and executive officers of GCFC beneficially owned 172,667 shares of GCFC common stock entitled to vote at the special meeting of shareholders. This represents approximately 22.33% of the total votes entitled to be cast at the special meeting of shareholders. These individuals have indicated that they will vote “FOR” adoption of the Merger Agreement.

Comparative Stock Prices

There is no public or active market for IBT common stock. The last sale price of IBT common stock, of which management is aware, preceding the execution of the Merger Agreement was $44 per share and preceding the printing of this Proxy Statement-Prospectus was $44.

There is no public or active market for GCFC common stock. The last sale price of GCFC common stock, of which management is aware, preceding both the execution of the Merger Agreement and the printing of this Proxy Statement-Prospectus was $19. As of November 20, 2007, there were approximately 188 holders of record of GCFC common stock. See “Comparative Per Share Price and Dividend Information” on page 39.

Dissenters’ Rights of Appraisal (page 30 and Appendix C)

Under Sections 761 to 774 of the Michigan Business Corporation Act (the “MBCA”), holders of GCFC common stock have the right to demand that GCFC pay them in cash the fair value of their shares of GCFC common stock in connection with the merger. The right to make this demand is known as “dissenters’ rights.” To exercise dissenters’ rights, a GCFC shareholder must not vote in favor of the Merger Agreement and must strictly comply with all of the procedures required under Sections 761 to 774 of the MBCA.

We have included a copy of Sections 761 to 774 of the MBCA relating to dissenters’ rights as Appendix C to this document.

Interests of GCFC’s Directors and Executive Officers In the Merger (page 21)

In considering the recommendation of the Board of Directors of GCFC to approve the merger, you should be aware that certain directors and executive officers of GCFC have employment and other compensation agreements or plans and continuing indemnification protection that give them interests in the merger that are somewhat different from, or in addition to, the interests of GCFC shareholders.

Action by IBT Shareholders Not Required

Approval of the merger and the Merger Agreement by IBT’s shareholders is not required. Accordingly, IBT has not called a special meeting of its shareholders.

Regulatory Approvals (page 26)

We may consummate the merger and the subsidiary bank merger only upon receipt of approvals from the Federal Reserve Board (“FRB”) and the Michigan Office of Financial and Insurance Services (“OFIS”). The parties have received the Letter, dated November 16, 2007, approving the Application for the merger from the FRB. The parties have received the Order of the Commissioner of OFIS, dated October 30, 2007, approving the application for the subsidiary bank merger. No conditions or requirements were placed on the approvals by either the FRB or OFIS that affect the advisability or consummation of the mergers.

Conditions to the Merger (page 25)

Completion of the merger depends on a number of conditions being satisfied or waived, including but not limited to the following:

•	the GCFC shareholders must have adopted the Merger Agreement;

•	the FRB and OFIS must have approved or not objected to the merger, as appropriate, and all statutory waiting periods must have expired;

•	no stop order suspending the effectiveness of IBT’s registration statement of which this document is a part shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the United States Securities and Exchange Commission; and

•	the holders of no more than 10% of GCFC’s shares of common stock have indicated their intention to seek dissenter’s rights of appraisal.

Other conditions to the completion of the merger are described beginning on page 25. We cannot be certain when, or if, the conditions to the merger will be satisfied or waived or whether or not the merger will be completed.

Ownership of IBT Following the Merger

As a result of the merger, we estimate that GCFC shareholders will own approximately 7.51% of the outstanding IBT common shares.

No Solicitation (page 26)

GCFC has agreed, subject to certain limited exceptions, not to initiate discussions with another party regarding a business combination with such other party while the merger with IBT is pending.

Termination of the Merger Agreement (page 27)

IBT and GCFC may mutually agree at any time to terminate the Merger Agreement without completing the merger, even if GCFC shareholders have approved it. Also, either party may decide, without the consent of the other party, to terminate the Merger Agreement under specified circumstances, if the required regulatory approvals are not received or if the other party breaches its agreements. If the Merger Agreement is terminated by either IBT or GCFC on account of any willful breach by the other party of any of the representations or warranties set forth in the Merger Agreement or any willful breach by the other party of any of the agreements or covenants set forth in the Merger Agreement, the breaching party shall be required to pay to the nonbreaching party liquidated damages of $850,000. In addition, if GCFC terminates the Merger Agreement because it accepts a superior proposal, it shall be required to pay IBT a termination fee of $850,000.

Differences in Rights of Shareholders (page 35)

The rights of GCFC shareholders after the merger who continue as IBT shareholders will be governed by Michigan corporate law and the Articles of Incorporation and Bylaws of IBT rather than the Articles of Incorporation and Bylaws of GCFC.

SELECTED HISTORICAL FINANCIAL DATA FOR
IBT AND GCFC (UNAUDITED)

The following tables show summarized historical consolidated financial data for IBT and GCFC. This information is derived from IBT’s audited financial statements for 2002 through 2006 and unaudited financial statements for the six-month period ended June 30, 2007 and GCFC’s audited financial statements for 2002 through 2006 and unaudited financial statements for the six-month period ended June 30, 2007. This information is only a summary. You should read the IBT financial data in conjunction with the historical financial statements (and related notes) contained or incorporated by reference in IBT’s annual reports on Form 10-K, quarterly reports on Form 10-Q, and other information filed with the Securities and Exchange Commission (“SEC”). See “Where You Can Find More Information” on page 41.

SUMMARY OF SELECTED FINANCIAL DATA
(Dollars in Thousands Except per Share Data)

IBT BANCORP, INC.

	Six Months Ended
	June 30,	Year Ended December 31,
	2007	2006	2005	2004	2003	2002
	(Unaudited)

INCOME STATEMENT DATA
Net interest income	$13,628	$24,977	$23,909	$23,364	$23,528	$22,905
Provision for loan losses	350	682	777	735	1,455	1,025
Net income	3,566	7,001	6,776	6,645	7,205	6,925
BALANCE SHEET DATA (period end)
Assets	$918,265	$910,127	$741,654	$678,034	$664,079	$652,717
Deposits	724,157	725,840	592,478	563,876	567,707	561,456
Loans (gross)	607,219	591,042	483,242	452,895	421,859	391,088
Borrowings	67,376	58,303	52,165	30,982	18,053	17,793
Shareholders’ equity	118,790	115,749	80,902	72,594	68,936	63,457
Common Stock Share Summary(1)
Net income — basic	$0.56	$1.23	$1.25	$1.24	$1.36	$1.33
Net income — diluted	0.55	1.19	1.25	1.24	1.36	1.33
Cash dividends	0.24	0.64	0.60	0.57	0.55	0.50
Book value	18.22	18.27	14.78	13.48	12.94	12.09
Average shares outstanding — basic	6,336,898	5,699,514	5,416,961	5,344,585	5,270,085	5,193,885
Average shares outstanding — diluted	6,515,227	5,864,314	5,416,961	5,344,585	5,270,085	5,193,885

(1)	all per share data was adjusted for common stock dividends

GREENVILLE COMMUNITY FINANCIAL CORPORATION

	Six Months Ended
	June 30,	Year Ended December 31,
	2007	2006	2005	2004	2003	2002
	(Unaudited)

INCOME STATEMENT DATA
Net interest income	$1,770	$3,820	$3,420	$3,136	$3,091	$2,886
Provision for loan losses	51	220	300	477	319	403
Net income	443	994	1,008	776	916	684
BALANCE SHEET DATA (period end)
Assets	$107,170	$107,836	$103,462	$103,675	$101,257	$89,486
Deposits	88,382	89,071	85,519	85,804	84,075	74,320
Loans (gross)	89,597	91,004	87,445	82,406	76,216	75,498
Borrowings	6,500	6,500	7,000	8,000	8,000	7,000
Shareholders’ equity	11,709	11,306	10,424	9,520	8,899	7,880
Common Stock Share Summary
Net income — basic	$0.61	$1.37	$1.40	$1.10	$1.32	$0.99
Net income — diluted	0.59	1.32	1.37	1.08	1.29	0.97
Book value	16.13	15.62	14.47	13.49	12.83	11.44
Cash dividends	0.10	0.20	0.20	0.12	0.10	0.10
Average shares outstanding — basic	724,883	723,948	720,154	776,342	693,855	688,518
Average shares outstanding — diluted	755,717	754,782	745,155	720,336	708,258	705,574

CAPITAL RATIOS (UNAUDITED)

Under the “risk-based” capital guidelines presently in effect for banks and bank holding companies, minimum capital levels are based on the perceived risk in the various asset categories. Certain off-balance-sheet instruments, such as loan commitments and letters of credit, require capital allocations. Bank holding companies such as IBT and GCFC are required to maintain minimum risk-based capital ratios. IBT’s and GCFC’s ratios are above the regulatory minimum guidelines, GCFC and IBT met the regulatory criteria to be categorized as a “well-capitalized” institution as of December 31, 2006. The “well-capitalized” classification may permit banks to minimize the cost of FDIC insurance assessments by being charged a lesser rate than those that do not meet this definition. Designation as a “well-capitalized” institution does not constitute a recommendation by federal bank regulators. The following table shows capital ratios and requirements as of June 30, 2007.

	Risk-Based Capital
	Leverage %	Tier 1%	Total %

IBT’s capital ratios	10.28	15.82	17.07
GCFC’s capital ratios	10.28	12.38	13.03
Pro forma combined capital ratios — Consolidated IBT Bancorp, Inc.	9.15	13.65	14.90
Regulatory capital ratios — “well-capitalized” definition	5.00	6.00	10.00
Regulatory capital ratios — minimum requirement	4.00	N/A	N/A

COMPARATIVE PER SHARE DATA (UNAUDITED)

The following table shows pro forma information about earnings per share, dividends per share, and book value per share. IBT anticipates that the combined institution will derive financial benefits from the merger that include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the combined entities under one set of assumptions, does not reflect these benefits and, accordingly, does not attempt to predict or suggest future results. The pro forma information also does not necessarily reflect what the historical results of the combined entities would have been had the institutions actually been combined during these periods.

				Equivalent
	IBT	GCFC	Pro Forma	Pro Forma
	Historical	Historical	Combined	of GCFC

Comparative Per Share Data			(1)	(4)
BASIC EARNINGS
Year ended December 31, 2006	$1.23	$1.37	$1.23	$1.19
Six months ended June 30, 2007	0.56	0.61	0.56	0.52
DILUTED EARNINGS
Year ended December 31, 2006	$1.19	$1.32	$1.19	$1.19
Six months ended June 30, 2007	0.55	0.59	0.54	0.52
CASH DIVIDENDS
Year ended December 31, 2006	$0.64	$0.20	$0.64	$0.64	(2)
Six months ended June 30, 2007	0.24	0.10	0.24	0.24	(2)
TANGIBLE BOOK VALUE (3)
December 31, 2006	$18.27	$15.62	$20.96	$21.36
June 30, 2007	18.22	16.13	21.44	20.54

(1)	The Pro Forma Combined earnings per share amounts were calculated by totaling the historical earnings of IBT and GCFC and dividing the resulting amount by the average pro forma shares of IBT and GCFC giving effect to the merger as if it had occurred as of the beginning of the periods presented. The average pro forma shares of IBT and GCFC reflect historical basic and diluted shares, plus historical basic and diluted average shares of GCFC, as adjusted based on an assumed exchange ratio of .6659 of a share of IBT common stock and $14.70 in cash, for each share of GCFC common stock. The aggregate merger consideration to be paid by IBT is subject to certain adjustments pursuant to the Merger Agreement. The pro forma earnings amounts do not take into consideration any operating efficiencies that may be realized as a result of the merger.

(2)	Pro Forma Combined cash dividends paid represents IBT’s historical amount only.

(3)	The Pro Forma Combined tangible book value data gives effect to the merger as if it had occurred on June 30, 2007 or December 31, 2006.

(4)	The Equivalent Pro Forma Per Share of GCFC amounts were calculated by multiplying the Pro Forma Combined amounts by the assumed exchange ratio of .6659 of a share of IBT common stock and $14.70 in cash for each share of GCFC common stock. These amounts do not take into consideration any operating efficiencies that may be realized as a result of the merger. This data is presented for comparative purposes only.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this Proxy Statement-Prospectus, including the matters addressed under the caption “Forward-Looking Statements,” on page 43 you should carefully consider the following risk factors in deciding whether to vote for adoption of the Merger Agreement.

Risks Related to the Merger

IBT May Fail to Realize the Anticipated Benefits of the Merger.

The success of the merger will depend on a number of factors, including (but not limited to) IBT’s ability to:

•	timely and successfully integrate the operations of IBT and GCFC;

•	maintain existing relationships with depositors in GCB to minimize withdrawals of deposits subsequent to the merger;

•	maintain and enhance existing relationships with borrowers to limit unanticipated losses of customer relationships and credit losses from loans of GCB;

•	control the incremental noninterest expense from IBT and GCFC to maintain overall operating efficiencies;

•	retain and attract qualified personnel at IBT and GCFC; and

•	compete effectively in the communities served by IBT and GCFC and in nearby communities.

GCFC Shareholders Will Have Less Influence as a Shareholder of IBT Than as a Shareholder of GCFC.

GCFC shareholders currently have the right to vote in the election of the Board of Directors of GCFC and on other matters affecting GCFC. Assuming that one share of GCFC common stock will be exchanged for .6659 of a share of IBT common stock and $14.70 in cash in the merger, the shareholders of GCFC as a group will own approximately 7.51% of the combined organization. When the merger occurs, each GCFC shareholder that receives IBT common stock will become a shareholder of IBT with a percentage ownership of the combined organization that is much smaller than such shareholder’s percentage ownership of GCFC. Because of this, GCFC shareholders will have less influence on the management and policies of IBT than they now have on the management and policies of GCFC.

GCFC Directors and Executive Officers Have Interests in the Merger that Differ from Those of a Shareholder.

GCFC’s directors and executive officers have various interests in the merger that differ from, or are in addition to, the interests of GCFC shareholders. These interests include:

•	the agreement by IBT to assume and perform the Amended and Re-Stated Management Continuity Agreements currently in effect for Mr. Gregg Peters, Mr. Jae Evans, Mr. James Beckman and Ms. Kathy Korson.

•	following completion of the merger, the GCB officers will continue to serve with Isabella in its Greenville division and the GCB directors will serve on a regional advisory board for the Greenville division of Isabella and shall receive the same board member compensation as provided by GCB prior to the merger.

•	upon completion of the merger, Ted Kortes shall join IBT’s Board of Directors.

•	the agreement by IBT to provide indemnification protection to GCFC directors and officers.

Risks About IBT

IBT’s Current Concentration of Loans in its Primary Market Area May Increase its Risk.

IBT’s success depends primarily on the general economic conditions in Mid-Michigan. Unlike larger banks that are more geographically diversified, IBT provides banking and financial services to customers primarily in Mid-Michigan. The local economic conditions in the Mid-Michigan area have a significant impact on its loans, the ability of the borrowers to repay these loans and the value of the collateral securing these loans. A significant decline in general economic conditions caused by inflation, recession, unemployment or other factors beyond IBT’s control would impact these local economic conditions and could negatively affect the financial results of its banking operations.

IBT targets its business lending and marketing strategy for loans to serve primarily the banking and financial services needs of small to medium size businesses. These small to medium size businesses generally have fewer financial resources in terms of capital or borrowing capacity than larger entities. If general economic conditions negatively impact these businesses, IBT’s results of operations and financial condition may be adversely affected.

Changes in Interest Rates Could Adversely Affect IBT’s Results of Operations and Financial Condition.

IBT’s results of operations and financial condition are significantly affected by changes in interest rates. IBT’s results of operations depend substantially on its net interest income, which is the difference between the interest income earned on its interest-earning assets and the interest expense paid on its interest-bearing liabilities. At June 30, 2007, IBT’s interest rate risk profile indicated that net interest income would increase in a rising long term interest rate environment, but would decrease in a declining long term interest rate environment.

Changes in interest rates also affect the value of IBT’s interest-earning assets, and in particular IBT’s securities portfolio. Generally, the value of securities fluctuates inversely with changes in interest rates. At June 30, 2007, IBT’s available for sale and trading account securities totaled $206 million. Decreases in the fair value of these securities could have an adverse effect on shareholders’ equity or earnings.

IBT also is subject to reinvestment risk associated with changes in interest rates. Changes in interest rates may affect the average life of loans and mortgage-related securities. Decreases in interest rates can result in increased prepayments of loans and mortgage-related securities, as borrowers refinance to reduce borrowing costs. Under these circumstances, IBT is subject to reinvestment risk to the extent that it is unable to reinvest the cash received from such prepayments at rates that are comparable to the rates on existing loans and securities. Additionally, increases in interest rates may decrease loan demand and make it more difficult for borrowers to repay adjustable rate loans.

Strong Competition Within IBT’s Market Area May Limit its Growth and Profitability.

Competition in the banking and financial services industry is intense. In IBT’s market area, IBT competes with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Many of these competitors (whether regional or national institutions) have substantially greater resources and lending limits than IBT does and may offer certain services that IBT does not or cannot provide. IBT’s profitability depends upon its continued ability to successfully compete in its market area.

IBT Operates in a Highly Regulated Environment and May Be Adversely Affected By Changes in Laws and Regulations.

IBT is subject to regulation, supervision and examination by the Board of Governors of the Federal Reserve. Isabella is subject to regulation by the Office of Financial and Insurance Services of the State of Michigan and by the Federal Deposit Insurance Corporation, as insurer of its deposits. Such regulation and supervision govern the activities in which a bank and its holding company may engage and are intended primarily for the protection of the deposit insurance funds and depositors. These regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the imposition of restrictions on the operation of a bank, the classification of assets by a bank and the adequacy of a bank’s allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, or legislation, could have a material impact on IBT and its operations.

IBT’s operations are also subject to extensive regulation by other federal, state and local governmental authorities and are subject to various laws and judicial and administrative decisions imposing requirements and restrictions on part or all of its operations. IBT believes that it is in substantial compliance in all material respects with applicable federal, state and local laws, rules and regulations. Because its business is highly regulated, the laws, rules and regulations applicable to IBT are subject to regular modification and change. There are currently proposed various laws, rules and regulations that, if adopted, would impact its operations, including, among other things, matters pertaining to corporate governance and SEC rules pertaining to public reporting disclosures. There can be no assurance that these proposed laws, rules and regulations, or any other laws, rules or regulations, will not be adopted in the future, which could make compliance more difficult or expensive or otherwise adversely affect its business, financial condition or prospects.

THE GCFC SPECIAL MEETING

GCFC is mailing this Proxy Statement-Prospectus to you as a GCFC shareholder on or about November 27, 2007. With this document, GCFC is sending you a notice of the GCFC special meeting of shareholders and a form of proxy that is solicited by GCFC’s Board of Directors. The special meeting will be held on December 17, 2007 at 2:00 p.m., local time, at the Stanley & Blanche Ash Technology & Learning Center (M-TEC Center), 1325 Yellow Jacket Drive, Greenville, Michigan.

Purpose of the Meeting

The purpose of the special meeting of shareholders is to vote on the adoption of the Merger Agreement by which GCFC will merge with and into IBT. GCFC shareholders are also being asked to approve a proposal to transact any other business that may properly come before the special meeting and any adjournment or postponement of the special meeting, including a proposal to adjourn or postpone the special meeting of shareholders. GCFC could use any adjournment or postponement for the purpose, among others, of allowing additional time to solicit proxies. As of the date of this document, the GCFC Board of Directors did not know of any other matters that would be presented at the special meeting.

Proxy Card, Revocation of Proxy

You should complete and return the proxy card accompanying this document to ensure that your vote is counted at the special meeting of shareholders, regardless of whether you plan to attend. You can revoke your proxy at any time before the vote is taken at the special meeting by:

•	submitting written notice of revocation to the Secretary of GCFC;

•	submitting a properly executed proxy bearing a later date before the special meeting of shareholders; or

•	voting in person at the special meeting of shareholders. However, simply attending the special meeting without voting will not revoke an earlier proxy.

If your shares are held in street name, you should follow the instructions of your broker regarding revocation of proxies.

All shares represented by valid proxies, and not revoked, will be voted in accordance with your instructions on the proxy card. If you sign your proxy card, but make no specification on the card as to how you want your shares voted, your proxy card will be voted “FOR” approval of the foregoing proposal. The Board of Directors is presently unaware of any other matter that may be presented for action at the special meeting of shareholders. If any other matter does properly come before the special meeting, the Board of Directors intends that shares represented by properly submitted proxies will be voted, or not voted, by and at the discretion of the persons named as proxies on the proxy card.

Record Date

The close of business on November 20, 2007 has been fixed as the record date for determining the GCFC shareholders entitled to receive notice of and to vote at the special meeting of shareholders. At that time, 773,103 shares of GCFC common stock were outstanding, and were held by approximately 188 holders of record.

Voting Rights, Quorum Requirements and Vote Required

The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of GCFC common stock entitled to vote is necessary to constitute a quorum at the special meeting of shareholders. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present but will not be counted as votes cast either for or against the Merger Agreement.

Adoption of the Merger Agreement requires the affirmative vote of a majority of the shares of GCFC common stock issued and outstanding on the record date. Accordingly, a failure to vote, an abstention or a broker non-vote will have the same effect as a vote against the Merger Agreement. As of the record date, directors and executive officers of GCFC beneficially owned 172,667 shares of GCFC common stock entitled to vote at the special meeting of shareholders. This represents approximately 22.33% of the total votes entitled to be cast at the special meeting. These individuals have indicated that they will vote “FOR” adoption of the Merger Agreement.

Solicitation of Proxies

For GCFC shareholders, the proxy that accompanies this document is being solicited by GCFC’s Board of Directors. In addition to solicitations by mail, directors, officers, and regular employees of GCFC may solicit proxies from shareholders personally or by telephone or other electronic means. Such individuals will not receive any additional compensation for doing so. GCFC will bear its own costs of soliciting proxies, which GCFC estimates will be less than $31,000. GCFC also will make arrangements with brokers and other custodians, nominees, and fiduciaries to send this document to beneficial owners of GCFC common stock and, upon request, will reimburse those brokers and other custodians for their reasonable expenses in forwarding these materials.

Authority to Adjourn Special Meeting to Solicit Additional Proxies

GCFC is asking its shareholders to grant full authority for the special meeting to be adjourned, if necessary, to permit solicitation of additional proxies to approve the transactions proposed by this Proxy Statement-Prospectus. If it is necessary to adjourn the special meeting, no notice of the adjourned special meeting is required to be given to shareholders (unless a new record date is fixed), other than an announcement at the special meeting of the hour, date and place to which the special meeting is adjourned.

Recommendation of the Board of Directors

GCFC’s Board of Directors has unanimously approved the Merger Agreement and the transactions contemplated by the Merger Agreement. The Board of Directors believes that the Merger Agreement is fair to GCFC shareholders and is in the best interest of GCFC and its shareholders and recommends that you vote “FOR” the approval of the Merger Agreement. See “The Merger and the Merger Agreement-Recommendation of the GCFC Board of Directors and Reasons for the Merger.”

THE MERGER AND THE MERGER AGREEMENT

The description of the merger and the Merger Agreement contained in this Proxy Statement-Prospectus describes the material terms of the Merger Agreement; however, it does not purport to be complete. It is qualified in its entirety by reference to the Merger Agreement. We have attached a copy of the Merger Agreement as Appendix A and urge you to carefully review it.

General

Pursuant to the Merger Agreement, GCFC will merge with and into IBT. Outstanding shares of GCFC common stock will be converted into the right to receive .6659 of a share of IBT common stock and $14.70 in cash, subject to adjustment under certain circumstances. Cash will be paid in lieu of any fractional share of IBT common stock. See “Merger Consideration” below. At the effective time of the merger, GCFC’s corporate existence will terminate; and IBT will continue as the surviving corporation with a Board of Directors consisting of its current members and Ted Kortes, a current member of GCFC’s board of directors. At or after the effective time of the merger, Greenville Community Bank (“GCB”) will be merged with and into Isabella Bank and Trust (“Isabella”) and the resulting bank will operate under the name “Isabella Bank and Trust” (the “Subsidiary Bank Merger”).

Merger Consideration

Under the terms of the Merger Agreement, each outstanding share of GCFC common stock (other than dissenting shares) will be converted upon completion of the merger into the right to receive .6659 of a share of IBT common stock and $14.70 in cash, subject to adjustment under certain circumstances. No fractional shares of IBT will be issued in connection with the merger. Instead, IBT will make a cash payment to each GCFC shareholder who would otherwise receive a fractional share.

Based on the last transaction price in IBT common stock known to management occurring prior to the mailing of this Proxy Statement-Prospectus on November 27, 2007, each share of GCFC common stock that is exchanged solely for .6659 of a share of IBT common stock and $14.70 in cash would have a value of $44.

Surrender of Stock Certificates

PLEASE DO NOT FORWARD YOUR GCFC STOCK CERTIFICATES WITH YOUR PROXY CARDS. STOCK CERTIFICATES SHOULD BE RETURNED TO THE EXCHANGE AGENT IN ACCORDANCE WITH THE INSTRUCTIONS CONTAINED IN THE LETTER OF TRANSMITTAL WHICH WILL BE PROVIDED TO SHAREHOLDERS AS SOON AS PRACTICABLE AFTER COMPLETION OF THE MERGER.

GCFC Stock Options

As of September 30, 2007, there were 47,285 issued and outstanding options to acquire GCFC common stock under the Greenville Community Financial Corporation Stock Compensation Plan. Each option to acquire GCFC common stock must be exercised on or before the closing date of the merger or it will be cancelled and extinguished for no consideration as of the merger’s effective time.

Background of Merger

The terms and conditions of the Merger Agreement are the result of arm’s length negotiations between the representatives of IBT and the representatives of GCFC. A summary of the background of these negotiations is set forth below.

GCB has operated since its organization in 1999 as a community oriented Michigan-chartered commercial bank. From its inception, GCB’s main objectives were to attract deposits from the general public and use such deposits to invest primarily in residential and commercial real estate loans and commercial business loans.

Management and the board of directors have continually monitored the financial service industry’s evolution which has required increasing investments in technology to remain competitive and satisfy regulatory imperatives. Management and the board have been concerned about GCB’s ability to grow as a relatively small institution in the competitive Michigan banking market. The board of directors has also been aware of the trend towards consolidation in the industry and has periodically reviewed and discussed GCB’s strategic alternatives.

In the summer of 2005, GCFC was approached by a regional community bank (Regional Community Bank) with regard to a combination. During the next six months GCFC and the Regional Community Bank conducted discussions with regard to an affiliation, did limited due diligence and discussed a range of prices they would be willing to pay for GCFC. GCFC’s board considered the matter and determined that the consideration was not sufficient to warrant a sale of GCFC.

During late 2005 and 2006 the GCFC’s Board continued to consider whether a sale would be in the best interest of the bank. During the summer of 2006, GCFC held discussions with Donnelly Penman & Partners (“Donnelly Penman”) with regard to overall market conditions in the merger and acquisition market in Michigan. On November 7, 2006 Donnelly Penman was invited to attend GCFC’s Board of Directors meeting. At this meeting Donnelly Penman presented, amongst other things, an overview of the merger and acquisition market for small banks.

As a result of these and other discussions, the continued consolidation of the banking market and the probable need for significant additional investment to increase GCB’s assets and earnings, GCFC’s board of directors, on January 15, 2007, determined that an affiliation by GCB with a larger entity might produce superior value for GCFC’s shareholders and authorized the bank’s management to engage the assistance of Donnelly Penman, to pursue a review of GCB’s strategic options. On March 1, 2007 the Company engaged Donnelly Penman.

Over the next several weeks, GCB’s management and Donnelly Penman developed a process to contact and elicit interest from a group of prospective strategic partners who would be provided a confidential descriptive memorandum presenting GCFC and its business, subject to the prior execution of a confidentiality agreement. In April 2007, Donnelly Penman began contacting potential acquirers.

On June 19, 2007, Donnelly Penman reviewed with GCFC’s board the results of the preliminary proposal solicitation process. During this process, conducted on GCFC’s behalf, Donnelly Penman contacted 11 potential strategic partners, of which 10 entered into confidentiality agreements and then received the confidential descriptive memorandum. Based on the consideration proposed by IBT, GCFC’s board decided to move forward with IBT on an exclusive basis and directed GCB’s management to meet with senior management of IBT.

In July 2007, GCB’s executive officers met with senior executives of IBT. Also during this period, GCB permitted IBT to conduct on-site due diligence investigations of GCB. Donnelly Penman requested that IBT provide GCFC with a reaffirmation letter, in regards to the consideration proposed, following completion of their due diligence investigations which IBT did.

Over the ensuing weeks and with regular updates to their respective boards, the parties, assisted by financial and legal advisers, began negotiating a definitive merger agreement. Additionally, after IBT confirmed their proposal, senior executives from GCFC and GCB performed on-site due diligence at IBT on August 9, 2007. GCFC’s board held a meeting on August 20, 2007, that was also attended by representatives of Donnelly Penman and Kreis, Enderle, Callander & Hudgins, P.C., counsel to GCFC. The meeting included a detailed discussion of the proposed transaction with IBT, a presentation of certain materials provided by Donnelly Penman and a description by Kreis, Enderle, Callander & Hudgins, P.C. of the terms of the agreement and plan of merger. Donnelly Penman reviewed the process leading to the proposed transaction and provided a financial analysis of the proposed transaction. At the meeting Donnelly Penman delivered its oral opinion that the proposed merger consideration to GCFC’s common shareholders was fair from a financial point of view. Kreis, Enderle, Callander & Hudgins, P.C. reviewed legal aspects of the proposed transaction and the current draft of the agreement and plan of merger with the GCFC board and answered directors’ questions. As a result of the presentations, the GCFC board approved the merger as being in the best interest of GCFC and GCB. The GCFC board authorized Theodore Kortes to sign the documents on behalf of GCFC and to submit the merger proposal to the shareholders with the board’s recommendation that it be approved.

On August 21, 2007, GCFC and IBT executed the agreement and plan of merger and subsequently issued a joint press release, announcing the execution of the agreement.

Subsequent to the execution of the agreement on August 21, 2007, and after performing additional research into the IRS tax laws and accounting standards, IBT raised concerns that certain put rights in the agreement would prevent the exchange of stock from being tax free. To be eligible for a tax-free exchange of shares, the parties agreed to amend the Agreement and Plan of Merger. Under the agreement as amended each GCFC share will be exchanged for $14.70 in cash plus .6659 of a share of IBT Common Stock. The stock portion of the exchange is intended to be a tax-free exchange under this arrangement while the cash portion will be taxable.

The GCFC Board of Directors met on September 17, 2007, to discuss the revised transaction with the intention of taking formal action to approve the amendment on September 22, 2007. The GCFC Board of Directors approved the amendment to the original agreement at a meeting on September 22, 2007. The IBT Board met and approved the amendment on September 20, 2007.

On September 24, 2007, GCFC and IBT executed the amendment to the agreement and plan of merger and subsequently issued letters to their respective shareholders announcing execution of the amendment.

Recommendation of GCFC’s Board of Directors and Reasons for the Merger

The Board of Directors of GCFC has approved the Merger Agreement and has determined that the merger is fair to and in the best interests of GCFC and its shareholders. In reaching its decision to approve the Merger Agreement, the Board of Directors consulted with its outside counsel regarding the legal terms of the merger and the Board of Director’s fiduciary obligations in its consideration of the proposed merger, considered the financial aspects and fairness of the proposed Merger Agreement from a financial point of view and consulted with the management of GCFC regarding the future prospects of GCFC as an independent entity and as part of IBT. Without assigning any relative or specific weight, the Board of Directors of GCFC considered a number of factors, including the following both from a short-term and long-term perspective:

•	The merger consideration to be paid to GCFC shareholders;

•	The structure of the merger and the financial and other terms of the Merger Agreement, including the fact that the merger is conditioned upon GCFC’s receipt of financial analysis and opinion to be delivered by Donnelly, Penman & Partners that the terms of the Merger Agreement are fair to the shareholders of GCFC from a financial point of view;

•	The fact that the transaction was structured to keep GCFC’s offices open;

•	The Board of Directors’ review, with its legal and financial advisors, of alternatives to the merger, the range and possible value to GCFC shareholders obtainable through such alternatives and the timing and likelihood of the alternatives;

•	The familiarity of the Board of Directors of GCFC with, and review of, its business, financial condition, results of operations and prospects, including, but not limited to, its potential growth, development, productivity and profitability and the business risks associated with the merger;

•	The current and prospective environment in which GCFC operates, including national and local economic conditions, the highly competitive environment for financial institutions generally, the increased regulatory burden on financial institutions, the trend toward consolidation in the financial services industry, and the increasing importance of operational scale and financial resources in maintaining efficiency, remaining competitive, and capitalizing on technological developments;

•	The potential for appreciation in market and book value of GCFC’s common stock on both a short- and long-term basis, as a stand-alone entity;

•	Information concerning IBT’s management, business, financial condition, results of operations, asset quality and prospects, including the long-term growth potential of IBT, the future growth prospects of IBT combined with GCFC following the proposed merger, the potential synergies expected from the merger and the business risks associated with the merger;

•	The United States federal income tax consequences to GCFC shareholders of receiving the merger consideration in exchange for their shares of GCFC common stock;

•	The advantages and disadvantages of GCFC remaining an independent institution or affiliating with a larger institution;

•	The short- and long-term interests of GCFC and its shareholders, the interests of the employees, customers, creditors and suppliers of GCFC, and the interests of GCFC’s community, all of which may benefit from an appropriate affiliation with a larger institution with increased economies of scale and with a greater capacity to serve all of the banking needs of the community;

•	The fact that some of GCFC’s directors and executive officers have interests in the merger that are in addition to and may differ from the interests of GCFC shareholders. See “Interests of Directors and Executive Officers In the Merger”; and

•	The compatibility of the businesses and management philosophies of GCFC and IBT as well as IBT’s strong commitment to the communities it serves.

On the basis of these considerations, the Merger Agreement was unanimously approved by GCFC’s Board of Directors.

The Board Of Directors Unanimously Recommends Adoption Of The Agreement And Plan Of Merger By The Shareholders Of GCFC.

Fairness Opinion of Donnelly Penman & Partners

The fairness opinion of GCFC’s financial advisor, Donnelly Penman & Partners (“Donnelly Penman”) is described below. The full text of the fairness opinion which sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on the review undertaken are attached to this document as Appendix B. Shareholders of GCFC are urged to read the fairness opinion carefully and in its entirety. To the extent that the descriptions contain projections, estimates and/or other forward-looking statements about the future earnings or other measures of the future performance of IBT, you should not rely on any of these statements as having been made or adopted by IBT unless they have been made by IBT in a document that is incorporated by reference into this Proxy Statement-Prospectus. See “Where You Can Find More Information.”

GCFC retained Donnelly Penman to act as GCFC’s financial advisor in connection with the merger and related matters based upon its qualifications, expertise and reputation, as well as its familiarity with GCFC. Donnelly Penman is an investment-banking firm of recognized standing. As part of its investment banking services, it is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and valuations for stock plans, corporate and other purposes. Donnelly Penman is acting as financial advisor to GCFC in connection with the merger and will receive fees from GCFC for its services pursuant to the terms of its engagement letter with GCFC, dated as of March 1, 2007.

On August 21, 2007, IBT and GCFC entered into an Agreement and Plan of Merger (the “Agreement”) to which IBT would acquire GCFC (the “Merger”). In accordance with the terms of the Agreement, GCB will contemporaneously merge with and into Isabella. On September 24, 2007, IBT and GCFC entered into a First Amendment to the Agreement (together with the Agreement the “Merger Agreement”). Per the terms of the Merger Agreement, each share of GCFC common stock issued and outstanding immediately prior to the effective time of the Merger shall be converted into the right to receive 0.6659 of a share of IBT common stock and $14.70 in cash, for total consideration of $43.50 per share (based on a trading value of $43.25 per share for IBT stock as of September 20, 2007 — the day Donnelly Penman delivered its opinion to the GCFC Board of Directors). Donnelly Penman has delivered its opinion that the exchange ratio and per share consideration is fair to GCFC’s shareholders from a financial point of view. No limitations were imposed by GCFC on the scope of Donnelly Penman’s investigation or on the procedures followed by Donnelly Penman in rendering its opinion.

THE FULL TEXT OF THE OPINION OF DONNELLY PENMAN, WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN BY DONNELLY PENMAN, IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT — PROSPECTUS. HOLDERS OF GCFC COMMON STOCK ARE URGED TO READ THE OPINION IN ITS ENTIRETY. DONNELLY PENMAN’S OPINION IS DIRECTED ONLY TO THE MERGER CONSIDERATION DESCRIBED IN THE MERGER AGREEMENT AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY GCFC SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE GCFC SPECIAL SHAREHOLDER MEETING. THE SUMMARY SET FORTH IN THIS PROXY STATEMENT — PROSPECTUS OF THE OPINION OF DONNELLY PENMAN IS QUALIFIED

IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF ITS OPINION ATTACHED TO THIS DOCUMENT AS APPENDIX B.

In arriving at its opinion, Donnelly Penman engaged in discussions with members of the management of each of IBT and GCFC concerning the historical and current business operations, financial conditions and prospects of IBT and GCFC, and reviewed:

•	the Agreement and Plan of Merger dated August 21, 2007;

•	the Amendment to the Agreement and Plan of Merger dated September 24, 2007;

•	Independent Auditor’s Report for GCFC for the years ended December 31, 2004, 2005 and 2006 and the management’s unaudited balance sheet and statement of income for the eight months ended August 31, 2006 and August 31, 2007;

•	certain information, including financial forecasts and projections (and the assumptions and bases therefore which were deemed reasonable by management), relating to earnings, assets, liabilities and prospects of GCFC as a stand alone company with the management of GCFC. Donnelly Penman confirmed with management that such forecasts and projections reflected the best currently available estimates and judgments by management;

•	certain publicly-available information for IBT, including each of the Annual Reports to Stockholders and Annual Reports on Form 10-K for the years ended December 31, 2004, 2005 and 2006 and the quarterly reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007;

•	certain information, including financial forecasts and projections (and the assumptions and bases therefore which were deemed reasonable by management), relating to earnings, assets, liabilities and prospects of IBT with the management of IBT. Donnelly Penman confirmed with management that such forecasts and projections reflected the best currently available estimates and judgments by management;

•	the historical stock prices and trading volumes of IBT’s common stock;

•	the terms of acquisitions of banking organizations which Donnelly Penman deemed generally comparable to GCFC;

•	the amount and timing of the cost savings, income from additional growth, and other expenses and adjustments expected to result from the Merger furnished by senior management of IBT and deemed reasonable by them;

•	the financial condition and operating results of IBT and GCFC compared to the financial conditions and operating results of certain other financial institutions that Donnelly Penman deemed comparable; and

•	such other information, financial studies, analyses and investigations and such other factors that Donnelly Penman deemed relevant for the purposes of its opinion.

In conducting its review and arriving at its opinion, as contemplated under the terms of its engagement by GCFC, Donnelly Penman, with the consent of IBT and GCFC, relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to it by IBT and GCFC or upon publicly-available information. Donnelly Penman participated in meetings and telephone conferences with certain members of IBT’s and GCFC’s senior management to discuss IBT’s and GCFC’s past and current business operations, regulatory standing, financial condition and future prospects, including any potential operating efficiencies and synergies that may arise as a result of the Merger. With respect to anticipated transactions costs, purchase accounting adjustments, expected cost savings and other synergies and other information prepared by and/or reviewed with the management of IBT and used in our analyses, IBT’s management confirmed to us that they reflected the best currently available estimates and judgments of management with respect to such information. With respect to anticipated earnings of GCFC and other information prepared by and/or reviewed with the management of GCFC and used by us in our analyses, GCFC’s management confirmed to us that they reflected the best currently available estimates and judgments of management with respect to such information. Donnelly Penman did not undertake any responsibility for the accuracy, completeness or reasonableness of, or any obligation independently to verify, such information. Donnelly Penman further relied upon the assurance of management of IBT and GCFC that they were unaware of any facts that would make the information provided or available to Donnelly Penman incomplete or misleading in any respect. Donnelly Penman did not make any independent evaluations, valuations or appraisals of the assets or liabilities of IBT or GCFC. Donnelly Penman is not an expert in the evaluation of loan portfolios or the allowance for loan losses and did not review any individual credit files of IBT or GCFC and assumed that the aggregate allowances for credit losses for IBT and GCFC were adequate to cover such losses. Donnelly Penman’s opinion was necessarily based upon economic and market conditions and other circumstances as they existed and evaluated by Donnelly Penman on the date of its opinion. Donnelly Penman does not have any obligation to update its opinion, unless requested by GCFC in writing to do so, and Donnelly Penman expressly disclaims any responsibility to do so in the absence of any written request by GCFC.

In connection with rendering its opinion to the GCFC Board, Donnelly Penman performed a variety of financial analyses, which are summarized below. Donnelly Penman believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without consideration of all factors and analyses, could create a misleading view of the analyses and the processes underlying Donnelly Penman’s opinion. Donnelly Penman arrived at its opinion based on the results of all the analyses it undertook assessed as a whole, and it did not draw conclusions from or with regard to any one method of analysis. The preparation of a fairness opinion is a complex process involving subjective judgments, and is not necessarily susceptible to partial analysis or summary description. With respect to the analysis of selected comparable companies and analysis of selected comparable merger transactions summarized below, no public company utilized as a comparison is identical to IBT or GCFC, and such analyses necessarily involve complex considerations and judgments concerning the differences in financial and operating characteristics of the relevant financial institutions and other factors that could affect the acquisition or public trading values of the financial institutions concerned.

The financial forecast information and cost savings and other synergies expected to result from the Merger furnished by management of IBT and GCFC, respectively, and deemed reasonable by them contained in or underlying Donnelly Penman’s analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such forecasts and estimates. The forecasts and estimates were based on numerous variables and assumptions that are inherently uncertain, including factors related to general economic and competitive conditions. In that regard, Donnelly Penman assumed, with IBT’s and GCFC’s consent, that the financial forecasts, including the cost savings and other synergies expected to result from the Merger, were reasonably prepared on a basis reflecting the best currently available judgments of IBT and GCFC, and that such forecasts will be realized in the amounts and at the times that they contemplate. Estimates of values of financial institutions or assets do not purport to be appraisals or necessarily reflect the prices at which financial institutions or their securities actually may be sold. Accordingly, actual results could vary significantly from those assumed in the financial forecasts and related analyses. None of the analyses performed by Donnelly Penman was assigned a greater significance by Donnelly Penman than any other.

The following is a brief summary of the analyses performed by Donnelly Penman. Certain analyses have been updated to reflect currently available information for purposes of the written fairness opinion.

Summary Analysis of the Transaction.  The Merger Agreement provides that each share of GCFC common stock issued and outstanding immediately prior to the effective time of the Merger shall be converted into the right to receive 0.6659 shares of IBT common stock and $14.70 in cash, for total consideration of $43.50 per share (based on a trading value of $43.25 per share for IBT stock as of September 20, 2007 — the day Donnelly Penman delivered its opinion to the GCFC Board of Directors).

Donnelly Penman reviewed the amended terms of the Merger. Each GCFC share will be exchanged for 0.6659 of a share of IBT common stock and $14.70 in cash, for total consideration of $43.50 per share (based on a trading value of $43.25 per share for IBT stock as of September 20, 2007 — the day Donnelly Penman delivered its opinion to the GCFC Board of Directors). As such, Donnelly Penman utilized a per share value of $43.50 in its analysis below, which represents a 284.1% premium to the book value and tangible book value per GCFC share (fully diluted) of $15.31; 37.3 times latest twelve month (“LTM”) earnings of $1.17 per share (fully diluted); and a 30.9% premium to core deposits as of August 31, 2007. Donnelly Penman also noted that, based on the exchange ratio and cash consideration, that the transaction had an implied aggregate value of approximately $33.6 million (exclusive of transaction costs) as of September 20, 2007. The complete aggregate deal metrics in relation to the GCFC financial position as of August 31, 2007 are displayed below:

As of August 31, 2007/For the Twelve Months Ended August 31, 2007
		Price/Tangible	Price/LTM			Premium/Core
Deal Price	Price/Book	Book	Earnings	Price/Assets	Price/Deposits	Deposits

$33,630	284.1%	284.1%	37.3x	30.0%	35.9%	30.9%

Donnelly Penman also noted when considering the value of the transaction based on a discounted dividend analysis implied an equity value per share of IBT of $23.42 meant that the total consideration of $30.29 per share (constituted of 0.6659 shares of IBT stock valued at $23.42, or $15.59, plus $14.70 of cash per share of GCFC) represents a 197.9% premium to the book value and tangible book value per GCFC share (fully diluted) of $15.31; 25.96 times LTM earnings of $1.17 per share (fully diluted); and a 16.4% premium to core deposits as of August 31, 2007. The $23.42 implied per share value for IBT is based on a discounted dividend analysis of IBT performed by Donnelly Penman. This analysis utilized a discount rate of 11.5% and a terminal value multiples of 1.84 times projected 2011 tangible book value. The discount rate was derived utilizing the Ibbotson and Associates 2007 Yearbook1 on cost of equity buildup, in addition to Donnelly Penman analytical judgment. The terminal multiple was determined by reviewing the multiples for select publicly traded commercial banks in Illinois, Indiana, Michigan, and Ohio, with assets between $750 million and $1.5 billion and a latest twelve month return on average equity between 6% and 12%.

(1)	Stocks, Bonds, Bills and Inflation — Valuation Edition 2007 Yearbook, © Ibbotson Associates, Inc. 2007

Donnelly Penman also noted when considering the value of the transaction based on a comparable company analysis implied an equity value per share of IBT of $23.13 meant that the total consideration of $30.10 per share (constituted of 0.6659 shares of IBT stock valued at $23.13, or $15.40, plus $14.70 of cash per share of GCFC) represents a 196.6% premium to the book value and tangible book value per GCFC share (fully diluted) of $15.31; 25.79 times LTM earnings of $1.17 per share (fully diluted); and a 16.2% premium to core deposits as of August 31, 2007. The $23.13 implied per share value for IBT is based on an average of four indications: assumed price to book multiple of 1.34 times IBT’s book value of $18.74 as of June 30, 2007; assumed price to tangible book multiple of 1.84 times IBT’s tangible book value of $14.46 as of June 30, 2007; and assumed price to LTM earnings per share multiple of 15.9 times IBT’s LTM earnings per share of $1.21 for June 30, 2007. Additionally, the analysis assumed a premium to core deposits of 8.24% applied to IBT’s core deposits of $592.2 million as of June 30, 2007, which equates to $21.65 per share. The implied multiples are based on a review of the multiples for select publicly traded commercial banks in Illinois, Indiana, Michigan, and Ohio with assets between $750 million and $1.5 billion and a latest twelve month return on average equity between 6% and 12%.

Contribution Analysis.  The contribution analysis performed by Donnelly Penman compares the relative contribution of key balance sheet and income statement measures by IBT and GCFC to the pro-forma company.

Contribution Analysis

	IBT	Greenville	Percent Contribution
	6/30/2007	8/31/2007	IBT	Greenville
	($’s in thousands)

Total Assets	$918,265	$112,143	89.1%	10.9%
Total Loans, net	599,475	90,643	86.9%	13.1%
Total Deposits	724,157	93,745	88.5%	11.5%
Core Deposits	592,244	70,601	89.3%	10.7%
Total Equity	118,790	11,837	90.9%	9.1%
2007E FYE Net Income	8,500	869	90.7%	9.3%
2008E FYE Net Income	9,223	834	91.7%	8.3%
2009E FYE Net Income	10,006	1,047	90.5%	9.5%
Shares Outstanding (Proforma Company)	6,338,368	514,809	92.5%	7.5%
Average			90.0%	10.0%

The range of contribution from GCFC ranges from 7.5% to 13.1% in the pro forma company, with an average of 10.0%.

Analysis of Selected Comparable Transactions — GCFC.  Donnelly Penman reviewed and compared actual information for 26 completed or pending bank merger transactions announced from a period of January 1, 2004 to July 31, 2007. Furthermore, the transactions listed involved commercial banks located in Illinois, Indiana, Michigan, and Ohio with total assets less than $250 million and a latest twelve month’s return on average equity of between 6% and 12%. These transactions consisted of:

(Buyer/Seller)

•	National Bancorp, Inc./ Antioch Bancshares, Inc.

•	Community Bancshares, Inc./ Salt Creek Valley Bancshares, Inc.

•	Southern Michigan Bancorp, Inc./ FNB Financial Corporation

•	Standard Bancshares, Inc./ Community Bank of Lemont

•	Firstbank Corporation/ ICNB Financial Corporation

•	Union County Bancshares, Inc./ Jonesboro Bancompany, Inc.

•	Park National Corporation/ Anderson Bank Company

•	Sky Financial Group, Inc./ Wells River Bancorp, Inc.

•	First Banks, Inc./ TEAMCO, Inc.

•	Hometown Community Bancorp, Inc./ Manito Bank Services, Inc.

•	ChoiceOne Financial Services, Inc./ Valley Ridge Financial Corporation

•	Community Bank Shares of Indiana, Inc./ Bancshares, Incorporated

•	First Mid-Illinois Bancshares, Incorporated/ Mansfield Bancorp, Incorporated

•	IBT Bancorp, Inc./ Farwell State Savings Bank

•	German American Bancorp/ Stone City Bancshares, Inc.

•	PSB Bancorp/ Oxford Bank Corporation

•	Firstbank Corporation/ Keystone Financial Corporation

•	Princeton National Bancorp, Inc./ Somonauk FSB Bancorp, Inc.

•	Peoples Community Bancorp, Inc./ American State Corporation

•	Croghan Bancshares, Inc./ Custar State Bank

•	Metropolitan Bank Group, Inc./ Allegiance Community Bank

•	Oak Hill Financial, Inc./ Ripley National Bank

•	Metropolitan Bank Group, Inc./ Citizens Bank Illinois, NA

•	Camco Financial Corporation/ London Financial Corporation

•	Lincoln Bancorp/ First Shares Bancorp, Inc.

•	Harrodsburg First Financial Bancorp, Inc./ Independence Bancorp

This comparison showed that based on the transaction price calculated above compared with GCFC’s financial condition as of August 31, 2007:

•	The transaction price to LTM earnings multiple was 37.3 times, compared with the comparable transaction group median of 23.3 times LTM earnings;

•	The transaction price was 284.1% of book value and tangible book value, compared with the comparable transaction group median of 194.0%;

•	The transaction price was 30.0% of total assets, compared with the comparable transaction group median of 18.6%;

•	The transaction price was 35.9% of deposits, compared with the comparable transaction group median of 22.6%; and

•	The transaction price represented a 30.9% premium to core deposits, compared with the comparable transaction group median of 12.0%.

Donnelly Penman recognized that no transaction reviewed was identical to the Merger and that, accordingly, any analysis of comparable transactions necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the parties to the transactions being compared.

Dividend Discount Analysis — GCFC.  Donnelly Penman calculated an estimated equity value per share for GCFC based upon the values, discounted to the present, of estimates of projected dividends from the fiscal year ending December 31, 2007 through the fiscal year ending December 31, 2011 and a projected year 2011 terminal value assuming GCFC continued to operate as an independent company. The valuation date contemplated is August 31, 2007, with the entirety of the 2007 dividends being paid at the end of the year. In conducting its analysis, Donnelly Penman utilized financial estimates provided by and deemed reasonable by GCFC for 2007 through 2011. Donnelly Penman further assumed, which was deemed reasonable by GCFC management, a 25% dividend payout ratio in 2007 and each year thereafter.

This analysis utilized a discount rate of 11.5% and a terminal value multiple of 1.94 times projected 2011 tangible book value. The discount rate was derived utilizing the Ibbotson and Associates 2007 Yearbook1 on cost of equity buildup, in addition to Donnelly Penman analytical judgment. The terminal multiple was determined by reviewing the multiples for select recent transactions of commercial banks in Illinois, Indiana, Michigan and Ohio with assets less than $250 million and latest twelve month return on average equity between 6% and 12%. The analysis resulted in an estimated equity value per share of $25.50.

Dividend Discount Analysis — IBT and GCFC Pro Forma.  Donnelly Penman calculated an estimated equity value per share for GCFC based upon the values, discounted to the present, of estimates of projected dividends from the fiscal year ending December 31, 2008 through the fiscal year ending December 31, 2012 and a projected year 2012 terminal value assuming IBT and GCFC were combined. The valuation date contemplated is December 31, 2007. In conducting its analysis, Donnelly Penman utilized financial estimates provided by and deemed reasonable by IBT for 2008 through 2012. Donnelly Penman then combined IBT with the GCFC estimates and factored in cost savings and other post-transaction adjustments. Donnelly Penman further assumed, which was deemed reasonable by IBT management, a dividend payout of $.70 per share in 2008 and rising $.03 per share each year thereafter.

This analysis utilized a discount rate of 11.5% and a terminal value multiple of 1.84 times projected 2012 tangible book value. The discount rate was derived utilizing the Ibbotson and Associates 2007 Yearbook2( on cost of equity buildup, in addition to Donnelly Penman analytical judgment. The terminal multiple was determined by reviewing the price to tangible book value multiples of commercial banks in Illinois, Indiana, Michigan and Ohio with assets between $750 million and $1.5 billion and latest twelve month return on average equity between 6% and 12%. The analysis resulted in an estimated equity value per share of $23.43. Donnelly Penman noted this is slightly higher than the equity value per share derived from the dividend discount analysis performed for IBT stand-alone.

The above analyses were based upon IBT and GCFC senior management’s projections of future performance on a stand alone basis and on a combined basis, which were based upon many factors and assumptions deemed reasonable by IBT and GCFC senior management. This analysis did not purport to be indicative of actual values or actual future results and did not purport to reflect the prices at which any securities may trade at the present or at any time in the future. Donnelly Penman included this analysis because it is a widely used valuation methodology, but noted that the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend payout rates, terminal values and discount rates.

For its financial advisory services provided to GCFC, Donnelly Penman has been paid ordinary and customary fees at or before the closing of the merger. In addition, GCFC has agreed to indemnify Donnelly Penman against various liabilities, including any which may arise under the federal securities laws.

Interests of Directors and Executive Officers In the Merger

General.  Some members of GCFC’s board of directors and management may be deemed to have interests in the merger that are in addition to their interests as shareholders generally. The boards of directors of each of IBT and GCFC were aware of these interests and considered them, together with the other matters described in this Proxy Statement-Prospectus, in adopting the Merger Agreement and approving the merger.

Arrangements with Gregg Peters, Jae Evans, James Beckman and Kathy Korson.  Concurrently with the closing of the merger, IBT will assume and perform the Amended and Re-Stated Management Continuity Agreements currently in effect for Gregg Peters, Jae Evans, James Beckman and Kathy Korson. In addition: (1) Mr. Jae Evans (president and chief executive officer of GCB) shall agree to serve as President and Chief Executive Officer of the Greenville division of Isabella; (2) Mr. James Beckman (Senior Vice President-Commercial Loans) shall agree to serve as Senior Vice President-Commercial Loans of the Greenville division of Isabella; and (3) Ms. Kathy Korson (Vice President-Mortgage Loans) shall agree to serve as Vice President-Mortgage Loans of the Greenville division of Isabella.

Arrangement with Gregg Peters.  Concurrently with the closing of the merger, Mr. Gregg Peters (Chief Financial Officer) shall agree to serve as an assistant vice president of IBT.

Appointment of Director.  The Merger Agreement provides that the effective time of the merger Mr. Ted Kortes, a member of the GCFC Board of Directors, shall be appointed to the Board of Directors of IBT.

Current GCB Board.  Upon completion of the merger, the incumbent directors of GCB will serve on a regional advisory board for the Greenville division of Isabella and shall receive the same board member compensation as provided by GCB prior to the merger.

Indemnification.  Pursuant to the Merger Agreement, IBT has agreed that from and after the effective time of the merger through the third anniversary thereof, it will indemnify and hold harmless each present and former director, officer and employee of GCFC against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation (each a “Claim”), arising in whole or in part out of, the fact that such person is or

((2) Stocks, Bonds, Bills and Inflation — Valuation Edition 2007 Yearbook, © Ibbotson Associates, Inc. 2007

was a director, officer, employee, fiduciary or agent of GCFC or its subsidiary or is or was serving at the request of GCFC or its subsidiary in such a role of another corporation, partnership, joint venture, trust or other enterprise if such Claim pertains to any matters existing or occurring at or before the effective time of the merger to the fullest extent to which said individuals are entitled under applicable law.

Management and Operations After the Merger

After the merger is completed, the directors and officers of IBT who were in office prior to the effective time of the merger will continue to serve as the directors and officers of IBT for the term for which they were elected or appointed, subject to IBT’s Articles of Incorporation and Bylaws and in accordance with applicable law. It also is contemplated that at or after the effective time of the merger, GCB will be merged into Isabella and the resulting bank will operate under the name “Isabella Bank and Trust.” In addition, certain officers of GCB will become officers of Isabella’s Greenville division and one GCB officer will become an officer of IBT. One director of GCFC will become a director of IBT. See “Interests of Directors and Executive Officers in the Merger” beginning on page 21.

Upon completion of the merger, Isabella will form a regional advisory board for the Greenville division of Isabella consisting of persons living and/or working in the trade area currently served by GCB. The regional board will initially be comprised of the directors of GCB immediately preceding the merger. It is contemplated that within a reasonable time after the merger, a member of the IBT board will be added to the regional board.

The Articles of Incorporation and Bylaws of IBT will be the same as the Articles of Incorporation and Bylaws of the surviving entity.

Effective Time of Merger

The parties expect that the merger will be effective during the fourth quarter of 2007 or as soon as possible after the receipt of all regulatory and shareholder approvals, the expiration of all regulatory waiting periods and after the satisfaction of all conditions to the merger set forth in the Merger Agreement. Unless GCFC and IBT agree otherwise, the effective time of the merger will be contemporaneous with the closing upon filing of the certificate of merger and any other required documents with the state of Michigan, unless a later date is specified in such certificate of merger, in which case such later date will be the effective time of the merger.

Distribution of IBT Common Stock

At the effective time of the merger, GCFC’s shareholders will cease to own shares of GCFC. Subject to certain adjustments pursuant to the Merger Agreement, each share of GCFC common stock issued and outstanding immediately prior to the completion of the merger will automatically be converted into the right to receive .6659 of a share of IBT common stock and $14.70 in cash.

At the effective time of the merger, IBT will deliver to its exchange agent, Isabella Bank and Trust, the number of shares of IBT common stock and cash issuable in the merger. Within five business days after the closing of the merger, the exchange agent will send you and other former GCFC shareholders transmittal materials to be used to exchange the old GCFC stock certificates. The transmittal materials will contain instructions with respect to the surrender of old GCFC stock certificates. After the effective time of the merger, and once the exchange agent receives your old GCFC stock certificates, the exchange agent will register the shares of IBT common stock issuable to you in the name and at the address appearing on GCFC’s stock records as of the time of the merger or such other name or address as you request in the transmittal materials. The exchange agent will not be required to register the shares in that manner until it has received all of your old GCFC stock certificates (or an affidavit of loss for such certificate or certificates and an indemnity bond), together with properly executed transmittal materials. Such old GCFC stock certificates, transmittal materials, and affidavits must be in a form and condition reasonably acceptable to IBT and the exchange agent. The exchange agent will have discretion to determine reasonable rules and procedures relating to the exchange (or lack thereof) of old GCFC stock certificates and the payment of the per share merger consideration.

Conduct of Business Pending the Merger

The Merger Agreement contains various restrictions on the operations of GCFC before the effective time of the merger. In general, the Merger Agreement obligates GCFC to conduct its business in the usual, regular and ordinary course of business and to use reasonable efforts to preserve its business organization and assets and maintain its rights and franchises. In addition, GCFC has agreed that, except as expressly contemplated by the Merger Agreement or specified in a schedule to the Merger Agreement, without the prior written consent of IBT, it will not, among other things:

•	change or waive any provision of its Articles of Incorporation or Bylaws, except as required by law;

•	change the number of authorized or issued shares of its capital stock;

•	enter into, amend in any material respect or terminate any material contract or agreement except in the ordinary course of business;

•	make application for the opening or closing of any, or open or close any, branch or automated banking facility, except as required by regulators;

•	change compensation or benefits of its employees, except for certain increases or bonuses subject to limits specified in the Merger Agreement;

•	enter into or materially modify any employee benefit plans relating to any director, officer or employee, except as may be required by law;

•	merge or consolidate with any other corporation or sell or lease all or any substantial portion of GCFC’s or GCB’s assets;

•	sell or dispose of the capital stock of GCFC or otherwise dispose of any assets other than in the ordinary course of business;

•	take any action that would cause any of the representations and warranties contained in the Merger Agreement to be untrue or would fail to cause any conditions precedent to be satisfied;

•	change any method, practice or principle of accounting except as required by generally accepted accounting principles or any bank regulator;

•	waive, release, grant or transfer any material rights of value or modify in any material respect any existing material agreement or indebtedness, other than in the ordinary course of business;

•	purchase equity securities, or securities for its investment portfolio inconsistent with current investment policy;

•	enter into, review, extend or modify any affiliate transaction (other than a deposit transaction) other than pursuant to existing insider loan policies;

•	enter into any futures contract, option, interest rate caps, floors or interest rate exchange agreement for purposes of hedging the exposure of interest-earning assets and interest-bearing liabilities to changes in interest rates, except in the ordinary course of business;

•	take any action that would give rise to a payment to any individual under any employment agreement;

•	change policies with respect to extension of credit, establishment of reserves, investments, asset/liability management or other material banking policies;

•	take any action that would result in acceleration of the right to payment under any benefit plan;

•	sell any participation interest in any loan;

•	enter into any lease or contract other than in the normal course of business;

•	pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding in an amount exceeding $10,000;

•	incur any capital expenditures in excess of $25,000 individually or in the aggregate other than pursuant to binding commitments existing on the date of the Merger Agreement or necessary to maintain existing assets in good repair;

•	make any new loan or other credit facility commitment to any borrower or group of affiliated borrowers in excess of $500,000 for a construction loan, $1,000,000 for a commercial real estate loan, $250,000 for a commercial business loan or $500,000 for a residential loan, except for prior commitments previously disclosed to IBT and for any loan in excess of such amount to which IBT does not object within 24 hours after being notified of the intent to make the loan;

•	sell or dispose of any assets or incur any liability other than in the ordinary course of business consistent with past practices and policies; and

•	increase the number of directors, elect or appoint any person to an executive office, or hire any person to perform the services of an executive officer, except to reelect incumbent officers and directors at annual meetings.

In addition to these covenants, the Merger Agreement contains various other customary covenants, including, among other things, access to information and each party’s efforts to cause its representations and warranties to be true and correct on the closing date.

Representations and Warranties

The Merger Agreement contains a number of customary representations and warranties by IBT and GCFC regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to the merger that are customary for a transaction of this kind. They include, among other things:

•	the organization, existence, and corporate power and authority, and capitalization of each of the companies;

•	the absence of conflicts between the Merger Agreement and applicable laws and other documents, contracts and agreements;

•	the absence of any development materially adverse to the companies;

•	the obtaining of necessary consents;

•	the absence of adverse material litigation;

•	the accuracy of reports and financial statements of each party;

•	the ownership of their respective material assets and properties;

•	the existence, performance and legal effect of certain contracts;

•	loan portfolio matters;

•	compliance with applicable laws;

•	the filing of tax returns, payment of taxes and other tax matters by either party;

•	labor and employee benefit matters; and

•	compliance with applicable environmental laws by GCFC.

All representations, warranties and covenants of the parties, other than the covenants in specified sections which relate to continuing matters, terminate upon the merger.

Conditions to the Merger

Mutual Conditions to Close.  The respective obligations of IBT and GCFC to complete the merger are subject to various conditions prior to the merger. The conditions include the following:

•	Each of the FRB and OFIS approves or provides its non-objection of the merger and the Subsidiary Bank Merger and all statutory waiting periods expire;

•	approval of the Merger Agreement by the affirmative vote of a majority of the issued and outstanding shares of GCFC;

•	the absence of any litigation, statute, law, regulation, order, decree or injunction by which the merger is restrained or enjoined;

•	the registration statement of which this Proxy Statement-Prospectus is a part must have been declared effective by the SEC and must not be subject to a stop order or threatened stop order;

•	IBT and GCFC must have received a tax opinion from Foster, Swift, Collins & Smith, P.C. to the effect that the merger will qualify as a reorganization; and

•	None of the regulatory approvals shall impose any term, condition or requirement that IBT in good faith reasonably determines would so materially adversely affect the transaction as to render inadvisable in the reasonable good faith judgment of IBT, the consummation of the merger.

IBT’s Conditions to Close.  In addition to the mutual conditions to close described above, IBT’s obligation to complete the merger is subject to fulfillment of additional conditions, including the following:

•	the representations and warranties made by GCFC in the Merger Agreement must be true and correct as of the closing date or to a specifically related earlier date;

•	GCFC must have performed in all material respects all of the agreements, obligations and covenants made in the Merger Agreement to be completed at or before the effective time;

•	all requisite material permits, authorizations, consents, waivers, clearances or approvals have been obtained;

•	the holders of no more than 10% of GCFC’s common stock shall have indicated their intention to seek dissenters’ rights of appraisal;

•	IBT must have received an opinion from Kreis, Enderle, Callander & Hudgins, P.C. (legal counsel for GCFC) to the effect that GCFC is in good standing, the merger has been approved by GCFC’s Board of Directors and shareholders, and the Merger Agreement is binding on GCFC;

•	IBT must have received a fairness opinion from Austin Associates, LLC to the effect that the terms of the merger are fair to IBT’s shareholders from a financial point of view;

•	IBT shall have received a certificate dated as of closing and signed by GCFC’s secretary and transfer agent concerning outstanding GCFC shares and shares issuable after that date; and

•	IBT must have received a certification by GCFC’s Chief Executive Officer and Chief Financial Officer concerning GCFC’s financial statements.

GCFC’s Conditions to Close.  In addition to the mutual conditions to close described above, GCFC’s obligation to complete the merger is subject to the fulfillment of additional conditions, including the following:

•	the representations and warranties made by IBT in the Merger Agreement must be true and correct as of the closing date or to a specifically related earlier date;

•	IBT must have performed in all material respects all of the agreements, obligations and covenants made in the Merger Agreement to be completed at or before the effective time;

•	all requisite material permits, authorizations, consents, waivers, clearances or approvals have been obtained;

•	GCFC must have received an opinion from Foster, Swift, Collins & Smith, P.C. (legal counsel for IBT) to the effect that IBT is in good standing, the Merger Agreement has been duly executed by IBT and is binding on IBT;

•	IBT shall have delivered the merger consideration (IBT stock and cash) to the exchange agent; and

•	GCFC must have received a fairness opinion from Donnelly Penman & Partners to the effect that the terms of the merger are fair to GCFC’s shareholders from a financial point of view.

Regulatory Approvals

IBT and GCFC have agreed to use all reasonable efforts to obtain all permits, consents, approvals and authorizations of all third parties and governmental entities that are necessary or advisable to consummate the merger. The merger is subject to prior approval by the FRB under the BHC Act. The Subsidiary Bank Merger is subject to prior approval by the FRB under the Bank Merger Act, and subject to prior approval by OFIS under the Michigan Banking Code of 1999. The FRB and OFIS (collectively, the “Agencies”) are required under the respective acts to consider the financial and management resources including the competence, experience and integrity of the officers, directors and principal shareholders, and future prospects of the institution and the convenience and needs of the communities to be served. The Agencies have performed their review and have given approval for the mergers.

Other Requisite Approvals and Consents.  Approvals or notices are also required from or to OFIS and may be required from or to certain other regulatory agencies.

Status of Regulatory Approvals.  IBT has received the Letter, dated November 16, 2007, approving the Application for the merger from the FRB. IBT has received the Order of the Commissioner of OFIS, dated October 30, 2007, approving the application for the subsidiary bank merger. No conditions or requirements were placed on the approvals by either the FRB or OFIS that affect the advisability or consummation of the mergers.

We will be able to consummate the merger upon approval by the GCFC shareholders, but not earlier than 15 days from the date of the FRB Letter approving the merger. The statutory 30 day waiting period may be, and has here been, reduced to 15 days upon approval by the FRB and the Department of Justice.

No Solicitation

Until the merger is completed or the Merger Agreement is terminated, GCFC has agreed that it, its officers, directors employees, representatives or agents will not:

•	initiate, solicit or knowingly encourage any inquiries or the making of any acquisition proposal;

•	enter into, maintain or continue any discussions or negotiations regarding any acquisition proposals; or

•	agree to or endorse any other acquisition proposal.

GCFC may, however, furnish information regarding GCFC to, or enter into and engage in discussion with, any person or entity in response to an unsolicited proposal by the person or entity relating to an acquisition proposal if:

•	GCFC’s Board of Directors determines in good faith that such proposal, if consummated, is reasonably likely to result in a transaction more favorable from a financial point-of-view to GCFC’s shareholders than the IBT merger;

•	GCFC’s Board of Directors determines in good faith, after consultation with its legal counsel and financial advisors, that the action is required for GCFC’s directors to comply with their fiduciary obligations under applicable law; and

•	GCFC promptly notifies IBT of such inquiries, proposals or offers, the material terms of such inquiries, proposals or offers and the identity of the person making such inquiry, proposal or offer.

Employee Benefit Matters

From and after the effective time of the merger until no later than January 1, 2009, IBT will continue the defined contribution plan of GCFC in effect immediately preceding the effective time. No later than January 1, 2009, or as required by the Employee Retirement Income Security Act of 1974, as amended, IBT will cause the employee defined contribution plan of IBT to be adopted by Isabella for all GCFC employees who were employed as of the effective time of the merger. IBT will treat the prior service of each GCFC employee with GCFC as service with IBT for purposes of vesting and any age or period of service requirements for participation with respect to IBT’s employee defined contribution plan. In addition, IBT will, from and after the effective time of the merger, continue in effect any material welfare benefit plan, life insurance, group health plan or disability plan in which the employees of GCFC participated immediately prior to the effective time (or an arrangement providing substantially similar benefits).

Termination; Amendment; Waiver

The Merger Agreement may be terminated prior to the closing, before or after approval by GCFC’s shareholders, as follows:

•	by mutual written agreement of IBT and GCFC;

•	by IBT or GCFC if GCFC shareholders do not approve the Merger Agreement and merger;

•	by a non-breaching party if the other party (1) materially breaches any covenants or undertakings contained in the Merger Agreement or (2) materially breaches any representations or warranties contained in the Merger Agreement, in each case if such breach by its nature cannot be cured prior to February 1, 2008 or has not been cured within thirty days after written notice from the terminating party;

•	by either party if any required regulatory approvals for consummation of the merger is not obtained;

•	by either party if the closing does not occur by February 1, 2008;

•	by either party if any condition to closing cannot be satisfied or fulfilled by February 1, 2008;

•	by IBT if GCFC shall have received a “superior proposal” and GCFC Board of Directors shall have entered into an acquisition agreement with respect to a superior proposal and terminates the Merger Agreement or fails to recommend that the shareholders of GCFC approve the Merger Agreement or has withdrawn, modified or changed such recommendation in a manner which is adverse to IBT; or

•	by GCFC in order to accept a “superior proposal,” which has been received and considered by GCFC in compliance with the applicable terms of the Merger Agreement, provided that GCFC has notified IBT at least five business days in advance of any such action and given IBT the opportunity during such period, if IBT elects in its sole discretion, to negotiate amendments to the Merger Agreement which would permit GCFC to proceed with the proposed merger with IBT.

Termination Fee

If the Merger Agreement is terminated by either IBT or GCFC on account of any willful breach by the other party of any of the representations or warranties set forth in the Merger Agreement or any willful breach by the other party of any of the agreements or covenants set forth in the Merger Agreement, the nonbreaching party shall be entitled to liquidated damages from the breaching party in the amount of $850,000.

Additionally, GCFC must pay to IBT a termination fee in the amount of $850,000 if GCFC has terminated the Merger Agreement because it has entered into an acquisition agreement with respect to a superior proposal (as defined in the Merger Agreement) from a third party.

Fees and Expenses

Each party will each pay its own costs and expenses in connection with the Merger Agreement and the transactions contemplated thereby.

Material United States Federal Income Tax Consequences Of The Merger

The following general discussion sets forth the anticipated material United States federal income tax consequences of the merger to U.S. holders (as defined below) of GCFC common stock that exchange their shares of GCFC common stock for shares of IBT common stock and cash in the merger. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any United States federal laws other than those pertaining to income tax. This discussion is based upon the Code, the regulations promulgated under the Code and court and administrative rulings and decisions in effect on the date of this document. These laws may change, possibly retroactively, and any change could affect the continuing validity of this discussion.

This discussion addresses only those GCFC shareholders that hold their shares of GCFC common stock as capital assets within the meaning of Section 1221 of the Code. Further, this discussion does not address all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a financial institution;

•	a tax-exempt organization;

•	an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

•	an insurance company;

•	a mutual fund;

•	a dealer in stocks and securities, or foreign currencies;

•	a trader in securities that elects the mark-to-market method of accounting for your securities;

•	a holder of GCFC common stock subject to the alternative minimum tax provisions of the Code;

•	a holder of GCFC common stock that received GCFC common stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a person that is not a U.S. holder (as defined below);

•	a person that has a functional currency other than the U.S. dollar; or

•	a holder of GCFC common stock that holds GCFC common stock as part of a hedge, straddle, constructive sale or conversion transaction.

DETERMINING THE ACTUAL TAX CONSEQUENCES OF THE MERGER TO YOU MAY BE COMPLEX. THEY WILL DEPEND ON YOUR SPECIFIC SITUATION AND ON FACTORS THAT ARE NOT WITHIN OUR CONTROL. YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISOR AS TO THE TAX CONSEQUENCES OF THE MERGER IN YOUR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS AND OF CHANGES IN THOSE LAWS.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of GCFC common stock that is (i) an individual citizen or resident of the United States, (ii) a corporation or partnership organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust, if a United States court can exercise primary supervision over it, and one or more United States persons have authority to control substantial decisions that affect it, or (iv) an estate subject to United States income tax on its worldwide income.

Tax Consequences of the Merger Generally.  The parties intend for the merger to qualify as a reorganization for United States federal income tax purposes. The consummation of the merger is conditioned on the delivery, by Foster, Swift, Collins & Smith, P.C., of an opinion to IBT and to GCFC to the effect that (1) the merger will be a tax-free reorganization within the meaning of Section 368(a) of the Code, and (2) GCFC shareholders who exchange their GCFC common stock held as a capital asset for a combination of IBT common stock and cash will (if the receipt of cash is not treated as essentially equivalent to a dividend) recognize gain, but not loss, in an amount equal to the lesser of (A) the amount of cash received in the merger, or (B) the amount of gain realized in the merger (i.e., the excess of the sum of the amount of cash and the fair market value of the GCFC common stock received in the merger over such shareholder’s adjusted tax basis in its shares of GCFC common stock surrendered in the merger).

This opinion will be based on representation letters provided by IBT and GCFC and on customary factual assumptions, all of which must continue to be true and accurate in all material respects as of the effective time. None of the opinions described above will be binding on the Internal Revenue Service. IBT and GCFC have not sought and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the merger, and as a result, there can be no assurance that the Internal Revenue Service will not disagree with or challenge any of the conclusions described herein.

Backup Withholding.  If you are a noncorporate holder of GCFC common stock, you may be subject to information reporting and backup withholding at a rate of 28% if the cash payment is $20 or more. You generally will not be subject to backup withholding, however, if you:

•	furnish a correct taxpayer identification number and certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the election form/letter of transmittal you will receive; or

•	are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules will generally be allowed as a refund or credit against your United States federal income tax liability, provided you timely furnish the required information to the Internal Revenue Service.

Reporting Requirements.  If you receive shares of IBT common stock and cash as a result of the merger, you will be required to retain records pertaining to the merger and you will be required to file with your United States federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger.

Dissenting Shareholders.  Holders of GCFC common stock who dissent with respect to the merger as discussed in “Dissenters’ Rights” and who receive cash in respect of their shares of GCFC common stock will recognize capital gain or loss equal to the difference between the amount of cash received and their aggregate tax basis in their GCFC shares.

Holding IBT Common Stock.  The following discussion describes the U.S. federal income tax consequences to a holder of IBT common stock after the merger. Any cash distribution paid by IBT out of earnings and profits, as determined under U.S. federal income tax law, will be subject to tax as ordinary dividend income and will be includible in your gross income in accordance with your method of accounting. See below under “Tax Rate Changes” for information regarding the rate of tax on dividends. Cash distributions paid by IBT in excess of its earnings and profits will be treated as (i) a tax-free return of capital to the extent of your adjusted basis in your IBT common stock (reducing such adjusted basis, but not below zero), and (ii) thereafter as gain from the sale or exchange of a capital asset.

Upon the sale, exchange or other disposition of IBT common stock, you will generally recognize gain or loss equal to the difference between the amount realized upon the disposition and your adjusted tax basis in the shares of IBT common stock surrendered. Any such gain or loss generally will be long-term capital gain or loss if your holding period with respect to the IBT common stock surrendered is more than one year at the time of the disposition. For the rate of tax on capital gains, see below under “Tax Rate Changes.”

Tax Rate Changes.  Under the Jobs and Growth Tax Relief Reconciliation Act of 2003, the individual tax rates on long-term capital gains and dividend income have been reduced. The top individual rate for long-term capital gains from sales or exchanges on or after May 6, 2003 is 15%. The top individual rate for “qualified dividend income” received after December 31, 2002 is also 15%. To be considered “qualified dividend income” to a particular holder, the holder must have held the common stock for more than 60 days during the 120 day period beginning 60 days before the ex-dividend period as measured under Code Section 246(a). Dividend income that is not qualified dividend income will be taxed at ordinary income rates. You are urged to consult your tax advisor to determine whether a dividend, if any, would be treated as qualified dividend income.

Resale of IBT Common Stock

All shares of IBT common stock received by GCFC shareholders in the merger will be registered under the Securities Act of 1933 and will be freely transferable under the Securities Act of 1933, except that shares of IBT common stock received by persons who are deemed to be “affiliates,” as the term is defined under the Securities Act of 1933, of IBT or GCFC at the time of the special meeting may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act of 1933 or as otherwise permitted under the Securities Act of 1933. Persons who may be deemed to be affiliates of IBT or GCFC generally include individuals or entities that control, are controlled by, or are under common control with, the party and may include certain officers and directors of such party as well as principal shareholders of such party. Affiliates of both parties have previously been notified of their status. The Merger Agreement requires GCFC to use reasonable efforts to receive an affiliate letter from each person who is an affiliate of GCFC.

This Proxy Statement-Prospectus does not cover resales of IBT common stock received by any person who may be deemed to be an affiliate of GCFC or IBT.

Accounting Treatment

In accordance with accounting principles generally accepted in the United States of America, the merger will be accounted for using the purchase method. As a result, the recorded assets and liabilities of IBT will be carried forward at their recorded amounts, the historical operating results will be unchanged for the prior periods being reported on and the assets and liabilities from the acquisition of GCFC will be adjusted to fair value at the date of the merger. In addition, all identified intangibles, which presently consists of a core deposit intangible, will be recorded at fair value and included as part of the net assets acquired. To the extent that the purchase price payable to former GCFC shareholders exceeds the fair value of the net assets including identifiable intangibles of GCFC at the merger date, that amount will be reported as goodwill. In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” goodwill will not be amortized but will be evaluated for impairment at least annually. Identified intangibles will be amortized over their estimated lives. Further, the purchase accounting method results in the operating results of GCFC being included in the consolidated income of IBT beginning from the date of consummation of the merger.

Dissenters’ Rights

Each holder of GCFC common stock has the right to dissent from the merger and receive the fair value of such shares of GCFC common stock in cash if the shareholder follows the procedures required under Sections 450.761-450.774 of the MBCA set forth in Appendix C., the material provisions of which are summarized below. Under the MBCA, a holder of GCFC common stock may dissent and IBT will pay to such shareholder the fair value of such shareholder’s shares of GCFC common stock if such shareholder: (1) files with GCFC before the vote is taken, written notice of intent to demand payment for his or her shares and (2) does not vote in favor of the merger.

If the merger is approved at the GCFC special meeting, IBT will deliver written dissenters’ notice to those GCFC shareholders who complied with their notice requirements. This dissenters’ notice will be sent no later than ten days after the Closing Date. The dissenters’ notice will (1) state where payment demand must be sent and when certificates must be deposited; (2) supply a form for demanding payment that includes the date of the first announcement to the news media or to shareholders of the terms of the merger and requires that the shareholder certify whether he or she acquired beneficial ownership of the shares before such date; and (3) set a date by which the payment demand must be received, which date may be not less than thirty nor more than sixty days after the date the dissenters’ notice was delivered to shareholders.

A shareholder sent a dissenters’ notice must demand payment, certify whether he or she acquired beneficial ownership of the GCFC common stock before the date required to be set forth in the dissenters’ notice and deposit his or her certificates in accordance with the terms of the notice. GCFC shareholders who do not demand payment or deposit certificates within the time set forth in the dissenters’ notice lose all rights to payment for their GCFC common stock.

Except for “after-acquired” shares, which are discussed below, at the Closing Date or upon receipt of a payment demand, IBT will pay each dissenter the amount IBT estimates to be the fair market value of the shares plus accrued interest. The payment will be accompanied by GCFC’s most recent balance sheet, income statement, and statement of changes in shareholder equity plus the latest available interim financial statements, as well as IBT’s estimate of the fair value of the GCFC Common Stock, an explanation of how interest was calculated, and a statement of the dissenter’s right to make a supplemental demand for payment if dissatisfied with the payment made.

GCFC common stock acquired after the date of the first announcement to the news media or GCFC shareholders of the terms of the merger still qualify for dissenters’ rights, but the holder of the these shares may receive different and somewhat less favorable treatment than those shares acquired before such announcements. IBT, at its election, may withhold payment from a dissenter who holds “after-acquired” shares, at a time when payment to other shareholders is required. Should IBT elect to withhold payment, IBT, after the Closing Date, will estimate the fair value of the dissenter’s shares plus interest and offer to pay this amount to each dissenter who agrees to accept it in full satisfaction. Along with its offer, IBT will send a statement of its estimate of the fair value of the shares, an explanation of how interest was calculated, and a statement of the dissenter’s right to make a supplemental demand for payment if dissatisfied with the offer.

In the event a shareholder is dissatisfied with the payment received, or with the amount offered in the case of after-acquired shares, he or she must notify IBT in writing of his or her own estimate of the fair value of the shares and interest due and make a supplemental demand for payment of the amount he or she believes to be owing. This right is waived unless the dissenter makes his or her demand within thirty days after IBT made or offered payment for his or her shares.

If a supplemental demand remains unsettled, IBT shall commence a proceeding within sixty days after receiving the demand, and petition the circuit court to determine the fair value and accrued interest. Should IBT fail to do so it must pay each dissenter whose demand remains unsettled, the amount demanded. Each dissenter made a party to the proceeding is entitled to judgment for the amount by which the court determined fair value of the shares plus interest exceeds the amount paid by IBT or, in the case of after-acquired shares for which payment was not made, the total amount of the fair value plus interest.

A PROXY OR VOTE AGAINST THE MERGER WILL NOT, BY ITSELF, BE REGARDED AS A WRITTEN OBJECTION FOR PURPOSES OF ASSERTING DISSENTERS’ RIGHTS.

THE ABOVE SUMMARY OF THE PROVISIONS REGARDING DISSENTERS’ RIGHTS UNDER THE MBCA IS QUALIFIED IN ITS ENTIRETY BY THE TEXT OF SECTIONS 450.761-450.774 OF THE MBCA. THE TEXT OF SECTIONS 450.761-450.774 IS ATTACHED HERETO AS APPENDIX C.

SHAREHOLDERS OF GCFC INTENDING TO EXERCISE DISSENTERS’ RIGHTS ARE URGED TO SEEK THE ADVICE OF COUNSEL. FAILURE TO COMPLY WITH ALL REQUIREMENTS OF SECTIONS 450.761-450.774 OF THE MBCA WILL RESULT IN THE LOSS OF DISSENTERS’ RIGHTS.

IBT BANCORP, INC.

Description of Business

IBT is a community-based financial holding company headquartered in Mt. Pleasant, Michigan. IBT, through its wholly owned banking subsidiary, Isabella Bank and Trust (“Isabella”), provides a wide range of services, including traditional banking services, personal and corporate trust services and residential mortgage services. IBT’s principal operating subsidiary is Isabella, which is chartered as a Michigan state bank. Isabella operates in one business segment, community banking, providing a full range of services to individual and corporate customers. Isabella is a community-oriented, full-service commercial bank, providing traditional banking services to individuals, small-to-medium-sized businesses, governmental and public entities and not-for-profit organizations.

Isabella operates 21 banking offices in the Michigan counties of Isabella, Montcalm, Mecosta, Clare, Gratiot and Saginaw.

IBT Title and Insurance Agency, Inc., a subsidiary of IBT, is a Michigan licensed title insurance agency that provides title insurance, abstract searches and closes loans in the Michigan counties of Isabella, Montcalm, Clare, Mecosta, Roscommon and Newaygo.

IBT is a Michigan corporation. IBT was founded in 1988 under the BHC Act as a bank holding company for Isabella.

Certain Beneficial Owners of IBT Common Stock

The following table sets forth, to the best knowledge and belief of IBT, certain information regarding the beneficial ownership of IBT common stock as of September 30, 2007, by (i) each director and certain named officers of IBT; and (ii) all of IBT’s directors and officers as a group. There are no persons known to IBT to be the beneficial owner of more than 5% of the IBT common stock.

	Amount and Nature
	of Beneficial Ownership
	Sole Voting and	Shared Voting and	Total Beneficial	Percentage of Common Stock
Name of Owner	Investment Powers	Investment Powers	Ownership	Outstanding

Directors and Executive Officers
Dennis P. Angner*	14,016	—	14,016	0.22%
Richard J. Barz*	16,637	—	16,637	0.26%
Sandra L. Caul	—	8,997	8,997	0.14%
James C. Fabiano	231,903	—	231,903	3.66%
David W. Hole	—	16,299	16,299	0.26%
W. Joseph Manifold	353	—	353	0.01%
W. Michael McGuire	—	5,302	5,302	0.08%
Ronald E. Schumacher	—	13,442	13,442	0.21%
William J. Strickler	68,627	5,933	74,560	1.18%
Dale D. Weburg	49,144	831	49,975	0.79%
David J. Maness	253	835	1,088	0.02%
Timothy M. Miller	3,138	—	3,138	0.05%
Peggy L. Wheeler	5,133	—	5,133	0.08%
Douglas D. McFarlane	426	—	426	0.01%
All Directors and Executive Officers as a Group (14 persons)	389,630	51,639	441,269	6.96%

*	Trustees of the ESOP who vote ESOP stock

Additional Information

Information concerning executive compensation, certain relationships and related transactions, and other related matters concerning IBT included or incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 2006, is incorporated by reference into this document. GCFC shareholders who would like a copy of this annual report or any document incorporated by reference into the report may contact IBT at the address or telephone number provided under “Where You Can Find More Information” on page 41.

GREENVILLE COMMUNITY FINANCIAL CORPORATION

Description of Business

GCFC was formed under the laws of the state of Michigan in 1998 as a bank holding company registered under the BHC Act and as the parent company of Greenville Community Bank (“GCB”) which is chartered as a Michigan state bank. GCFC’s principal executive offices are located at 1405 West Washington Street, Greenville, Michigan, 48838, which is also the location of the main office of GCB. GCB has an additional branch operating in Stanton, Michigan.

As of June 30, 2007, GCFC reported total consolidated assets of $107.2 million, deposits of $88.4 million and shareholders’ equity of $11.7 million.

GCB is subject to supervision, regulation and examination by the FDIC and the Office of Financial and Insurance Services of the state of Michigan (“OFIS”) and its deposits are insured by the FDIC.

Additional information with respect to GCFC and GCB is included elsewhere in this Proxy Statement-Prospectus.

Properties

GCFC has two locations, including one corporate office in which banking offices are maintained and one where the banking branch is located. The following is a description of GCFC’s facilities in which the office and branch are located:

Location	Square Footage	Date Opened	Occupancy Status

Corporate and Banking Offices 1405 West Washington Street Greenville, Michigan 48838	12,000 square feet	March, 1999	34 employees of which 23 are full-time, 8 part-time and 3 are contract employees
Banking Branch	3,182 square feet	June 8, 2007	6 employees of which 4 are full-time

Legal Proceedings

GCFC is not a party to any litigation, the adverse determination of which would be likely to have a material adverse effect upon its business operations or assets.

Certain Beneficial Owners of GCFC Common Stock

The following table sets forth, to the best knowledge and belief of GCFC, certain information regarding the beneficial ownership of GCFC common stock as of September 30, 2007, by each person known to GCFC to be the beneficial owner of more than 5% of the GCFC common stock.

	Amount and Nature
	of Beneficial Ownership
	Sole Voting and	Shared Voting and	Total Beneficial	Percentage of Common Stock
Name of Owner	Investment Powers	Investment Powers	Ownership	Outstanding

Todd and Stacey Taylor	4,900	39,600	44,500	5.76%
Leland T. Wallin	41,600	0	41,600	5.38%

The following table sets forth, to the best knowledge and belief of GCFC, certain information regarding the beneficial ownership of GCFC common stock as of September 30, 2007, by: (i) each director and certain named executive officers of GCFC; and (ii) all of GCFC’s directors and executive officers as a group.

	Amount and Nature
	of Beneficial Ownership
	Sole Voting	Shared		Percentage
	and	Voting and	Total	of Common
	Investment	Investment	Beneficial	Stock
Name of Owner	Powers	Powers	Ownership	Outstanding

Ted Kortes	200	14,000	14,200	1.84%
Jae A. Evans	5,000	0	5,000	0.65%
William T. Ham	4,600	12,500	17,100	2.21%
James M Mullendore, Jr.	0	15,434	15,434	2.00%
Todd N. Taylor	4,900	39,600	44,500	5.76%
Kirk Faber	15,433	0	15,433	2.00%
Greg Millard	14,400	0	14,400	1.86%
L. Terry Wallin	41,600	0	41,600	5.38%
James Beckman	5,000	0	5,000	0.65%
All Directors and Executive Officers as a Group (9 persons)	91,133	81,534	172,667	22.33%

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

There have been no changes in or disagreements with accountants on accounting and financial disclosures.

DESCRIPTION OF CAPITAL STOCK OF IBT

IBT is authorized to issue 10,000,000 shares of common stock, no par value. IBT is not authorized to issue any shares of preferred stock. At September 30, 2007, there were 6,325,773 shares of IBT common stock issued and outstanding. Each share of IBT common stock has the same relative rights as, and is identical in all respects with, each other share of common stock.

The common stock of IBT is not an account of an insurable type, and is not insured by the Federal Deposit Insurance Corporation or any other government agency.

Common Stock

Dividends.  The holders of common stock of IBT are entitled to receive and share equally in dividends as may be declared by the Board of Directors of IBT out of funds legally available for the payment of dividends. The payment of dividends by IBT is subject to limitations that are imposed by law and applicable regulation.

Voting Rights.  The holders of common stock of IBT have exclusive voting rights in IBT. They elect IBT’s Board of Directors and act on other matters as are required to be presented to them under Michigan law or as are otherwise presented to them by the Board of Directors. Generally, each holder of common stock is entitled to one vote per share and does not have any right to cumulate votes in the election of directors. No vote of IBT shareholders is required for approval of the merger or Merger Agreement under Michigan law.

Liquidation.  In the event of liquidation, dissolution or winding up of IBT, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of IBT available for distribution.

Preemptive Rights.  Holders of the common stock of IBT are not entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

The transfer agent for IBT common stock is Isabella Bank and Trust.

COMPARISON OF SHAREHOLDERS’ RIGHTS

IBT and GCFC are both organized under the laws of the state of Michigan. Any differences, therefore, in the rights of holders of IBT capital stock and GCFC capital stock arise primarily from differences in their respective Articles of Incorporation and Bylaws. Upon completion of the merger, the Articles of Incorporation and Bylaws of IBT in effect immediately prior to the effective time of the merger will be the Articles of Incorporation and Bylaws of the surviving corporation in the merger. Consequently, after the effective time of the merger, the rights of the shareholders of GCFC who become shareholders of IBT will be determined by reference to the IBT Articles of Incorporation and Bylaws.

Set forth on the following pages is a summary comparison of the rights of an IBT shareholder under the IBT Articles of Incorporation and the IBT Bylaws (right column) and the rights of a shareholder under the GCFC Articles of Incorporation and the GCFC Bylaws (left column). The summary set forth below is not intended to provide a comprehensive summary of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of the IBT Articles of Incorporation and IBT Bylaws, and the GCFC Articles of Incorporation and GCFC Bylaws.

GCFC	IBT

Authorized Capital
1,000,000 shares of common stock, no par value. As of September 30, 2007, there were 773,103 shares of GCFC common stock issued and outstanding.	10,000,000 shares of common stock no par value. As of September 30, 2007, there were 6,325,773 shares of IBT common stock issued and outstanding.

Number of Directors
The Articles of Incorporation of GCFC provide that the number of directors shall be determined from time to time by the affirmative vote of at least 80% of the directors and a majority of continuing directors. There are currently eight (8) directors in office.	The Bylaws of IBT fix the required number of directors at not less than five, with the actual number determined by the Board of Directors. There are currently eleven directors in office. The corporation’s Bylaws require that a majority of directors shall consist of individuals who are not employees of the corporation or an affiliated entity.

Vacancies and Newly Created Directorships
Vacancies occurring in the Board may be filled only by the Board of Directors acting by an affirmative vote of a majority of continuing directors and 80% affirmative vote of all directors in office. The person who fills any such vacancy holds office until the next election of the class for which the director shall have been chosen.	Vacancies are filled by a vote of the directors then in office. The person who fills any such vacancy holds office until the next election of the class for which the director shall have been chosen.

Special Meeting of the Board
Special meetings of the Board of Directors may be called by the Chairman of the Board or the President and shall be called by one of them on the written request of any five (5) directors, upon at least two (2) days’ written notice or twenty-four (24) hours’ personal, telephonic, or telegraphic notice.	Special meetings of the Board of Directors may be called by the president or by the written request of at least three directors as long as twenty-four hours notice is given to each director.

GCFC	IBT

Special Meeting of Shareholders
Special meetings of the shareholders may be called by the Chairman of the Board, the President, or the Secretary and shall be called by one of them pursuant to resolution therefore by the Board of Directors or upon receipt of a request in writing, stating the purpose or purposes thereof, and signed by shareholders of record owning a majority of the issued and outstanding voting shares of the corporation.	Special meetings of the shareholders may be called by the President or Secretary, and shall be called by either of them on the request, in writing or by vote, of a majority of the directors or by the holders of at least a majority of the shares of common stock issued and outstanding.

Cumulative Voting
No cumulative voting for election of directors is provided for shareholders of GCFC.	No cumulative voting for election of directors is provided for shareholders of IBT.

Classes of Directors
The Bylaws and Articles of Incorporation of GCFC provide that the Board of Directors shall be divided into three (3) classes, with the term of one class of directors expiring each year. Consequently, directors of a particular class are elected to a three-year term.	The Bylaws of IBT provide that the Board of Directors shall be divided into three classes, with the term of one class of directors expiring each year. Consequently, directors of a particular class are elected to a three-year term.

Removal of Directors
The Bylaws and Articles of Incorporation of GCFC provide that a director may be removed from office with or without cause by either the affirmative vote of a majority of the continuing directors and at least 80% of the Board of Directors or the affirmative vote of at least 80% of issued and outstanding voting shares.	IBT’s Articles of Incorporation provide that a director may be removed from office only for “cause” by a majority of voting shares entitled to vote at an election of directors.

Retirement of Directors
The Bylaws and Articles of Incorporation of GCFC are silent on mandatory retirement of directors.	A member of the Board of Directors must retire from the board at the completion of the month in which he or she attains 70 years of age.

State Anti-takeover Provisions
Fair Price Act. Certain provisions of the Michigan Business Corporation Act, referred to as the Fair Price Act, establish a statutory scheme similar to the supermajority and fair price provisions found in many corporate charters. The Fair Price Act provides that a supermajority vote of 90% of the shareholders and no less than two-thirds of the votes of noninterested shareholders must approve a “business combination.” The Fair Price Act defines a “business combination” to include nearly any merger, consolidation, share exchange, sale of assets, stock issuance, liquidation, or reclassification of securities involving an “interested shareholder” or certain “affiliates” of an interested shareholder. An “interested shareholder” is generally any person who owns 10% or more of the outstanding voting shares of the corporation. An “affiliate” is a person who directly or indirectly controls, is controlled by, or is under common control with a specified person.	Fair Price Act. Certain provisions of the Michigan Business Corporation Act, referred to as the Fair Price Act, establish a statutory scheme similar to the supermajority and fair price provisions found in many corporate charters. The Fair Price Act provides that a supermajority vote of 90% of the shareholders and no less than two-thirds of the votes of noninterested shareholders must approve a “business combination.” The Fair Price Act defines a “business combination” to include nearly any merger, consolidation, share exchange, sale of assets, stock issuance, liquidation, or reclassification of securities involving an “interested shareholder” or certain “affiliates” of an interested shareholder. An “interested shareholder” is generally any person who owns 10% or more of the outstanding voting shares of the corporation. An “affiliate” is a person who directly or indirectly controls, is controlled by, or is under common control with a specified person.

GCFC	IBT

Control Share Act. Certain portions of the Michigan Business Corporation Act, referred to as the Control Share Act, also regulate the acquisition of “control shares” of widely held Michigan corporations. The Control Share Act establishes procedures governing “control share acquisitions.” A control share acquisition is defined as an acquisition of shares by an acquiror which, when combined with other shares held by that person or entity, would give the acquiror voting power in the election of directors of the corporation at or above any of the following thresholds: 20%, 33% and 50%. Under the Control Share Act, an acquiror may not vote “control shares” that were acquired in a control share acquisition unless the corporation’s disinterested shareholders (defined to exclude the acquiring person, officers of the target corporation and directors of the target corporation who are also employees of the corporation) vote to confer voting rights on the control shares. The Control Share Act does not affect the voting rights of shares owned by an acquiring person before the control share acquisition. The Control Share Act entitles corporations to redeem control shares from the acquiring person under certain circumstances. In other cases, the Control Share Act confers dissenters’ rights upon all of a corporation’s shareholders except the acquiring person.	Control Share Act. Certain portions of the Michigan Business Corporation Act, referred to as the Control Share Act, also regulate the acquisition of “control shares” of widely held Michigan corporations. The Control Share Act establishes procedures governing “control share acquisitions.” A control share acquisition is defined as an acquisition of shares by an acquiror which, when combined with other shares held by that person or entity, would give the acquiror voting power in the election of directors of the corporation at or above any of the following thresholds: 20%, 33% and 50%. Under the Control Share Act, an acquiror may not vote “control shares” that were acquired in a control share acquisition unless the corporation’s disinterested shareholders (defined to exclude the acquiring person, officers of the target corporation and directors of the target corporation who are also employees of the corporation) vote to confer voting rights on the control shares. The Control Share Act does not affect the voting rights of shares owned by an acquiring person before the control share acquisition. The Control Share Act entitles corporations to redeem control shares from the acquiring person under certain circumstances. In other cases, the Control Share Act confers dissenters’ rights upon all of a corporation’s shareholders except the acquiring person.

Super-Majority Vote On Certain Business Combinations
The Articles of Incorporation and Bylaws of GCFC do not contain super-majority vote requirements for business combinations. Consequently, only a majority of all outstanding voting shares must be voted affirmatively on a business combination.	The Articles of Incorporation of IBT have a super-majority vote on certain business combinations. A vote of 66 2/3% of all outstanding voting shares must be voted affirmatively on such business combination.

Consent Action by Shareholders
GCFC shareholders are not authorized to take action by written consent in lieu of a meeting.	Under IBT’s Articles of Incorporation, IBT shareholders are entitled to take action without a meeting if the minimum number of voting shares required to approve such action consent to taking such action in writing.

GCFC	IBT

Indemnification of Directors and Officers
The Articles of Incorporation of GCFC provide for indemnification of its directors and executive officers to the fullest extent permitted by Michigan law. Michigan law generally provides for indemnification against liability incurred because a person is a director, officer, employee, or agent if that individual acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders; and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. If an indemnified individual is successful in defense of any such action, the corporation shall indemnify such individual for expenses actually and reasonably incurred in connection with such action.	The Articles of Incorporation of IBT provide for indemnification of its directors, officers, employees and agents to the fullest extent permitted by Michigan law. Michigan law generally provides for indemnification against liability incurred because a person is a director, officer, employee or agent if that individual acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders; and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. If an indemnified individual is successful in defense of any such action, the corporation shall indemnify such director or officer for expenses actually and reasonably incurred in connection with such action.
Persons who are not directors or executive officers may be similarly indemnified to the extent authorized by the Board of Directors.

Director Limitation of Liability
The Articles of Incorporation of GCFC provide that a director shall not be personally liable to the corporation or its shareholders for monetary damages for a breach of the director’s fiduciary duty. However, limitation of liability protection will not be provided to a director for any breach of the duty of loyalty to the corporation or its shareholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, liability under Section 551(1) of the Michigan Business Corporation Act, or for any transaction from which the director derived an improper personal benefit.	The Articles of Incorporation of IBT provide that a director shall not be personally liable to the corporation or its shareholders for monetary damages for a breach of the director’s fiduciary duty. However, limitation of liability protection will not be provided to a director for any breach of the duty of loyalty to the corporation or its shareholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, liability under Section 551(1) of the Michigan Business Corporation Act, or for any transaction from which the director derived an improper personal benefit.

Amendments to Governing Instruments
The Articles of Incorporation of GCFC may generally be amended by the affirmative vote of the holders of a majority of the issued and outstanding shares, provided that certain Articles may be amended only by the affirmative vote of at least 80% of the issued and outstanding shares. Under the Bylaws of GCFC, the Bylaws may be amended by a majority vote of the Board of Directors at any regular or special meeting, without prior notice of intent to do so, or by vote of the holders of a majority of the issued and outstanding voting shares of GCFC at any annual or special meeting, if notice of the proposed amendment, repeal, or adoption is contained in the notice of the meeting.	The Articles of Incorporation of IBT can be amended by the affirmative vote of the holders of 66 2/3% of the outstanding shares. Under the Bylaws of IBT, the Bylaws may be amended by a two-thirds vote of the Board of Directors or by a majority vote of shares in attendance at a duly called meeting. However, any amendment that relates to the classified board provisions of the Bylaws requires the approval of holders of a majority of outstanding shares.

Preemptive Rights
GCFC’s Articles of Incorporation do not provide for preemptive rights.	IBT’s Articles of Incorporation do not provide for preemptive rights.

CERTAIN PROVISIONS OF THE IBT
ARTICLES OF INCORPORATION AND BYLAWS

The following discussion is a general summary of the material provisions of IBT’s Articles of Incorporation and Bylaws and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in IBT’s Articles of Incorporation and Bylaws, reference should be made in each case to the document in question.

IBT’s Articles of Incorporation and Bylaws contain a number of provisions, relating to corporate governance and rights of shareholders, that might discourage future takeover attempts. As a result, shareholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the Board of Directors or management of IBT more difficult.

The following description is a summary of the provisions of the Articles of Incorporation and Bylaws. See “Where You Can Find More Information” as to how to review a copy of these documents.

Restrictions on Call of Special Meetings.  The Bylaws provide that special meetings of shareholders can be called only by the President or the Secretary, or by either of them on the request in writing or by vote of a majority of directors or holders of at least a majority of the shares of capital stock of IBT issued and outstanding.

Prohibition of Cumulative Voting.  The Articles of Incorporation prohibit cumulative voting for the election of directors.

Authorized but Unissued Shares.  IBT has authorized but unissued shares of common stock. See “Description of Capital Stock of IBT”. The Articles of Incorporation authorize ten million (10,000,000) shares of common stock, no par value. As of September 30, 2007, there were 6,325,773 shares of IBT common stock issued and outstanding.

Amendments to Articles of Incorporation and Bylaws.  Amendments to the Articles of Incorporation must be approved by 66 2/3% of the outstanding shares of IBT’s voting stock. The Bylaws may be amended by a two-thirds vote of the directors of IBT or the affirmative vote of a majority of shares in attendance at a duly constituted meeting of shareholders. However, any amendment that relates to the classified board provisions of the Bylaws requires the approval of holders of a majority of outstanding shares.

Classified Board of Directors.  The IBT Board of Directors is divided into three classes, with the directors in each class being elected for a term of three years.

“For Cause” Removal of Directors.  Directors of IBT may be removed from office at any time, but only for cause by the affirmative vote of the holders of a majority of the shares of IBT common stock entitled to vote thereon.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

IBT

There is no established market for IBT’s common stock or public information with respect to its market price. There are occasional sales by shareholders of which management of IBT is aware. The prices were reported to management in only some of the transactions and management cannot confirm the prices that were reported during these periods. All of the information has been adjusted to reflect the 10% stock dividend paid February 15, 2006.

			Sale Price
Period	Number of Sales	Number of Shares	Low	High

2005
First Quarter	34	19,429	$38.18	$38.18
Second Quarter	53	59,717	38.18	38.18
Third Quarter	60	24,654	38.18	38.18
Fourth Quarter	41	25,893	38.18	40.00

	188	129,693

2006
First Quarter	27	19,003	$44.00	$44.00
Second Quarter	46	30,603	44.00	44.00
Third Quarter	45	13,524	44.00	44.00
Fourth Quarter	46	20,326	44.00	44.00

	164	83,456

2007
First Quarter	52	39,424	44.00	48.00
Second Quarter	100	31,081	44.00	44.00
Third Quarter	52	18,706	44.00	44.00

	204	89,211

The following table sets forth the cash dividends paid for the following quarters, adjusted for the 10% stock dividend paid on February 15, 2006.

	Per Share
Period	2007	2006	2005

First Quarter	$0.12	$0.11	$0.10
Second Quarter	$0.12	0.11	0.10
Third Quarter	$0.12	0.11	0.10
Fourth Quarter		0.31	0.30

Total		$0.64	$0.60

GCFC

There is no established public trading market for GCFC common stock. As a result, there is no readily obtainable market price for GCFC common stock. From time to time, management of GCFC has been made aware of transactions in its common stock. Transactions in 2005, 2006 and 2007 about which management of GCFC is aware are as follows:

•	In 2005, 26,200 shares at $19.97 per share;

•	In 2006, 24,050 shares at $18.79 per share; and

•	In 2007, 9,600 shares at $20.61 per share.

Although other transactions may have occurred in its common stock, GCFC has not been provided with information as to the sales prices in any transactions other than as indicated.

It is GCFC’s established practice to pay annual cash dividends. GCFC paid cash dividends of $0.12 and $0.20 per share in 2005 and 2006, respectively, and GCFC paid a cash dividend of $0.25 per share in 2007. As of November 20, 2007, there were 773,103 shares of GCFC common stock issued and outstanding, and approximately 188 shareholders of record.

LEGAL OPINIONS

The validity of the common stock to be issued in and the United States federal income tax consequences of, the merger transaction will be passed upon by Foster, Swift, Collins & Smith, P.C., Lansing, Michigan, counsel to IBT.

EXPERTS

The consolidated financial statements of IBT as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, have been incorporated by reference into this Proxy Statement-Prospectus herein in reliance upon the report of Rehmann Robson, P.C., independent registered public accounting firm, which report is incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

SHAREHOLDER PROPOSALS

If the merger is approved by GCFC shareholders and completed as planned, GCFC will not hold an annual shareholders meeting during 2008, and GCFC shareholders receiving shares of IBT common stock in the merger would be entitled to attend and vote at the 2008 IBT annual meeting (if shares of IBT common stock are still held by such person as of the record date for such meeting). In that case, any shareholder proposal intended to be presented at the 2008 IBT annual shareholder meeting must be received by IBT no later than December 24, 2007 in order to be included in the proxy statement relating to that meeting.

If the merger is not approved by GCFC shareholders or is otherwise not completed, GCFC would intend to hold its 2008 annual meeting as required by GCFC’s Bylaws. In that case, any shareholder proposal intended to be presented at the 2008 GCFC annual shareholder meeting must be received by GCFC no later than February 22, 2008.

WHERE YOU CAN FIND MORE INFORMATION

IBT has filed a registration statement on Form S-4 to register with the SEC the offering of IBT common stock to be issued by IBT in the merger. This Proxy Statement-Prospectus is a part of that registration statement. As allowed by SEC rules, this Proxy Statement-Prospectus does not contain all of the information contained in the registration statement or the exhibits to the registration statement. This means that this proxy-statement prospectus incorporates important business and financial information about IBT that is not included in or delivered with this document.

IBT is subject to the informational requirements of the Securities Exchange Act of 1934, as amended. Accordingly, IBT files annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read and copy any reports, statements, or other information that we file at the SEC’s Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. IBT’s SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov. The website contains reports, proxy and information statements, and other information regarding companies that file electronically with the SEC.

The SEC allows IBT to incorporate by reference information into this Proxy Statement-Prospectus. This means that IBT can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this Proxy Statement-Prospectus, except for any information superseded by information in this Proxy Statement-Prospectus. This Proxy Statement-Prospectus incorporates by reference the documents set forth below that IBT has previously filed with the SEC. These documents contain important information about IBT and its finances.

IBT Commission Filings (File No. 000-18415)
Quarterly Report on Form 10-Q for the nine-month period ended September 30, 2007
Current Report on Form 8-K filed November 15, 2007
Current Report on Form 8-K filed September 28, 2007
Current Report on Form 8-K filed August 24, 2007
Current Report on Form 8-K filed August 6, 2007
Quarterly Report on Form 10-Q for the six-month period ended June 30, 2007
Current Report on Form 8-K filed May 7, 2007
Definitive Proxy Statement on Schedule 14A filed April 26, 2007
Quarterly Report on Form 10-Q for the three-month period ended March 31, 2007
Current Report on Form 8-K filed March 22, 2007
Annual Report on Form 10-K for year ended December 31, 2006

All documents subsequently filed by IBT with the SEC pursuant to Sections 13(a), 13(c), 14 and 15 of the Securities Exchange Act of 1934, as amended, between the date of this Proxy Statement-Prospectus and the date of the special meeting of the shareholders of GCFC are also incorporated by reference into this Proxy Statement-Prospectus.

Documents incorporated by reference are available from IBT without charge. You may obtain documents incorporated by reference in this Proxy Statement-Prospectus by requesting them in writing or by telephone from IBT at the following address:

IBT Bancorp, Inc.
Attn: Dennis P. Angner, President & Chief Executive Officer
200 East Broadway
Mt. Pleasant, Michigan 48858
(989) 772-9471

TO OBTAIN DELIVERY OF THIS INFORMATION PRIOR TO THE SPECIAL GCFC SHAREHOLDERS MEETING, YOU MUST REQUEST THE INFORMATION NO LATER THAN DECEMBER 10, 2007, WHICH IS FIVE BUSINESS DAYS BEFORE THE DATE OF THE SPECIAL MEETING AT WHICH YOU ARE REQUESTED TO VOTE.

NEITHER IBT NOR GCFC HAS AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ABOUT THE MERGER OR OUR COMPANIES THAT IS DIFFERENT FROM, OR IN ADDITION TO, THAT CONTAINED IN THIS DOCUMENT OR IN ANY OF THE MATERIALS THAT HAVE BEEN INCORPORATED INTO THIS DOCUMENT. THEREFORE, IF ANYONE DOES GIVE YOU INFORMATION OF THIS SORT, YOU SHOULD NOT RELY ON IT. IF YOU ARE IN A JURISDICTION WHERE OFFERS TO EXCHANGE OR SELL, OR SOLICITATIONS OF OFFERS TO EXCHANGE OR PURCHASE, THE SECURITIES OFFERED BY THIS DOCUMENT OR THE SOLICITATION OF PROXIES IS UNLAWFUL, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE TYPES OF ACTIVITIES, THEN THE OFFER PRESENTED IN THIS DOCUMENT DOES NOT EXTEND TO YOU. THE INFORMATION CONTAINED IN THIS DOCUMENT SPEAKS ONLY AS OF THE DATE OF THIS DOCUMENT UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

FORWARD-LOOKING STATEMENTS

This document, including information included or incorporated by reference in this document may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to:

(i) the financial condition, results of operations and business of IBT and GCFC;

(ii) statements about the benefits of the merger, including future financial and operating results, cost savings, enhancements to revenue and accretion to reported earnings that may be realized from the merger;

(iii) statements about our respective plans, objectives, expectations and intentions and other statements that are not historical facts; and

(iv) other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or words of similar meaning. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	general economic conditions in the areas in which we operate;

•	our businesses may not be combined successfully, or such combination may take longer to accomplish than expected;

•	delays or difficulties in the integration by IBT of recently acquired businesses;

•	the growth opportunities and cost savings from the merger may not be fully realized or may take longer to realize than expected;

•	operating costs, customer losses and business disruption following the merger, including adverse effects of relationships with employees, may be greater than expected;

•	governmental approvals of the merger may not be obtained, or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger;

•	adverse governmental or regulatory policies may be enacted;

•	the interest rate environment may change, causing margins to compress and adversely affecting net interest income;

•	the risks associated with continued diversification of assets and adverse changes to credit quality;

•	competition from other financial services companies in our markets;

•	the concentration of IBT’s operations in Michigan may adversely affect results if the Michigan economy or real estate market declines; and

•	the risk of an economic slowdown that would adversely affect credit quality and loan originations.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in IBT’s reports filed with the Securities and Exchange Commission.

All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to either of us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements above. Neither of us undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

AGREEMENT AND PLAN OF MERGER
DATED AS OF AUGUST 21, 2007

ARTICLE I — CERTAIN DEFINITIONS		A-1
1.1.	CERTAIN DEFINITIONS	A-1

ARTICLE II — THE MERGER		A-5
2.1.	MERGER	A-5
2.2.	CLOSING; EFFECTIVE TIME	A-5
2.3.	ARTICLES OF INCORPORATION AND BYLAWS; NAME	A-5
2.4.	DIRECTORS AND OFFICERS OF SURVIVING CORPORATION	A-5
2.5.	EFFECTS OF THE MERGER	A-5
2.6.	TAX CONSEQUENCES	A-5
2.7.	ADDITIONAL ACTIONS	A-5
2.8.	POSSIBLE ALTERNATIVE STRUCTURES	A-6

ARTICLE III — CONVERSION AND EXCHANGE OF GCFC SHARES		A-6
3.1.	CONVERSION OF GCFC COMMON STOCK; MERGER CONSIDERATION	A-6
3.2.	PROCEDURES FOR EXCHANGE OF GCFC COMMON STOCK	A-7
3.3.	ADJUSTMENTS	A-8
3.4.	RESERVATION OF SHARES	A-9
3.5.	GCFC STOCK OPTIONS	A-9

ARTICLE IV — REPRESENTATIONS AND WARRANTIES OF GCFC		A-9
4.1.	REPRESENTATIONS AND WARRANTIES OF GCFC	A-9

ARTICLE V — REPRESENTATIONS AND WARRANTIES OF IBT		A-21
5.1.	REPRESENTATIONS AND WARRANTIES OF IBT	A-21

ARTICLE VI — COVENANTS OF GCFC		A-25
6.1.	CONDUCT OF BUSINESS	A-25
6.2.	CURRENT INFORMATION	A-28
6.3.	ACCESS TO PROPERTIES AND RECORDS	A-28
6.4.	FINANCIAL AND OTHER STATEMENTS	A-28
6.5.	MAINTENANCE OF INSURANCE	A-29
6.6.	DISCLOSURE SUPPLEMENTS	A-29
6.7.	CONSENTS AND APPROVALS OF THIRD PARTIES	A-29
6.8.	ALL REASONABLE EFFORTS	A-29
6.9.	FAILURE TO FULFILL CONDITIONS	A-29
6.10.	NO SOLICITATION	A-29

ARTICLE VII — COVENANTS OF IBT		A-30
7.1.	FINANCIAL AND OTHER STATEMENTS	A-30
7.2.	DISCLOSURE SUPPLEMENTS	A-30
7.3.	CONSENTS AND APPROVALS OF THIRD PARTIES	A-30
7.4.	ALL REASONABLE EFFORTS	A-30
7.5.	FAILURE TO FULFILL CONDITIONS	A-30
7.6.	EMPLOYEE BENEFITS	A-31
7.7.	DIRECTORS AND OFFICERS INDEMNIFICATION; INSURANCE	A-31

A-i

ARTICLE VIII — REGULATORY AND OTHER MATTERS		A-32
8.1.	MEETINGS OF SHAREHOLDERS	A-32
8.2.	PROXY STATEMENT — PROSPECTUS; MERGER REGISTRATION STATEMENT	A-32
8.3.	REGULATORY APPROVALS	A-32
8.4.	AFFILIATES	A-33
8.5.	AMENDED AND RE-STATED MANAGEMENT CONTINUITY AGREEMENTS	A-33
8.6.	POST-CLOSING OPERATIONS	A-33
8.7.	BOARD MATTERS	A-33
8.8.	EXECUTION AND AUTHORIZATION OF BANK MERGER AGREEMENT	A-33
8.9.	PUT RIGHTS	A-33

ARTICLE IX — CLOSING CONDITIONS		A-33
9.1.	CONDITIONS TO EACH PARTY’S OBLIGATIONS UNDER THIS AGREEMENT	A-33
9.2.	CONDITIONS TO THE OBLIGATIONS OF IBT UNDER THIS AGREEMENT	A-34
9.3.	CONDITIONS TO THE OBLIGATIONS OF GCFC UNDER THIS AGREEMENT	A-35

ARTICLE X — THE CLOSING		A-35
10.1.	TIME AND PLACE	A-35
10.2.	DELIVERIES AT THE CLOSING	A-35

ARTICLE XI — TERMINATION, AMENDMENT AND WAIVER		A-35
11.1.	TERMINATION	A-35
11.2.	EFFECT OF TERMINATION	A-36
11.3.	AMENDMENT, EXTENSION AND WAIVER	A-37

ARTICLE XII — MISCELLANEOUS		A-37
12.1.	CONFIDENTIALITY	A-37
12.2.	PUBLIC ANNOUNCEMENTS	A-38
12.3.	SURVIVAL	A-38
12.4.	NOTICES	A-38
12.5.	PARTIES IN INTEREST	A-38
12.6.	COMPLETE AGREEMENT	A-39
12.7.	COUNTERPARTS	A-39
12.8.	SEVERABILITY	A-39
12.9.	GOVERNING LAW	A-39
12.10.	INTERPRETATION	A-39
12.11.	SPECIFIC PERFORMANCE	A-39

A-ii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger is dated as of August 21, 2007 (the “Agreement”), by and between IBT Bancorp, Inc., a Michigan financial services holding company (“IBT”) and Greenville Community Financial Corporation, a Michigan bank holding company (“GCFC”).

WHEREAS, the Board of Directors of each of IBT and GCFC (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies and shareholders and (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies, and (iii) has approved this Agreement at meetings of each of such Boards of Directors;

WHEREAS, in accordance with the terms of this Agreement, GCFC will merge with IBT with IBT as the surviving entity (the “Merger”). Concurrently, shareholders of GCFC shall exchange their shares of GCFC for shares of IBT;

WHEREAS, the parties currently intend that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and that this Agreement be and is adopted as a “plan of reorganization” for the purposes of Code Sections 354 and 361;

WHEREAS, simultaneously with the execution and delivery of this Agreement, Greenville Community Bank, a Michigan chartered commercial bank and a wholly owned subsidiary of GCFC (“GCB”) and Isabella Bank and Trust, a Michigan chartered commercial bank and a wholly owned subsidiary of IBT (“Isabella” and sometimes referred to herein as the “Surviving Institution”), will enter into a Plan of Merger (the “Bank Merger Agreement”) providing for the merger (the “Subsidiary Merger”) of GCB with and into Isabella, and it is intended that the Subsidiary Merger be consummated immediately following the consummation of the Merger; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I — CERTAIN DEFINITIONS

1.1.  Certain Definitions.  As used in this Agreement, the following terms have the following meanings (unless the context otherwise requires, references to articles and sections refer to articles and sections of this Agreement).

“Affiliates” shall mean any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliates of such executive officer or director.

“Agreement” shall mean this agreement, and any amendment hereto.

“Bank Merger Agreement” shall mean the plan of merger entered into between GCB and Isabella, and any amendment thereto.

“Bank Regulator” shall mean any Federal or state banking regulatory agency with supervisory authority over GCFC, GCB, IBT, Isabella or a subsidiary of any of them.

“Business Day” shall mean any day of the year on which Isabella Bank and Trust in Mt. Pleasant, Michigan, is open to the public for conducting business and is not required or authorized to close.

“Certificate” shall mean a certificate evidencing shares of GCFC Common Stock.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Dissenting Shareholder” shall have the meaning set forth in Section 3.1(d).

“Dissenting Shares” shall have the meaning set forth in Section 3.1(d).

“Effective Time” shall mean the date and time specified pursuant to Section 2.2 hereof as the effective time of the Merger.

“Environmental Laws” shall mean any applicable Federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource) and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term “Environmental Laws” includes without limitation (a) the comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq.; the resource Conservation and Recovery Act, as amended, 42 U.S.C. §901, et seq.; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. §2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. §300f, et seq.; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall mean Isabella, or such other bank or trust company or other agent designated by IBT, and reasonably acceptable to GCFC, which shall act as agent for IBT in connection with the exchange of the Certificates for the Merger Consideration.

“Exchange Fund” shall have the meaning set forth in Section 3.2(a).

“Exchange Ratio” shall mean the number of shares of IBT Common Stock into which one (1) share of GCFC Common Stock shall be converted at the Effective Time, which shall be as set forth below:

Subject to Section 3.3, one (1) share of IBT Common Stock for one (1) share of GCFC Common Stock, based on a maximum of 773,103 shares of GCFC Common Stock outstanding.

“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.

“FRB” shall mean the Board of Governors of the Federal Reserve System or any successor thereto.

“GAAP” shall mean accounting principles generally applied in the United States of America.

“GCB” shall mean Greenville Community Bank, with its principal offices located at 1405 West Washington Street, Greenville, Michigan, 48838.

“GCFC” shall mean Greenville Community Financial Corporation, a Michigan corporation, with its principal executive offices located at 1405 West Washington Street, Greenville, Michigan, 48838.

“GCFC Common Stock” shall mean the common stock, no par value, of GCFC.

“GCFC Disclosure Schedule” shall mean a written disclosure schedule delivered by GCFC to IBT specifically referring to the appropriate section of this Agreement.

“GCFC Financial Statements” shall mean (i) the audited statements of financial condition (including related notes and schedules, if any) of GCFC as of December 31, 2006, 2005 and 2004 and the statements of income, changes in shareholders’ equity and cash flows (including related notes and schedules, if any) of GCFC for each of the three years ended December 31, 2006, 2005 and 2004 and (ii) the unaudited interim consolidated financial statements of GCFC as of the end of the six-month period ended June 30, 2007.

“GCFC Shareholders Meeting” shall have the meaning set forth in Section 8.1.

“GCFC Stock Benefit Plans” shall mean any and all stock-based benefit plans and amendments thereto of GCFC.

“GCFC Subsidiary” shall mean any corporation or entity, 50% or more of the equity interest of which is owned, either directly or indirectly, by GCFC, except any corporation or entity the equity interest of which is held in the ordinary course of the lending activities of GCB.

“Governmental Entity” shall mean any Federal or state court, administrative agency or commission or other governmental authority or instrumentality.

“IBT” shall mean IBT Bancorp, Inc., a Michigan corporation, with its principal executive offices located at 200 East Broadway Street, Mt. Pleasant, Michigan, 48858.

“IBT Common Stock” shall mean the common stock, no par value per share, of IBT.

“IBT Disclosure Schedule” shall mean a written disclosure schedule delivered by IBT to GCFC specifically referring to the appropriate section of this Agreement.

“IBT Financial Statements” shall mean the (i) the audited consolidated statements of financial condition (including related notes and schedules) of IBT as of December 31, 2006, 2005 and 2004 and the consolidated statements of income, changes in shareholders’ equity and cash flows (including related notes and schedules, if any) of IBT for each of the three years ended December 31, 2006, 2005 and 2004, as set forth in IBT’s annual report for the year ended December 31, 2006, and (ii) the unaudited interim consolidated financial statement of IBT as of the end of the three-month period ended March 31, 2007, as filed by IBT in its Securities Documents.

“IBT Stock Benefit Plans” shall mean any and all stock-based benefit plans and amendments thereto of IBT.

“IBT Subsidiary” shall mean any corporation or entity, 50% or more of the equity interest of which is owned, either directly or indirectly, by IBT, except any corporation or entity, the equity interest of which is held in the ordinary course of the lending activities of Isabella.

“IRS” shall mean the United States Internal Revenue Service.

“Isabella” shall mean Isabella Bank and Trust, with its principal offices located at 200 East Broadway, Mt. Pleasant, Michigan, 48858.

“Knowledge” as used with respect to a Person (including references to such person being aware of a particular matter) shall mean those facts that are known by the current executive officers and directors of such Person, and includes any and all facts, matters or circumstances set forth in any written notice from any Bank Regulator or any other material written notice received by such executive officer or director of that Person.

“Loan Property” shall have the meaning set forth in Section 4.1(r).

“Material Adverse Effect” shall mean, with respect to IBT or GCFC, respectively, any effect that (i) is material and adverse to the financial condition, results of operations or business of IBT and the IBT Subsidiaries taken as a whole, or GCFC and the GCFC Subsidiaries taken as a whole, respectively, or (ii) does or would materially impair the ability of either GCFC, on the one hand, or IBT, on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in laws and regulations affecting banks generally or interpretations thereof by courts or governmental agencies, (b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, (c) actions and omissions of a party hereto (or any of its subsidiaries) taken with the prior written consent of the other party, (d) compliance with this Agreement on the business, financial condition or results of operations of the parties and their respective subsidiaries, including the expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement (consistent with the information included in the Disclosure Schedules) and (e) any change in the value of the securities portfolio of IBT or GCFC, respectively, whether held as available for sale or held to maturity, resulting from a change in interest rates value of the securities portfolio of IBT or GCFC, respectively, whether held as trading, available for sale or held to maturity, resulting from a change in interest rates generally.

“Materials of Environmental Concern” shall mean pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.

“MBCA” shall mean the Michigan Business Corporation Act, as amended.

“Merger” shall mean the merger of GCFC with and into IBT pursuant to the terms hereof.

“Merger Consideration” shall mean the IBT Common Stock (and cash for any fractional share), to be paid by IBT for each share of GCFC Common Stock, as set forth in Section 3.1.

“Merger Registration Statement” shall mean the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering shares of IBT Common Stock to be offered to holders of GCFC Common Stock in connection with the Merger.

“Michigan Banking Law” shall mean the Michigan Banking Code of 1999, as amended, and the rules and regulations promulgated thereunder, as amended, as administered by OFIS.

“OFIS” shall mean the Office of Financial and Insurance Services of the state of Michigan.

“Participation Facility” shall have the meaning set forth in Section 4.1(r).

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” shall have the meaning set forth in Section 4.1(n).

“Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, association, trust “group” (as that term is defined under the Exchange Act) or entity.

“Proxy Statement — Prospectus” shall have the meaning set forth in Section 8.2.

“Regulatory Agreement” shall have the meaning set forth in Section 4.1(m).

“Regulatory Approvals” shall mean the approval of any Bank Regulator that is necessary in connection with the consummation of the Merger and the related transactions contemplated by this Agreement.

“Rights” shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Documents” shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed pursuant to the Securities Laws.

“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Subsidiary Merger” shall mean the merger of GCB with and into Isabella pursuant to the Bank Merger Agreement.

“Surviving Corporation” shall have the meaning set forth in Section 2.1 hereof.

“Surviving Institution” shall have the meaning set forth in the preamble hereof.

“Termination Date” shall mean February 1, 2008.

Other terms used herein are defined in the preamble and elsewhere in this Agreement.

ARTICLE II — THE MERGER

2.1.  Merger.  Subject to the terms and conditions of this Agreement, at the Effective Time, GCFC shall merge with IBT, with IBT as the resulting or surviving corporation (the “Surviving Corporation”). As part of the Merger, each share of GCFC Common Stock shall be converted into the right to receive the Merger Consideration pursuant to the terms of Article III hereof.

2.2.  Closing; Effective Time.  Subject to the satisfaction or waiver of all conditions to closing contained in Article IX hereof and in the Subsidiary Merger Agreement, the Closing shall occur no later than five (5) Business Days following the latest to occur of (i) the receipt of all required Regulatory Approvals, and the expiration of any applicable waiting periods, (ii) the approval of the Merger by the shareholders of GCFC, or (iii) at such other date or time upon which IBT and GCFC mutually agree (the “Closing”). The Merger shall be effected by the filing of a certificate of merger with the Department of Labor and Economic Growth of the state of Michigan (the “Department”) on the day of the Closing (the “Closing Date”), in accordance with the MBCA. The “Effective Time” means the date and time upon which the certificate of merger is filed with the Department, or as otherwise stated in the certificate of merger, in accordance with the MBCA.

2.3.  Articles of Incorporation and Bylaws; Name.  The Articles of Incorporation and Bylaws of IBT as in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Corporation, until thereafter amended as provided therein and by applicable law. The name of the Surviving Corporation shall be IBT Bancorp, Inc.

2.4.  Directors and Officers of Surviving Corporation.  Subject to Section 8.7, the board of directors of the Surviving Corporation shall consist of the incumbent directors of IBT immediately preceding the Effective Time, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, Isabella shall establish by resolution of its board of directors a regional board to preserve the institutional knowledge of GCB immediately before the Merger and to provide advice to the Isabella Board of Directors about business and operations, community and customer needs in the market area, regional economic conditions and such other advisory responsibilities as determined by the Isabella board of directors. The members of the initial regional board shall consist of all incumbent members of the GCB board of directors immediately preceding the Effective Time. Regional board member compensation shall be the same as that provided by GCB prior to the Effective Time provided, however, that Isabella may conduct periodic reviews of director compensation to assess reasonableness and consistency. The officers of the Surviving Corporation at the Effective Time shall be as set forth in Exhibit A.

2.5.  Effects of the Merger.  At and after the Effective Time, the Merger shall have the effects as set forth in Chapter Seven of the MBCA with respect to the merger of domestic corporations.

2.6.  Tax Consequences.  It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code other than is contemplated by this Agreement. Following the Closing, neither IBT nor GCFC nor any of their Affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code.

2.7.  Additional Actions.  At any time after the Effective Time, the Surviving Corporation may determine that deeds, assignments or assurances or any other acts are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its rights, title or interest in, to or under any of the rights, properties or assets of GCFC acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or to otherwise carry out the purposes of this Agreement. GCFC grants to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments and assurances and to do all acts necessary, proper or convenient to accomplish this purpose. This irrevocable power of attorney shall only be operative following the Effective Time and at such time, the officers and directors of the Surviving Corporation shall be fully authorized in the name of GCFC to take any and all such actions contemplated by this Agreement.

2.8.  Possible Alternative Structures.  Notwithstanding anything to the contrary contained in this Agreement and subject to the satisfaction of the conditions set forth in Article IX, prior to the Effective Time, IBT shall be entitled to revise the structure of the Merger described in Section 2.1 hereof and/or the Subsidiary Merger provided that (i) there are no adverse Federal or state income tax consequences to GCFC shareholders as a result of the modification; (ii) the consideration to be paid to the holders of GCFC Common Stock under this Agreement is not thereby changed in kind or value (or the composition thereof), or reduced in amount; and (iii) such modification will not delay materially or jeopardize receipt of any required Regulatory Approvals or other consents and approvals relating to the consummation of the Merger and/or the Subsidiary Merger. The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

ARTICLE III — CONVERSION AND EXCHANGE OF GCFC SHARES

3.1.  Conversion of GCFC Common Stock; Merger Consideration.  At the Effective Time, by virtue of the Merger and without any action on the part of IBT, GCFC or the holders of any of the shares of GCFC Common Stock, the Merger shall be effected in accordance with the following terms:

(a) IBT Common Stock.  Each share of IBT Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

(b) GCFC Common Stock to be Cancelled.  All shares of GCFC Common Stock owned by IBT or any direct or indirect wholly owned subsidiary of IBT or of GCFC immediately prior to the Effective Time, other than shares held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties, shall cease to exist, and the certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

(c) GCFC Common Stock.  Except as set forth above, each share of GCFC Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive shares of IBT Common Stock and cash based on the Exchange Ratio (the “Merger Consideration”).

(d) Dissenting Shares.  Each outstanding share of GCFC Common Stock the holder of which has perfected his right to dissent under the MBCA and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by the MBCA. GCFC shall give IBT prompt notice upon receipt by GCFC of any such demand for payment of the fair value of such shares of GCFC Common Stock and of withdrawals of such demands and any other instruments provided pursuant to applicable law (any shareholder duly making such demand being hereinafter called a “Dissenting Shareholder”), and IBT shall have the right to participate in all negotiations and proceedings with respect to any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect dissenters rights under the MBCA. Any payments made with respect to Dissenting Shares shall be made by the Surviving Corporation.

(e) Former Dissenting Shares.  If any Dissenting Shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to payment as a Dissenting Shareholder at or prior to the Effective Time, such holder’s shares of GCFC Common Stock shall be converted into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement.

(f) Cancellation.  At the Effective Time, shares of GCFC Common Stock shall automatically be canceled and shall no longer be outstanding, and shall be converted into the right to receive the Merger Consideration.

(g) Fractional Shares.  Notwithstanding anything to the contrary contained herein, no certificates or script representing fractional shares of IBT Common Stock shall be issued upon the surrender and exchange of Certificates, no dividend or distribution with respect to IBT Common Stock shall be payable on or with respect to any fractional share interest, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of IBT. In lieu of the issuance of any such fractional share, IBT shall pay to each former holder of GCFC Common Stock who otherwise would be entitled to receive a fractional share of IBT Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) $44.00. For purposes of determining any fractional share interest, all shares of GCFC Common Stock owned by a GCFC shareholder shall be combined so as to calculate the maximum number of whole shares of IBT Common Stock issuable to such GCFC Shareholder.

3.2.  Procedures for Exchange of GCFC Common Stock.

(a) IBT to Make Merger Consideration Available.  No later than the Closing Date, IBT shall deposit, or shall cause to be deposited, in an account with the Exchange Agent for the benefit of the holders of GCFC Common Stock, for exchange in accordance with this Section 3.2, certificates representing the shares of IBT Common Stock and an amount of cash sufficient to pay the aggregate amount of cash payable pursuant to this Article III (such cash and certificates for shares of IBT Common Stock, together with any dividends or distributions with respect thereto (without any interest thereon) being hereinafter referred to as the “Exchange Fund”).

(b) Exchange of Certificates.  IBT shall take any steps necessary to cause the Exchange Agent, within five (5) business days after the Effective Time, to mail to each holder of a Certificate or Certificates, a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. The letter of transmittal shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefore the Merger Consideration to which such holder of GCFC Common Stock shall have become entitled pursuant to Section 3.1(c) and 3.1(g) hereof, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash payable hereunder or any unpaid dividends and distributions, if any, payable to holders of Certificates.

(c) Rights of Certificate Holders After the Effective Time.  After the Effective Time, the holders of the Certificates shall have no rights (excluding dissenter’s rights of those shareholders properly exercising dissenter’s rights) with respect to the shares of GCFC Common Stock formerly represented by those Certificates except to surrender those Certificates in exchange for the Merger Consideration as provided in this Agreement. No dividends or other distributions declared after the Effective Time with respect to IBT Common Stock shall be paid to the holder of any Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 3.2. After the surrender of a Certificate in accordance with this Section 3.2, the record holder thereof shall be entitled to receive any dividends or other distributions, without any interest thereon, that become payable after the Effective Time with respect to the shares of IBT Common Stock that are part of the Merger Consideration for the shares of GCFC Common Stock represented by the surrendered Certificate.

(d) Surrender by Persons Other than Record Holders.  If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(e) Closing of Transfer Books.  From and after the Effective Time, there shall be no transfers on the stock transfer books of GCFC of the GCFC Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and canceled as provided in this Section 3.2. Certificates surrendered for exchange by any person constituting an “Affiliate” of GCFC for purposes of Rule 145 under the Securities Act shall not be exchanged until IBT has received a written agreement from such person as provided in Section 8.4.

(f) Return of Exchange Fund.  At any time following the twelve (12) month period after the Effective Time, IBT shall be entitled to require the Exchange Agent to deliver to it any portions of the Exchange Fund which has been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to IBT (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither IBT nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to any abandoned property, escheat or other similar law.

(g) Lost, Stolen or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by IBT, the posting by such person of a bond in such amount as IBT may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration deliverable in respect thereof.

(h) Withholding.  IBT or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of GCFC Common Stock such amounts as IBT (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. Federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by IBT or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the GCFC Common Stock in respect of whom such deduction and withholding were made and shall be delivered to the applicable taxing authorities.

3.3.  Adjustments.  The Exchange Ratio described in Section 1.1 shall be adjusted in the manner provided in this Section 3.3 upon the occurrence of any of the following events:

(a) Changes in Number of Outstanding Shares.  If either GCFC or IBT changes (or establishes a record date for changing) the number of shares of IBT Common Stock or the number of shares of GCFC Common Stock, issued and outstanding as of the date of this Agreement, as a result of a stock dividend, stock split, recapitalization or similar transaction with respect to such issued and outstanding shares, and the record date for such transaction is after the date of this Agreement and prior to the Effective Time, then the Exchange Ratio shall be appropriately and proportionately adjusted as such that the actual aggregate consideration to be paid by IBT to holders of shares of GCFC Common Stock pursuant to Section 3.1 above would be the same as would have been paid if the Effective Time had been the close of business on the date of this Agreement.

(b) Authorized Issuances.  Notwithstanding any other provisions of this section, no adjustment shall be made in the event of the issuance of additional shares of IBT Common Stock pursuant to the IBT dividend reinvestment plan or upon the grant or sale of shares or rights to receive shares to, or for, the account of IBT’s directors or employees pursuant to any deferred stock compensation, employee stock purchase and other compensation or benefit plans of IBT.

(c) Changes in Capital.  Subject only to making any adjustment provided above in related computations prescribed in this section, nothing contained in this Agreement shall preclude IBT from amending its

Articles of Incorporation to change its capital structure or from issuing additional shares of IBT Common Stock, preferred stock, shares of other capital stock or securities that are convertible into shares of capital stock.

(d) Increase in Outstanding Shares of GCFC Common Stock.  If at the Effective Time the number of shares of GCFC Common Stock outstanding is greater than 773,103 for any reason whatsoever (whether or not such increase constitutes a breach of this Agreement), then the Exchange Ratio shall be adjusted by multiplying it by a fraction (a) the numerator of which shall be 773,103, and (b) the denominator of which shall be the total number of shares of GCFC Common Stock outstanding as of the Effective Time.

(e) No Adjustment for GCFC Transaction Expenses.  The foregoing notwithstanding, in no event shall the Exchange Ratio be adjusted for GCFC’s expenses associated with the Merger transaction, including but not limited to investment banking fees, legal fees, accounting fees and any change of control agreement payments related to the Merger transaction.

3.4.  Reservation of Shares.  IBT shall reserve for issuance a sufficient number of shares of IBT Common Stock for the purpose of issuing such shares to GCFC shareholders in accordance with this Article III.

3.5.  GCFC Stock Options.  GCFC shall take all action reasonably necessary so that, on or before the Closing Date, each holder of a stock option (the AGCFC Stock Options@) heretofore granted under the Greenville Community Financial Corporation Stock Compensation Plan shall exercise such GCFC Stock Option in accordance with its terms (including exercise whereby the option holder pays the exercise price through a reduction in the number of shares issuable upon exercise based on a fair market value of the GCFC shares of $44 per share); provided however, any GCFC Stock Options that are not exercised by the option holder on or before the Closing Date shall be cancelled and extinguished for no consideration as of the Effective Time.

ARTICLE IV — REPRESENTATIONS AND WARRANTIES OF GCFC

4.1.  Representations and Warranties of GCFC.  GCFC represents and warrants to IBT that the statements contained in this Article IV are correct as of the date of this Agreement, except as set forth in the GCFC Disclosure Schedule delivered by GCFC to IBT on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date. GCFC has made a good faith effort to ensure that the disclosure on each schedule of the GCFC Disclosure Schedule corresponds to the section referenced herein. However, for purposes of the GCFC Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably apparent that such item applies to such other schedule.

(a) Organization, Standing and Power.

(i) GCFC is a corporation duly organized, validly existing and in good standing under the laws of the state of Michigan. GCFC has all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. GCFC is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended.

(ii) GCB is a wholly-owned subsidiary of GCFC and a Michigan chartered commercial bank duly organized, validly existing and in good standing under the laws of the state of Michigan. GCB has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The deposits of GCB are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by GCB when due.

(iii) GCFC Disclosure Schedule 4.1(a)(iii) sets forth each GCFC Subsidiary. Each GCFC Subsidiary (other than GCB) is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

(iv) The respective books of account, minute books, stock record books and other records of GCFC and each GCFC Subsidiary are complete and correct in all material respects, represent bona fide transactions and have been maintained in accordance with sound business practices, including the maintenance of an adequate internal control system. The corporate minute books of GCFC and the GCFC Subsidiaries contain accurate and adequate records of all corporate actions actually taken by their shareholders, board of directors and committees of the board of directors in all material respects. Since January 1, 2003, the minutes of each meeting (or corporate action without a meeting) of any such shareholders, boards or committees have been duly prepared and are contained in such minute books. All such minute books and related exhibits or attachments for all meetings since January 1, 2003, have been made available for IBT’s review prior to the date of this Agreement without material omission or redaction (other than with respect to the minutes relating to the Merger or recent and similarly proposed transactions).

(v) Prior to the date of this Agreement, GCFC has furnished to IBT, true and correct copies of the articles of incorporation or charter and bylaws of GCFC and each GCFC Subsidiary. GCFC Disclosure Schedule 4.1(a)(v) sets forth any and all current noncompliance with GCFC’s articles of incorporation and bylaws. Such noncompliance has not, and will not have, a Material Adverse Effect on GCFC.

(vi) Neither GCFC nor any GCFC Subsidiary is, directly or indirectly, a party to or bound by any joint venture, partnership, limited partnership, limited liability company or strategic alliance agreement or arrangement with or through any unaffiliated person providing for their joint or cooperative development, marketing, referrals or sales of banking, securities, insurance or other financial products or services or their joint investment in and management of any active business enterprise.

(b) Capital Structure.

(i) The authorized capital stock of GCFC consists of One Million (1,000,000) shares of GCFC Common Stock, of which 773,103 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights. GCFC has no outstanding options, warrants or other rights which are convertible into shares of GCFC Common Stock, except as disclosed on GCFC Disclosure Schedule 4.1(b)(i). Except for shares issued pursuant to the exercise of existing options disclosed in GCFC Disclosure Schedule 4.1(b)(i), after the date of this Agreement, the number of issued and outstanding shares of GCFC Common Stock is not subject to change prior to the Effective Time. Neither GCFC nor any GCFC Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of GCFC Common Stock, or any other security of GCFC or any securities representing the right to vote, purchase or otherwise receive any shares of GCFC Common Stock or any other security of GCFC, other than shares issuable under the GCFC Stock Benefit Plans. GCFC Disclosure Schedule 4.1(b)(i) sets forth: the name of each holder of an award granted under any GCFC Stock Benefit Plan, identifying the nature, number of shares, grant and vesting dates of the award.

(ii) Except for the GCFC Subsidiaries and as set forth in GCFC Disclosure Schedule 4.1(b)(ii), GCFC does not possess, directly or indirectly, any material equity interest in any corporate entity, except for equity interests held in the investment portfolios of GCB or any other GCFC Subsidiary, equity interests held by GCB in a fiduciary capacity, and equity interests held in connection with the lending activities of GCB. GCFC owns each of its outstanding shares of capital stock of each GCFC Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

(iii) Except as set forth on GCFC Disclosure Schedule 4.1(b)(iii), to GCFC’s Knowledge, no Person is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of GCFC Common Stock.

(iv) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which GCFC’s shareholders may vote has been issued by GCFC and are outstanding.

(c) Authority.

(i) GCFC has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals described in Section 8.3 and the approval of this Agreement by GCFC’s shareholders, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by GCFC and the completion by GCFC of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Board of Directors of GCFC. This Agreement has been duly and validly executed and delivered by GCFC, and subject to approval by the shareholders of GCFC and receipt of the Regulatory Approvals described in Section 8.3 hereof, constitutes the valid and binding obligations of GCFC, enforceable against GCFC in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

(ii) GCB has full corporate power and authority to execute, deliver and perform its obligations under the Bank Merger Agreement and to consummate the Subsidiary Merger and the transactions contemplated thereby. The execution and delivery of the Bank Merger Agreement and the consummation of the transactions contemplated thereby will be duly and validly approved by the Board of Directors of GCB and approved by the sole shareholder of GCB. No other corporate proceedings on the part of GCB will be necessary to consummate the transactions contemplated by the Bank Merger Agreement. The Bank Merger Agreement has been duly and validly executed and delivered by GCB and (assuming due authorization, execution and delivery by Isabella) constitutes a valid and binding obligation of GCB, enforceable against GCB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

(iii) Neither the execution and delivery of this Agreement by GCFC or the Bank Merger Agreement by GCB, nor the consummation by GCFC or GCB, as the case may be, of the transactions contemplated hereby or thereby, nor compliance by GCFC or GCB, as the case may be, with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of GCFC or the Charter, bylaws or similar governing documents of any GCFC Subsidiary, or (ii) assuming that the consents and approvals referred to herein are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to GCFC or any GCFC Subsidiary, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, result in the obligation to sell or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of GCFC or any GCFC Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which GCFC or any GCFC Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected.

(d) Call Reports.  The following reports (including all related schedules, notes and exhibits) were prepared and filed in conformity with applicable regulatory requirements and were correct and complete in all material respects when filed:

(i) The consolidated reports of condition and income of GCB (including any amendments) as of and for each of the fiscal years ended December 31, 2006, 2005 and 2004 and as of and for the fiscal quarter ended June 30, 2007, as filed with the FDIC; and

(ii) The FR Y-9C (including any amendments) for GCFC as of and for each of the fiscal years ended December 31, 2006, 2005 and 2004, as filed with the FRB.

All of such reports required to be filed prior to the Effective Time by GCFC and/or GCB will be prepared and filed in conformity with applicable regulatory requirements applied consistently throughout their respective periods (except as otherwise noted in such reports) and will be correct and complete in all material respects when filed.

(e) Information Supplied.  None of the information supplied or to be supplied by GCFC or any GCFC Subsidiary for inclusion or incorporation by reference in (i) the Registration Statement on Form S-4 to be filed with the SEC by IBT in connection with the issuance of shares of IBT Common Stock in the Merger (including the Proxy Statement and prospectus constituting a part thereof, the “Merger Registration Statement”) will, at the time the Merger Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement — Prospectus and any amendment or supplement thereto will, at the date of mailing to GCFC shareholders and at the time of the meeting of shareholders of GCFC to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Proxy Statement — Prospectus (except for such portions thereof that relate only to IBT) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, and the Merger Registration Statement (except for such portions thereof that relate only to IBT) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

(f) Consents.  Except for the Regulatory Approvals referred to in Section 8.3 hereof and compliance with any conditions contained therein, and the approval of this Agreement by the requisite vote of the shareholders of GCFC, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and, to GCFC’s Knowledge, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with the execution and delivery of this Agreement by GCFC and the Subsidiary Merger Agreement by GCB, and the completion by GCFC of the Merger and the completion of the Subsidiary Merger by GCB. To GCFC’s Knowledge, (i) it has not received notice as of the date hereof that any Bank Regulator intends to disapprove or object to the completion of the transactions contemplated by this Agreement or the Subsidiary Merger Agreement, and (ii) there is no reason to expect that all Regulatory Approvals required for the consummation of the transactions contemplated by this Agreement or the Subsidiary Merger Agreement will not be received.

(g) Financial Statements.

(i) GCFC has previously made available to IBT the GCFC Financial Statements. Except as disclosed in GCFC Disclosure Schedule 4.1(g)(i), the GCFC Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject to the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of GCFC and the GCFC Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto.

(ii) At the date of each balance sheet included in the GCFC Financial Statements, GCFC nor any GCFC Subsidiary had any liability, obligation or loss contingency of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such GCFC Financial Statements or in the footnotes thereto which were not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which were not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

(h) Taxes.  GCFC and the GCFC Subsidiaries that are at least 80% owned by GCFC are members of the same Affiliated group within the meaning of Code Section 1504(a). GCFC has duly filed all federal, state and material local tax returns required to be filed by or with respect to GCFC and each GCFC Subsidiary on or prior to the Closing Date, taking into account any extensions (all such returns, to GCFC’s Knowledge, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local taxes which have been incurred by or are due or claimed to be due from GCFC and any GCFC Subsidiary by any taxing authority or pursuant to any written tax sharing agreement on or prior to the Closing Date other than taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined. As of the date of this Agreement, neither GCFC nor any GCFC Subsidiary has received notice of, and to GCFC’s Knowledge there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of GCFC or any GCFC Subsidiary, and no claim has been made by any authority in a jurisdiction where GCFC or any GCFC Subsidiary do not file tax returns that GCFC or any such GCFC Subsidiary is subject to taxation in that jurisdiction. GCFC and its GCFC Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. GCFC and each of its GCFC Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and GCFC and each of its GCFC Subsidiaries, to GCFC’s Knowledge, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

(i) Events Since January 1, 2007.  Neither GCFC nor any GCFC Subsidiary has, since January 1, 2007:

(i) Other than as contemplated by this Agreement, or except as contained in GCFC Disclosure Schedule 4.1(i)(i), conducted its business other than in the ordinary course or incurred or become subject to any liability or obligation, except liabilities incurred in the ordinary course of business and except for any single liability that does not exceed $50,000 or for the aggregate of any group of related liabilities that do not exceed $100,000.

(ii) Experienced or, to GCFC’s Knowledge, been threatened by any strike, work stoppage, organizational effort or other organized labor trouble or any other event or condition of any similar character that has had or is reasonably likely to have a Material Adverse Effect on GCFC.

(iii) Discharged or satisfied any lien or encumbrance or paid any obligation or liability other than those shown on GCFC’s Financial Statements as of December 31, 2006, or incurred after that date, other than in the ordinary course of business, except for any single lien, encumbrance, liability or obligation that does not exceed $50,000 or for the aggregate of any group of related liens, encumbrances, liabilities and obligations that do not in the aggregate exceed $100,000.

(iv) Mortgaged, pledged or subjected to lien, charge or other encumbrance any of its assets or sold or transferred any such assets, except in the ordinary course of business, except for any single mortgage, pledge, lien, charge and encumbrance for indebtedness that does not exceed $100,000 or for the aggregate of any group of mortgages, pledges, liens, charges and encumbrances for indebtedness that do not in the aggregate exceed $200,000.

(v) Made or permitted any amendment or early termination of any contract, agreement or understanding to which it is a party and that is material to the financial condition, income, expenses, business, properties or operations of GCFC or the GCFC Subsidiaries, except as may be expressly provided in this Agreement.

(vi) Experienced any damage, destruction or loss (whether or not covered by insurance) individually or in the aggregate that has had or is reasonably likely to have a Material Adverse Effect on GCFC.

(vii) Made any change in accounting methods or practices of GCFC or the GCFC Subsidiaries, except as required by applicable Governmental Entity or by GAAP.

(viii) Made any write-down in excess of $50,000 of any of its assets which were reflected in GCFC’s Financial Statements which write-downs have not been reflected in subsequent GCFC Financial Statements.

(ix) Made any increase in the salary schedule, compensation rate, fee or commission of GCFC’s or the GCFC Subsidiaries’ employees, officers or directors or any declaration, commitment or obligation of any kind for the payment by GCFC or the GCFC Subsidiaries of a bonus or other additional salary, compensation, fee or commission to any person, except for increases made in the ordinary course of business and consistent with past practices.

(x) Waived or released any material right or claim of GCFC or the GCFC Subsidiaries in excess of $10,000 except in the ordinary course of business (including, but not limited to, loan or lease collection actions).

(j) Material Contracts; Leases; Defaults.

(i) Except as set forth in GCFC Disclosure Schedule 4.1(j)(i), neither GCFC nor any GCFC Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract with any past or present officer, director or employee of GCFC or any GCFC Subsidiary, except for “at will” arrangements; (ii) any plan or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any past or present officers, directors or employees of GCFC or any GCFC Subsidiary; (iii) any collective bargaining agreement with any labor union relating to employees of GCFC or any GCFC Subsidiary; (iv) any agreement (other than this Agreement) which by its terms limits the payment of dividends by GCFC or any GCFC Subsidiary; (v) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of notes payable, including trust preferred obligations, purchase money obligations, conditional sale, lease purchase, guaranty or otherwise, in respect of which GCFC or any GCFC Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, bankers’ acceptances, and “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to IBT; (vi) any other agreement, written or oral, that obligates GCFC or any GCFC Subsidiary for the payment of more than $50,000 annually; or (vii) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by GCFC or any GCFC Subsidiary (it being understood that any non-compete or similar provision shall be deemed material).

(ii) Each real estate lease that will require the consent of the lessor or its agent or the assignment to Surviving Corporation as a result of the Merger by virtue of the terms of any such lease, is listed in GCFC Disclosure Schedule 4.1(j)(ii) identifying the section of the lease that contains such prohibition or restriction. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to GCFC’s Knowledge, neither GCFC nor any GCFC Subsidiary is in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(iii) Except as described in GCFC Disclosure Schedule 4.1(j)(iii), all data processing contracts of GCFC or the GCFC Subsidiaries are cancelable by GCFC or the GCFC Subsidiaries on or before the Effective Time without cost, penalty or further obligation.

(iv) True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 4.1(j)(i), 4.1(j)(ii) and 4.1(j)(iii) have been made available to IBT on or before the date hereof, are listed on GCFC Disclosure Schedule 4.1(j)(i), 4.1(j)(ii) and 4.1(j)(iii) and are in full force and effect on the date hereof. Except as set forth in GCFC Disclosure Schedule 4.1(j)(iv), no plan, contract, employment agreement, termination agreement, or similar agreement or arrangement to which GCFC or any GCFC Subsidiary is a party or under which GCFC or any GCFC Subsidiary may be liable contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder. Except as set forth in GCFC Disclosure Schedule 4.1(j)(iv), no such agreement, plan, contract, or arrangement (x) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of GCFC or any GCFC Subsidiary; or (y) requires GCFC or any GCFC Subsidiary to provide a benefit in the form of GCFC Common Stock or determined by reference to the value of GCFC Common Stock.

(v) There is no other agreement, contract, loan, mortgage, deed of trust, lease, commitment, indenture, note or other instrument under which (a) a consent or approval is required, (b) a prohibited assignment by operation of law could occur, (c) a waiver or loss of any right could occur, or (d) acceleration of any obligation could occur, in each case as a result of the execution and delivery of this Agreement, or the change of control or merger of GCFC or any GCFC Subsidiary or the liquidation of GCFC upon consummation of the Merger where any of the following: (w) the failure to obtain such consent or approval, (x) the violation of the prohibition against assignment, (y) the waiver or loss of any material right, or (z) the acceleration of any obligation could materially interfere with the ordinary course of business by GCFC or any GCFC Subsidiary (or IBT or any IBT Subsidiaries as their successors) or have a Material Adverse Effect on GCFC.

(k) Ownership of Property; Insurance Coverage.

(i) GCFC and each GCFC Subsidiary has good and, as to real property, marketable title to all material assets and properties owned by GCFC or any GCFC Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheet contained in the most recent GCFC Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheet), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities or any transaction by GCB or GCFC acting in a fiduciary capacity, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. GCFC and each GCFC Subsidiary, as lessee, have the right under valid and existing leases of real and personal properties used by GCFC and each GCFC Subsidiary in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in all material respects in the notes to the GCFC Financial Statements.

(ii) GCFC and each GCFC Subsidiary currently maintain insurance considered by each of them to be customary and adequate for their respective operations. Neither GCFC nor any GCFC Subsidiary has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices of material claims have been given by GCFC, or any GCFC Subsidiary under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last three (3) years GCFC and each GCFC Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. GCFC Disclosure Schedule 4.1(k) (ii) identifies all policies of insurance maintained by GCFC and each GCFC Subsidiary.

(l) Legal Proceedings.

(i) Except as set forth in GCFC Disclosure Schedule 4.1(l), neither GCFC nor any GCFC Subsidiary is a party to any, and there are no pending or, to GCFC’s Knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against GCFC or any GCFC Subsidiary, (ii) to which GCFC or any GCFC Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of GCFC or any GCFC Subsidiary to perform under this Agreement, except for any proceeding, claim, action, investigation or inquiry referred to in clauses (i) and (ii) which, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

(ii) There is no action, suit, proceeding, claim, arbitration or investigation pending or to the Knowledge of GCFC threatened, by any person, including without limitation any Governmental Entity, against any director, officer, employee, trustee, agent or other person who may be entitled to receive indemnification or reimbursement of any claim, loss or expense under any agreement, contract or arrangement providing for corporate indemnification or reimbursement of any such person from GCFC.

(m) Compliance With Applicable Law.

(i) To GCFC’s Knowledge, each of GCFC and each GCFC Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees and customers, including, without limitation, the USA

PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977 (“CRA”), the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices and neither GCFC nor any GCFC Subsidiary has received any written notice to the contrary.

(ii) Each of GCFC and each GCFC Subsidiary has all material permits, licenses, authorizations orders and approvals of, and has timely made all filings, applications and registrations with, all Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to GCFC’s Knowledge, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals set forth in Section 8.3.

(iii) For the period beginning January 1, 2004, neither GCFC nor any GCFC Subsidiary has received any notification or, to GCFC’s Knowledge, any other communication from any Bank Regulator (i) asserting that GCFC or any GCFC Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to GCFC or any GCFC Subsidiary; (iii) requiring or threatening to require GCFC or any GCFC Subsidiary, or indicating that GCFC or any GCFC Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of GCFC or any GCFC Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of GCFC or any GCFC Subsidiary (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Neither GCFC nor any GCFC Subsidiary has consented to or entered into any Regulatory Agreement that is currently in effect. The most recent regulatory rating given to GCB as to compliance with the CRA is “Satisfactory” or better.

(iv) Prior to the date of this Agreement, GCFC has furnished to IBT copies of all federal and state banking regulatory examination reports, management reports and related correspondence issued about and to GCFC and any GCFC Subsidiary for the fiscal years 2004 through 2007 (collectively referred to as the “Reports”). The Reports are true and complete in all respects, and that no other examination report, management report, correspondence, or other notice regarding the Reports has been communicated to GCFC or any GCFC Subsidiary by any federal or state banking regulator and not provided to IBT.

(n) Employee Benefit Plans.

(i) GCFC Disclosure Schedule 4.1(n)(i) includes a descriptive list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans, fringe benefit plans, employment, severance and change in control agreements and all other material benefit practices, policies and arrangements maintained by GCFC or any GCFC Subsidiary in which any employee or former employee, consultant or former consultant or director or former director of GCFC or any GCFC Subsidiary participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the “Compensation and Benefit Plans”). Except as set forth in GCFC Disclosure Schedule 4.1(n)(i), neither GCFC nor any of its Subsidiaries has any commitment to create any additional Compensation and Benefit Plan or to materially modify, change or renew any existing Compensation and Benefit Plan (any modification or change that increases the cost of such plans would be deemed material), except as required to maintain the qualified status thereof. GCFC has made available to IBT true and correct copies of the Compensation and Benefit Plans. There are no outstanding unvested or unexercised awards under any GCFC benefit plans and there are no awards available for issuance under any such plan.

(ii) Except as disclosed in GCFC Disclosure Schedule 4.1(n)(ii), each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, the Health Insurance Portability and Accountability Act and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and GCFC is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter. There is no material pending or, to the Knowledge of GCFC, threatened action, suit or claim relating to any of the Compensation and Benefit Plans (other than routine claims for benefits). Neither GCFC nor any GCFC Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject GCFC or any GCFC Subsidiary to an unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

(iii) All contributions required to be made under the terms of any Compensation and Benefit Plan or any employee benefit arrangements to which GCFC or any GCFC Subsidiary is a party or a sponsor have been timely made, and all anticipated contributions and funding obligations are accrued on GCFC’s consolidated financial statements to the extent required by GAAP. GCFC or GCFC Subsidiaries have expensed and accrued as a liability the present value of future benefits under each applicable Compensation and Benefit Plan for financial reporting purposes as required by GAAP.

(iv) Neither GCFC nor any GCFC Subsidiary has any obligations to provide retiree health, life insurance, disability insurance, or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code. Except as set forth in GCFC Disclosure Schedule 4.1(n)(iv), there has been no communication to employees by GCFC or any GCFC Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, disability insurance, or other retiree death benefits.

(v) Except as set forth in GCFC Disclosure Schedule 4.1(n)(v), GCFC and GCFC Subsidiaries do not maintain any Compensation and Benefit Plans covering employees who are not United States residents.

(vi) Except as set forth in GCFC Disclosure Schedule 4.1(n)(vi), with respect to each Compensation and Benefit Plan, if applicable, GCFC has provided or made available to IBT copies of the: (A) trust instruments and insurance contracts, (B) two (2) most recent Forms 5500 filed with the IRS, (C) two (2) most recent actuarial reports and financial statements; (D) most recent summary plan description, (E) most recent determination letter issued by the IRS; (F) any Form 5310 or Form 5330 filed with the IRS within the last two years, and (G) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests), if applicable.

(vii) Except as set forth in GCFC Disclosure Schedule 4.1(n)(vii), the consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time) (A) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.

(viii) Neither GCFC nor any GCFC Subsidiary maintains any compensation plans, programs or arrangements under which any payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

(ix) To the Knowledge of GCFC, the consummation of the Merger will not, directly or indirectly (including without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time), entitle any current or former employee, director or independent contractor of

GCFC or any GCFC Subsidiary to any actual or deemed payment (or benefit) which could constitute a “parachute payment” (as such term is defined in Section 280G of the Code).

(x) Except as disclosed in GCFC Disclosure Schedule 4.1(n)(x), there are no stock options, stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock, outstanding under any of the Compensation and Benefit Plans or otherwise as of the date hereof and none will be granted, awarded, or credited after the date hereof.

(o) Brokers, Finders and Financial Advisors.  Neither GCFC nor any GCFC Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor other than Donnelly Penman & Partners in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person other than Donnelly Penman & Partners in connection with the transactions contemplated by this Agreement.

(p) Real Property.  With respect to each parcel of real property owned, legally or beneficially, by GCFC or any GCFC Subsidiary (“GCFC’s Real Property”) and also with respect to each parcel of real property leased by GCFC or any GCFC Subsidiary (“GCFC’s Leased Real Property”), all of which are listed on the GCFC Disclosure Schedule 4.1(p); to GCFC’s Knowledge:

(i) None of GCFC, the GCFC Subsidiaries, GCFC’s Real Property, or GCFC’s Leased Real Property is in material violation of any applicable zoning regulation, building restriction, restrictive covenant, ordinance or other law, order, regulation or requirement.

(ii) All buildings and improvements to GCFC’s Real Property and GCFC’s Leased Real Property are in good condition (normal wear and tear excepted), are structurally sound and are not in need of material repairs, are fit for their intended purposes, and are adequately serviced by all utilities necessary for the effective operation of business as presently conducted at that location.

(iii) None of GCFC’s Real Property or GCFC’s Leased Real Property is the subject of any pending condemnation action. To GCFC’s Knowledge, there is no proposal under active consideration by any public or governmental authority or entity to acquire GCFC’s Real Property or GCFC’s Leased Real Property for any governmental purpose.

(iv) There is no pending or to GCFC’s Knowledge proposed special assessment affecting or which may affect GCFC’s Real Property or GCFC’s Leased Real Property.

(q) Duties as Fiduciary.  To the knowledge of GCFC, GCB has performed all of its duties in any capacity as trustee, executor, administrator, registrar, guardian, custodian, escrow agent, receiver or other fiduciary in a fashion that complies in all material respects with all applicable laws, regulations, orders, agreements, wills, instruments and common law standards. GCB has not received notice of any claim, allegation or complaint from any person that GCB failed to perform these fiduciary duties in a manner that complies in all material respects with all applicable laws, regulations, orders, agreements, wills, instruments and common law standards, except for notices involving matters that have been resolved and any cost of such resolution is reflected in GCFC’s Financial Statements.

(r)  Environmental Matters.

(i) Except as may be set forth in GCFC Disclosure Schedule 4.1(r) and any Phase I Environmental Report identified therein, with respect to GCFC and each GCFC Subsidiary:

(A) each of GCFC and the GCFC Subsidiaries and, to GCFC’s Knowledge, the Participation Facilities and Loan Properties are, and have been, in substantial compliance with, and are not liable under, any Environmental Laws;

(B) GCFC has received no notice that there is any suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to GCFC’s Knowledge, no such action is threatened, before any court, governmental agency or other forum against it or any of the GCFC Subsidiaries or any Participation Facility (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by it or any of the GCFC Subsidiaries or any Participation Facility;

(C) GCFC has received no notice that there is any suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to GCFC’s Knowledge no such action is threatened, before any court, governmental agency or other forum relating to or against any Loan Property (or GCFC or any of the GCFC Subsidiaries in respect of such Loan Property) (x) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by a Loan Property;

(D) to GCFC’s Knowledge, the properties currently owned or operated by GCFC or any GCFC Subsidiary (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern other than as permitted under applicable Environmental Law;

(E) neither GCFC nor any GCFC Subsidiary has received any written notice, demand letter, executive or administrative order, directive or request for information from any federal, state, local or foreign governmental entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law;

(F) to GCFC’s Knowledge, there are no underground storage tanks on, in or under any properties owned or operated by GCFC or any of the GCFC Subsidiaries or any Participation Facility, and to GCFC’s Knowledge, no underground storage tanks have been closed or removed from any properties owned or operated by GCFC or any of the GCFC Subsidiaries or any Participation Facility; and

(G) to GCFC’s Knowledge, during the period of (s) GCFC’s or any of the GCFC Subsidiaries’ ownership or operation of any of their respective current properties or (t) GCFC’s or any of the GCFC Subsidiaries’ participation in the management of any Participation Facility, there has been no contamination by or release of Materials of Environmental Concerns in, on, under or affecting such properties that could reasonably be expected to result in material liability under the Environmental Laws. To GCFC’s Knowledge, prior to the period of (x) GCFC’s or any of the GCFC Subsidiaries’ ownership or operation of any of their respective current properties or (y) GCFC’s or any of the GCFC Subsidiaries’ participation in the management of any Participation Facility, there was no contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties that could reasonably be expected to result in material liability under the Environmental Laws.

(ii) “Loan Property” means any property in which the applicable party (or a subsidiary of it) holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property. “Participation Facility” means any facility in which the applicable party (or a subsidiary of it) participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

(s) Fairness Opinion.   GCFC’s Board of Directors has received an oral opinion of Donnelly Penman & Partners in its capacity as GCFC’s financial advisor, substantially to the effect that the consideration to be received by the holders of the GCFC Common Stock in the Merger is fair to the holders of GCFC Common Stock from a financial point of view.

(t) Loan Portfolio.

(i) To GCFC’s Knowledge, the allowance for loan losses reflected in the notes to GCFC’s audited consolidated statement of financial condition at December 31, 2006 was, and the allowance for loan losses shown in the notes to the GCFC’s audited consolidated financial statements for periods ending after December 31, 2006 were, or will be, adequate, as of the dates thereof, under GAAP.

(ii) GCFC Disclosure Schedule 4.1(t)(ii) sets forth a listing, as of the most recently available date, by account, of: (A) each borrower, customer or other party which has notified GCFC or any GCFC Subsidiary during the past twelve months of, or has asserted against GCFC or any GCFC Subsidiary, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of GCFC, each borrower, customer or other party which has given GCFC or any GCFC Subsidiary any oral notification of, or orally asserted to or against GCFC or any GCFC Subsidiary, any such claim; and (B) all loans in excess of $15,000, (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of the date of this Agreement are classified as “Other Loans Specifically Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder, (4) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (5) where a specific reserve allocation exists in connection therewith, together with an aggregate total of all such loans that would otherwise be disclosed pursuant to (B)(1)-(5) above except the amount involved is $15,000 or less; and (C) all other assets classified by GCFC or any GCFC Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

(iii) All loans receivable (including discounts) and accrued interest entered on the books of GCFC and the GCFC Subsidiaries arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of GCFC’s or the appropriate GCFC Subsidiary’s respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be, except as set forth in GCFC Disclosure Schedule 4.1(t)(iii). To the Knowledge of GCFC, the loans, discounts and the accrued interest reflected on the books of GCFC and the GCFC Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. Except as set forth in GCFC Disclosure Schedule 4.1(t)(iii), all such loans are owned by GCFC or the appropriate GCFC Subsidiary free and clear of any liens.

(iv) The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

(u) Related Party Transactions.  Except as set forth in GCFC Disclosure Schedule 4.1(u), neither GCFC nor any GCFC Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of GCFC or any GCFC Subsidiary. All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectibility or present other unfavorable features. No loan or credit accommodation to any Affiliate of GCFC or any GCFC Subsidiary is presently in default or, during the three (3) year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended except for rate or other modifications pursuant to GCFC’s loan modification policy that is applicable to all Persons. Neither GCFC nor any GCFC Subsidiary has been notified that principal and interest with respect to any such loan or other accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by GCFC is inappropriate.

(v) Deposits.  Except as disclosed in GCFC Disclosure Schedule 4.1(v), none of the deposits of GCB is a “brokered deposit” as defined in 12 C.F.R. Section 337.6(a)(2).

(w) Required Vote.   The affirmative vote of a majority of the GCFC board of directors and of the issued and outstanding shares of GCFC Common Stock is required on behalf of GCFC to approve this Agreement and the Merger under GCFC’s Articles of Incorporation and the MBCA.

(x) Intellectual Property.  GCFC and each GCFC Subsidiary owns or, to GCFC’s Knowledge, possesses valid and binding licenses and other rights to use all patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in their business, each without payment, and neither GCFC nor any GCFC Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. GCFC and each GCFC

Subsidiary have performed all the obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing.

(y) Policies and Procedures.  Since January 1, 2007, GCFC and each GCFC Subsidiary have complied in all material respects with the policies and procedures as formally adopted and disclosed to IBT as applicable to the periods when those policies and procedures were in effect except where the failure to comply would not be reasonably likely to have a Material Adverse Effect on GCFC.

(z) Reorganization.  GCFC has no Knowledge of any reason why the Merger would fail to qualify as a reorganization under Section 368(a) of the Code.

ARTICLE V — REPRESENTATIONS AND WARRANTIES OF IBT

5.1.  Representations and Warranties of IBT.  IBT represents and warrants to GCFC that the statements contained in this Article V are correct as of the date of this Agreement, except as set forth in the IBT Disclosure Schedule delivered by IBT to GCFC on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date. IBT has made a good faith effort to ensure that the disclosure on each schedule of the IBT Disclosure Schedule corresponds to the section referenced herein. However, for purposes of the IBT Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably apparent that such item applies to such other schedule.

(a) Organization, Standing and Power.

(i) IBT is a corporation duly organized, validly existing and in good standing under the laws of the state of Michigan. IBT has all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. IBT is a financial services holding company duly registered under the Bank Holding Company Act of 1956, as amended.

(ii) Isabella is a wholly-owned subsidiary of IBT and a Michigan chartered bank duly organized, validly existing and in good standing under the laws of the state of Michigan. Isabella has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The deposits of Isabella are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by Isabella when due.

(iii) IBT Disclosure Schedule 5.1(a)(iii) sets forth each IBT Subsidiary. Each IBT Subsidiary (other than Isabella) is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

(b) Capital Structure.

(i) The authorized capital stock of IBT consists of Ten Million (10,000,000) shares of IBT Common Stock, of which 6,325,773 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights. Neither IBT nor any IBT Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of IBT Common Stock, or any other security of IBT or any securities representing the right to vote, purchase or otherwise receive any shares of IBT Common Stock or any other security of IBT, other than shares issuable under the IBT Stock Benefit Plans.

(ii) Except as set forth in IBT Disclosure Schedule 5.1(b)(ii), or as is set forth in the IBT proxy statement for its annual meeting held in 2007, to IBT’s Knowledge, no Person is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of IBT Common Stock.

(iii) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which IBT’s shareholders may vote has been issued by IBT and are outstanding.

(c) Authority.

(i) IBT has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the required Regulatory Approvals described in Section 8.3, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by IBT and the completion by IBT of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Board of Directors of IBT. This Agreement has been duly and validly executed and delivered by IBT, and subject to the receipt of the Regulatory Approvals described in Section 8.3 hereof constitutes the valid and binding obligations of IBT, enforceable against IBT in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

(ii) Isabella has full corporate power and authority to execute, deliver and perform its obligations under the Bank Merger Agreement and to consummate the Subsidiary Merger and the transactions contemplated thereby. The execution and delivery of the Bank Merger Agreement and the consummation of the transactions contemplated thereby will be duly and validly approved by the Board of Directors of Isabella and approved by the sole shareholder of Isabella. No other corporate proceedings on the part of Isabella will be necessary to consummate the transactions contemplated by the Bank Merger Agreement. The Bank Merger Agreement has been duly and validly executed and delivered by Isabella and (assuming due authorization, execution and delivery by GCB) constitutes a valid and binding obligation of Isabella, enforceable against Isabella in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

(iii) Neither the execution and delivery of this Agreement by IBT or the Bank Merger Agreement by Isabella, nor the consummation by IBT or Isabella, as the case may be, of the transactions contemplated hereby or thereby, nor compliance by IBT or Isabella, as the case may be, with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of IBT or the Charter, bylaws or similar governing documents of any IBT Subsidiary, or (ii) assuming that the consents and approvals referred to herein are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to IBT or any IBT Subsidiary, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, result in the obligation to sell or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of IBT or any IBT Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which IBT or any IBT Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected.

(d) Consents.  Except for the Regulatory Approvals referred to in Section 8.3 hereof and compliance with any conditions contained therein, and the approval of this Agreement by the requisite vote of the shareholders of GCFC, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and, to IBT’s Knowledge, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with the execution and delivery of this Agreement by IBT and the Subsidiary Merger Agreement by Isabella, and the completion by IBT of the Merger and the completion of the Subsidiary Merger by Isabella. To IBT’s Knowledge, (i) it has not received notice as of the date hereof that any Bank Regulator intends to disapprove or object to the completion of the transactions contemplated by this Agreement or the Subsidiary Merger Agreement, and (ii) there is no reason to expect that all Regulatory Approvals required for the consummation of the transactions contemplated by this Agreement or the Subsidiary Merger Agreement will not be received.

(e) Financial Statements.

(i) IBT has previously made available to GCFC the IBT Financial Statements. Except as disclosed in IBT Disclosure Schedule 5.1(e)(i), the IBT Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of IBT and the IBT Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

(ii) At the date of each balance sheet included in the IBT Financial Statements, IBT nor any IBT Subsidiary had any liability, obligation or loss contingency of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such IBT Financial Statements or in the footnotes thereto which were not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which were not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

(f) Taxes.   IBT and the IBT Subsidiaries that are at least 80% owned by IBT are members of the same Affiliated group within the meaning of Code Section 1504(a). IBT has duly filed all federal, state and material local tax returns required to be filed by or with respect to IBT and each IBT Subsidiary on or prior to the Closing Date, taking into account any extensions (all such returns, to IBT’s Knowledge, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local taxes which have been incurred by or are due or claimed to be due from IBT and any IBT Subsidiary by any taxing authority or pursuant to any written tax sharing agreement on or prior to the Closing Date other than taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined. As of the date of this Agreement, neither IBT nor any IBT Subsidiary has received notice of, and to IBT’s Knowledge, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of IBT or any IBT Subsidiary, and no claim has been made by any authority in a jurisdiction where IBT or any IBT Subsidiary do not file tax returns that IBT or any such IBT Subsidiary is subject to taxation in that jurisdiction. IBT and its IBT Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. IBT and each of its IBT Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and IBT and each of its IBT Subsidiaries, to IBT’s Knowledge, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

(g) No Material Adverse Effect.  Except as disclosed in IBT’s Securities Documents filed on or prior to the date hereof, IBT and the IBT Subsidiaries, taken as a whole, have not suffered any Material Adverse Effect since January 1, 2007, and to IBT’s Knowledge, no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on IBT and the IBT Subsidiaries, taken as a whole.

(h) Ownership of Property; Insurance Coverage.

(i) IBT and each IBT Subsidiary has good and, as to real property, marketable title to all material assets and properties owned by IBT or any IBT Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheet contained in the most recent IBT Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheet), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities or any transaction by Isabella or IBT acting in a fiduciary capacity, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. IBT and each IBT Subsidiary, as lessee, have the right under valid and existing leases of real and personal properties used by IBT and each IBT Subsidiary in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in all material respects in the notes to the IBT Financial Statements.

(ii) IBT and each IBT Subsidiary currently maintain insurance considered by each of them to be customary and adequate for their respective operations. Neither IBT nor any IBT Subsidiary has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices of material claims have been given by IBT, or any IBT Subsidiary under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last three (3) years IBT and each IBT Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. IBT Disclosure Schedule 5.1(h) (ii) identifies all policies of insurance maintained by IBT and each IBT Subsidiary.

(i) Legal Proceedings.   Except as set forth in IBT Disclosure Schedule 5.1(i), neither IBT nor any IBT Subsidiary is a party to any, and there are no pending or, to IBT’s Knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against IBT or any IBT Subsidiary, (ii) to which IBT or any IBT Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of IBT or any IBT Subsidiary to perform under this Agreement, except for any proceeding, claim, action, investigation or inquiry referred to in clauses (i) and (ii) which, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

(j) Compliance with Applicable Law.

(i) To IBT’s Knowledge, each of IBT and each IBT Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees and customers, including, without limitation, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the CRA, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices and neither IBT nor any IBT Subsidiary has received any written notice to the contrary.

(ii) Each of IBT and each IBT Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has timely made all filings, applications and registrations with, all Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to IBT’s Knowledge, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals set forth in Section 8.3.

(iii) For the period beginning January 1, 2004, neither IBT nor any IBT Subsidiary has received any notification or, to IBT’s Knowledge, any other communication from any Bank Regulator (i) asserting that IBT or any IBT Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to IBT or any IBT Subsidiary; (iii) requiring or threatening to require IBT or any IBT Subsidiary, or indicating that IBT or any IBT Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of IBT or any IBT Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of IBT or any IBT Subsidiary (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Neither IBT nor any IBT Subsidiary has consented to or entered into any Regulatory Agreement that is currently in effect. The most recent regulatory rating given to Isabella as to compliance with the CRA is “Satisfactory” or better.

(k) IBT Common Stock.  The shares of IBT Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

(l) Securities Documents.  IBT has made available to GCFC copies of its (i) annual reports on Form 10-K for the years ended December 31, 2006, 2005 and 2004, (ii) quarterly reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007, and (iii) proxy materials used for its meetings of shareholders held in 2007, 2006 and 2005. Such reports and proxy materials complied, at the time filed with the SEC, in all material respects, with the Securities Laws.

(m) Reorganization.  IBT has no Knowledge of any reason why the Merger would fail to qualify as a reorganization under Section 368(a) of the Code.

(n) Information Supplied.  None of the information supplied or to be supplied by IBT or any IBT Subsidiary for inclusion or incorporation by reference in (i) the Merger Registration Statement will, at the time the Merger Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement-Prospectus and any amendment or supplement thereto will, at the date of mailing to GCFC shareholders and at the time of the meeting of shareholders of GCFC to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Proxy Statement-Prospectus (except for such portions thereof that relate only to GCFC) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, and the Merger Registration Statement (except for such portions thereof that relate only to GCFC) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

(o) Required Vote.  Only the affirmative vote of a majority of the IBT board of directors is required on behalf of IBT to approve this Agreement and the Merger under IBT’s Articles of Incorporation and the MBCA.

(p) Merger Consideration.  As of the Closing Date and subject to Article IX, IBT will have authorized shares of IBT Common Stock and cash in the aggregate amount of the Merger Consideration available for deposit with the Exchange Agent.

(q) Pro Forma Capital Requirements.  Isabella is, and on a pro forma basis giving effect to the transactions contemplated by this Agreement and any financing or capital injection contemplated by IBT, will be “adequately capitalized” as defined for purposes of the Federal Deposit Insurance Act and applicable regulations.

(r) Brokers, Finders and Financial Advisors.  Neither IBT nor any IBT Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor other than Austin Associates, LLC in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person other than Austin Associates, LLC in connection with the transactions contemplated by this Agreement.

ARTICLE VI — COVENANTS OF GCFC

6.1.  Conduct of Business.

(a) Affirmative Covenants.  During the period from the date of this Agreement to the Effective Time, except with the written consent of IBT, GCFC will, and will cause each GCFC Subsidiary to: operate its business only in the usual, regular and ordinary course of business; use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would: (i) adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain such approvals, or (ii) adversely affect its ability to perform its covenants and agreements under this Agreement.

(b) Negative Covenants.  GCFC agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement, or consented to by IBT in writing, it will not, and it will cause each of the GCFC Subsidiaries not to:

(i) change or waive any provision of its Articles of Incorporation or Bylaws, except as required by law;

(ii) change the number of authorized or issued shares of its capital stock, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under any GCFC Stock Benefit Plan, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock other than dividends issued consistent with the past practice of GCFC, or redeem or otherwise acquire any shares of capital stock;

(iii) enter into, amend in any material respect or terminate any material contract or agreement (including without limitation any settlement agreement with respect to litigation) except in the ordinary course of business;

(iv) make application for the opening or closing of any, or open or close any, branch or automated banking facility, except as required by any Bank Regulator;

(v) except as agreed to or incurred prior to the date of this Agreement, grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees except that GCFC may (A) authorize compensation increases including bonuses to officers in the ordinary course of business not to exceed $10,000 in the aggregate, after the execution of this Agreement through December 31, 2007, and (B) hire at-will, non-officer employees to fill vacancies that may from time to time arise in the ordinary course of business;

(vi) enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution or defined benefit plan other than regularly scheduled contributions consistent with past practice;

(vii) merge or consolidate GCFC or any GCFC Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of GCFC or any GCFC Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other Person other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between GCFC, or any GCFC Subsidiary, and any other Person; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender by any GCFC Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

(viii) sell or otherwise dispose of the capital stock of GCFC or sell or otherwise dispose of any asset of GCFC or of any GCFC Subsidiary other than in the ordinary course of business consistent with past practice; except for transactions with the FHLB, subject any asset of GCFC or of any GCFC Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(ix) take any action which would result in any of the representations and warranties of GCFC set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article IX hereof not being satisfied, except in each case as may be required by applicable law;

(x) change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Bank Regulator responsible for regulating GCFC or any GCFC Subsidiary;

(xi) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which GCFC or any GCFC Subsidiary is a party, other than in the ordinary course of business, consistent with past practice;

(xii) purchase any equity securities, or purchase any security for its investment portfolio inconsistent with GCFC’s or any GCFC Subsidiary’s current investment policy;

(xiii) except for commitments issued prior to the date of this Agreement which have not yet expired and which have been disclosed on the GCFC Disclosure Schedule 6.1(b)(xiii), and the renewal of existing lines of credit, make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) in an amount in excess of $1,000,000 for a commercial real estate loan, $500,000 for a construction loan, $250,000 for a commercial business loan, or in excess of $500,000 for a residential loan, except that if IBT does not object within 24 hours after confirmation of receipt of notification from GCFC of an intent to originate a loan in excess of the amounts set forth in this paragraph, consent shall be deemed to have been given by IBT. Notwithstanding Section 12.4, notice under this Section 6.1(b)(xiii) may also be provided by facsimile or electronic mail;

(xiv) enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliates other than pursuant to GCFC’s existing insider loan policy;

(xv) enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest except in the ordinary course of business consistent with past practice;

(xvi) except for the execution of this Agreement, and actions taken or which will be taken in accordance with this Agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

(xvii) make any change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other material banking policies in any material respect except as may be required by changes in applicable law or regulations, by a Bank Regulator, or in the discretion of the GCFC board of directors, consistent with prudent banking practice, in which case GCFC shall give prior notice to IBT;

(xviii) except for the execution of this Agreement, and the transactions contemplated herein, take any action that would give rise to an acceleration of the right to payment to any individual under any GCFC Compensation and Benefit Plan;

(xix) except as set forth in GCFC Disclosure Schedule 6.1(b)(xix), make any capital expenditures in excess of $25,000 individually and in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

(xx) purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies and other than the sale or disposal or worn, surplus or replaced equipment;

(xxi) sell any participation interest in any loan (other than sales of loans secured by one- to four-family real estate that are consistent with past practice) unless IBT has been given prior notice of any loan participation being sold;

(xxii) undertake or enter into any lease, contract or other commitment for its account, other than in the normal course of banking business;

(xxiii) pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding in an amount exceeding $10,000;

(xxiv) except to reelect persons who are then incumbent officers and directors at annual meetings, not (A) increase the number of directors, (B) elect or appoint any person to an executive office, or (C) hire any person to perform the services of an executive officer; or

(xxv) agree to do any of the foregoing.

6.2.  Current Information.

(a) Subject to Section 12.1 hereof, during the period from the date of this Agreement to the Effective Time, GCFC will cause one or more of its representatives to confer with representatives of IBT or a designated IBT Subsidiary and report the general status of its ongoing operations at such times as IBT or a designated IBT Subsidiary may reasonably request. GCFC will promptly notify IBT of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving GCFC or any GCFC Subsidiary.

(b) Subject to Section 12.1 hereof, GCFC shall provide IBT, within thirty (30) days after the end of each month, a written list of (i) nonperforming assets (the term “nonperforming assets” for purposes of this subsection, means loans that are “troubled debt restructuring” as defined in Statement of Financial Accounting Standards No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructuring,”), (ii) loans on nonaccrual, (iii) real estate owned, (iv) all loans ninety (90) days or more past due as of the end of such month, and (v) impaired loans. On a monthly basis, GCFC shall provide IBT with a schedule of all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan.

(c) GCFC shall promptly inform IBT upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of GCFC or any GCFC Subsidiary.

6.3.  Access to Properties and Records.  Subject to Section 12.1 hereof, GCFC shall permit IBT or a designated IBT Subsidiary access upon reasonable notice to its properties and those of the GCFC Subsidiaries, and shall disclose and make available to IBT or a designated IBT Subsidiary to the extent permitted by applicable law during normal business hours all of its books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter GCFC reasonably determines should be treated as confidential or privileged) and shareholders’ meetings, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, litigation files (to the extent not resulting in waiver of attorney-client privilege), plans affecting employees, and any other business activities or prospects in which IBT may have a reasonable interest. GCFC shall provide and shall request its auditors to provide IBT with such historical financial information regarding it (and related audit reports and consents) as IBT may request for securities disclosure purposes. GCFC and each GCFC Subsidiary shall permit, upon reasonable notice, IBT at its own expense to cause a “phase I environmental audit” and a “phase II environmental audit” to be performed at any physical location owned or occupied by GCFC or any GCFC Subsidiary. IBT shall indemnify and hold harmless GCFC for any claim, suit, liability, cost, expense or damages whatsoever arising out of or related to such environmental audits or any other inspection or due diligence activity conducted on GCFC’s premises.

6.4.  Financial and Other Statements.

(a) Promptly upon receipt thereof, GCFC will furnish to IBT copies of each annual, interim or special audit of the books of GCFC and the GCFC Subsidiaries made by its independent accountants and copies of all internal control reports submitted to GCFC by such accountants in connection with each annual, interim or special audit of the books of GCFC and the GCFC Subsidiaries made by such accountants.

(b) Promptly after a GCFC board meeting but no later than thirty (30) days after the end of each month, GCFC will deliver to IBT a consolidated balance sheet and a consolidated statement of operations, without related notes, for such month prepared in accordance with current financial reporting practices.

(c) GCFC will advise IBT promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of GCFC or any of the GCFC Subsidiaries.

(d) With reasonable promptness, GCFC will furnish to IBT such additional financial data that GCFC possesses and as IBT may reasonably request, including without limitation, detailed monthly financial statements and loan reports.

6.5.  Maintenance of Insurance.  GCFC shall maintain and cause the GCFC Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business.

6.6.  Disclosure Supplements.  From time to time prior to the Effective Time, GCFC will promptly supplement or amend the GCFC Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such GCFC Disclosure Schedule or which is necessary to correct any information in such GCFC Disclosure Schedule which has been rendered inaccurate thereby.

6.7.  Consents and Approvals of Third Parties.  GCFC shall use all commercially reasonable efforts, and shall cause each GCFC Subsidiary to use all commercially reasonable efforts, to obtain as soon as practicable all consents and approvals of any other Persons necessary or desirable for the consummation of the transactions contemplated by this Agreement.

6.8.  All Reasonable Efforts.  Subject to the terms and conditions herein provided, GCFC and GCB agree to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Subsidiary Merger Agreement, except to the extent that such action, in the good faith determination of the board of directors of GCFC or GCB, as the case may be, after consultation with legal counsel, may result in a breach of fiduciary duty by said board of directors.

6.9.  Failure to Fulfill Conditions.  In the event that GCFC determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify IBT.

6.10.  No Solicitation.  From and after the date hereof until the termination of this Agreement, neither GCFC, nor any GCFC Subsidiary, nor any of their respective officers, directors, employees, representatives, agents and Affiliates (including, without limitation, any investment banker, attorney or accountant retained by GCFC or any of the GCFC Subsidiaries), will, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance) any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal, or authorize or permit any of its officers, directors, or employees or any of its Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by any of its Subsidiaries to take any such action, and GCFC shall notify IBT orally (within one business day) and in writing (as promptly as practicable) of all of the relevant details relating to all inquiries and proposals which it or any of its Subsidiaries or any such officer, director or employee, or, to GCFC’s Knowledge, investment banker, financial advisor, attorney, accountant or other representative of GCFC may receive relating to any of such matters, provided, however, that nothing contained in this Section 6.10 shall prohibit the Board of Directors of GCFC from (i) complying with its disclosure obligations under federal or state law; or (ii) furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited Acquisition Proposal, if, and only to the extent that, (A) the Board of Directors of GCFC determines in good faith (after consultation with its financial and legal advisors), taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, that such proposal, if consummated, is reasonably likely to result in a transaction more favorable to GCFC’s shareholders from a financial point of view than the Merger; (B) the Board of Directors of GCFC determines in good faith (after consultation with its financial and legal advisors) that the failure to furnish information to or enter into discussions with such Person would likely cause the Board of Directors to breach its fiduciary duties to shareholders under applicable law (such proposal that satisfies clause (A) and (B) being referred to herein as a “Superior Proposal”); and (C) GCFC promptly notifies IBT of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with GCFC or any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers, and receives from such Person an executed confidentiality agreement in form and substance identical in all material respects to the confidentiality agreements that GCFC and IBT entered into. For purposes of this Agreement, “Acquisition Proposal” shall mean any proposal or offer as to any of the following (other than the transactions contemplated hereunder) involving GCFC or any of its Subsidiaries: (i) any merger, consolidation, share exchange, business combination, or other similar transactions; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of GCFC and the GCFC Subsidiaries, taken as a whole, in a single transaction or series of transactions; (iii) any sale or tender offer or exchange offer for 10% or more of the outstanding shares of capital stock of GCFC or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

ARTICLE VII — COVENANTS OF IBT

7.1.  Financial and Other Statements.

(a) Promptly upon receipt thereof, IBT shall furnish to GCFC copies of each annual, interim or special audit of the books of IBT and the IBT Subsidiaries made by its independent accountants and copies of all internal control reports submitted to IBT by such accountants in connection with each annual, interim or special audit of the books of IBT and the IBT Subsidiaries made by such accountants.

(b) Promptly after an IBT board meeting but no later than thirty (30) days after the end of each month, IBT shall deliver to GCFC a consolidated balance sheet and a consolidated statement of operations, without related notes, for such month prepared in accordance with current financial reporting practices.

(c) IBT will advise GCFC promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of IBT or any of the IBT Subsidiaries.

(d) With reasonable promptness, IBT shall furnish to GCFC such additional financial data that IBT possesses and as GCFC may reasonably request, including without limitation, detailed monthly financial statements and loan reports.

7.2.  Disclosure Supplements.  From time to time prior to the Effective Time, IBT will promptly supplement or amend the IBT Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such IBT Disclosure Schedule or which is necessary to correct any information in such IBT Disclosure Schedule which has been rendered inaccurate thereby.

7.3.  Consents and Approvals of Third Parties.  IBT shall use all commercially reasonable efforts and shall cause each IBT Subsidiary to use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals of any other Persons necessary or desirable for the consummation of the transactions contemplated by this Agreement.

7.4.  All Reasonable Efforts.  Subject to the terms and conditions herein provided, IBT and Isabella agree to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Subsidiary Merger Agreement, except to the extent that such action, in the good faith determination of the board of directors of IBT or Isabella, as the case may be, after consultation with legal counsel, may result in a breach of fiduciary duty by said board of directors.

7.5.  Failure to Fulfill Conditions.  In the event that IBT determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify GCFC.

7.6.  Employee Benefits.  IBT shall, from and after the Effective Time until January 1, 2009, continue the defined contribution plan of GCFC in effect immediately preceding the Effective Time. No later than January 1, 2009, or as required by ERISA, IBT shall cause the employee defined contribution plans of IBT to be adopted by Isabella for all GCFC employees who were employed as of the Effective Time (the “Former GCFC Employees”). All Former GCFC Employees who become participants in an IBT employee pension benefit plan covered under ERISA shall, for purposes of determining eligibility for and for any applicable vesting periods of such employee benefits only (and not for benefit accrual purposes) be given credit for meeting eligibility and vesting requirements in such plans for service as an employee of GCFC or any predecessor thereto prior to the Effective Time. This Agreement shall not be construed to limit the ability of IBT or the IBT Subsidiary to terminate the employment of any employee or to review employee pension benefits programs from time to time and to make such changes as it may deem appropriate. IBT shall, from and after the Effective Time, continue in effect any material welfare benefit plan, life insurance, group health plan or disability plan in which the employees of GCFC participated immediately prior to the Effective Time (or an arrangement providing substantially similar benefits). IBT and the IBT Subsidiary shall not take any action which would adversely affect the employees of GCFC participation in or materially reduce any benefits under any such plan or arrangement. Nothing contained in this subsection shall limit IBT or any IBT Subsidiary’s right to amend or terminate any plan or arrangement to conform such plan or arrangement to statutory or regulatory requirements applicable to such plan or arrangement.

7.7.  Directors and Officers Indemnification; Insurance.

(a) From and after the Effective Time through the third anniversary of the Effective Time, IBT and the IBT Subsidiaries (collectively the “Indemnifying Party”) shall indemnify and hold harmless each present and former director, officer and employee of GCFC, determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of GCFC or any GCFC Subsidiary or is or was serving at the request of GCFC or any GCFC Subsidiary as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including without limitation matters related to the negotiation, execution and performance of this Agreement or the consummation of the Merger, to the fullest extent which indemnification is permitted under the applicable provisions of the MBCA or the Michigan Banking Law, as applicable, as in effect on the date hereof or in the event any subsequent amendment thereto expands the permissible scope of indemnification, then as amended.

(b) Any Indemnified Party wishing to claim indemnification under this Section 7.7 hereof, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not actually prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefore are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent, and (iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

(c) If IBT or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provisions shall be made so that the successors and assigns of IBT or the surviving company shall assume the obligations set forth in this Section 7.7 hereof prior to or simultaneously with the consummation of such transaction.

ARTICLE VIII — REGULATORY AND OTHER MATTERS

8.1.  Meetings of Shareholders.  GCFC will (i) as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in GCFC’s reasonable judgment, necessary or desirable (the “GCFC Shareholders Meeting”), (ii) in connection with the solicitation of proxies with respect to the GCFC Shareholders Meeting, have its Board of Directors recommend approval of this Agreement to the GCFC Shareholders unless the Board of Directors shall have determined that such recommendation would violate its fiduciary duties under applicable law; and (iii) cooperate and consult with IBT with respect to each of the foregoing matters.

8.2.  Proxy Statement — Prospectus; Merger Registration Statement.

(a) For the purposes (x) of registering IBT Common Stock to be offered to holders of GCFC Common Stock in connection with the Merger with the SEC under the Securities Act and (y) of holding the GCFC Shareholders Meeting, IBT shall draft and prepare, and GCFC shall cooperate in the preparation of, the Merger Registration Statement, including a proxy statement and prospectus satisfying all applicable requirements of applicable banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed by GCFC to the GCFC shareholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”). IBT shall provide GCFC and its counsel with appropriate opportunity to review and comment on the Proxy Statement-Prospectus prior to the time it is initially filed with the SEC or any amendments are filed with the SEC. IBT shall file the Merger Registration Statement, including the Proxy Statement-Prospectus, with the SEC. Each of IBT and GCFC shall use their best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and GCFC shall thereafter promptly mail the Proxy Statement-Prospectus to its shareholders. IBT shall also use its best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and GCFC shall furnish all information concerning GCFC and the holders of GCFC Common Stock as may be reasonably requested in connection with any such action.

(b) Each party acknowledges that time is of the essence in connection with the preparation and filing of the Merger Registration Statement. IBT shall advise GCFC promptly after IBT receives notice of the time when the Merger Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualifications of the shares of IBT Common Stock issuable pursuant to the Merger Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Merger Registration Statement, or for additional information, and IBT shall provide GCFC with as many copies of such Merger Registration Statement and all amendments thereto promptly upon the filing thereof as GCFC may reasonably request.

(c) GCFC and IBT shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, GCFC shall cooperate with IBT in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and IBT shall file an amended Merger Registration Statement with the SEC, and each of GCFC and IBT shall mail an amended Proxy Statement-Prospectus to GCFC’s shareholders.

8.3.  Regulatory Approvals.  Each of GCFC, GCB, IBT and Isabella will cooperate and use their respective reasonable best efforts to promptly prepare and, within 30 days after the date hereof or as soon thereafter as practicable, file all necessary documentation to obtain all necessary permits, consents, waivers, approvals and authorizations of the FRB, FDIC and OFIS and any other third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement and the Subsidiary Merger Agreement. GCFC and IBT shall furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, petition or other statement made by or on behalf of GCFC, GCB, IBT or Isabella to any Bank Regulator or Governmental Entity in connection with the Merger or Subsidiary Merger and the other transactions contemplated by this Agreement and the Subsidiary Merger Agreement. Each party acknowledges that time is of the essence in connection with the preparation and filing of the documentation referred to above. GCFC shall have the right to review in advance all characterizations of the information relating to GCFC and any of its Subsidiaries which appear in any filing made in connection with the transactions contemplated by this Agreement or the Subsidiary Merger Agreement with any Governmental Entity.

8.4.  Affiliates.  GCFC shall use all reasonable efforts to cause each director, executive officer and other person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) of GCFC to deliver to IBT, as soon as practicable after the date of this Agreement, and at least thirty (30) days prior to the date of the GCFC Shareholders Meeting, a written agreement, in the form of Exhibit B hereto, providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of IBT Common Stock to be received by such “affiliate” as a result of the Merger otherwise than in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder.

8.5.  Amended and Re-Stated Management Continuity Agreements.  IBT, as the Surviving Corporation, agrees that as of the Closing Date, it shall assume and perform the Amended and Re-Stated Management Continuity Agreements set forth in GCFC Disclosure Schedule 8.5, in the same manner and to the same extent that GCFC would be required to perform said agreements if the Merger had not taken place.

8.6.  Post-Closing Operations.  (a) At and after the Closing Date, IBT and GCFC agree that all banking offices of GCB will remain open.

8.7.  Board Matters.  As of the Effective Time, IBT will appoint Ted Kortes as a member of the Board of Directors of IBT to serve until the earlier of his attainment of age 70 or the date of the 2010 annual shareholders meeting of IBT.

8.8.  Execution and Authorization of Bank Merger Agreement.  On the date of this Agreement, (a) IBT shall have (i) caused the Board of Directors of Isabella to approve the Bank Merger Agreement, (ii) caused Isabella to execute and deliver the Bank Merger Agreement, and (iii) approved the Bank Merger Agreement as the sole shareholder of Isabella, and (b) GCFC shall have (i) caused the Board of Directors of GCB to approve the Bank Merger Agreement, (ii) caused GCB to execute and deliver the Bank Merger Agreement, and (iii) approved the Bank Merger Agreement as the sole shareholder of GCB. The Bank Merger Agreement shall be substantially in the form attached hereto as Exhibit C.

8.9.  Put Rights.  GCFC Shareholders who receive IBT Common Stock pursuant to the Merger (the “Merger Shares”) shall have certain put rights as set forth in the Put Agreement which is attached hereto as Exhibit G.

ARTICLE IX — CLOSING CONDITIONS

9.1.  Conditions to Each Party’s Obligations Under This Agreement.  The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

(a) Shareholder Approval.  This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of GCFC.

(b) Injunctions.  None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction, and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement or the Subsidiary Merger Agreement.

(c) Regulatory Approvals.  All required Regulatory Approvals shall have been obtained and shall remain in full force and effect and all waiting periods relating thereto shall have expired; and no such Regulatory Approval shall include any term, condition or requirement, excluding standard conditions that are normally imposed by the regulatory authorities in bank holding company merger transactions and bank mergers, that would, in the good faith reasonable judgment of the Board of Directors of IBT, materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of GCFC and IBT or GCB and Isabella or otherwise materially impair the value of GCFC and GCB to IBT.

(d) Effectiveness of Merger Registration Statement.  The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(e) Federal Tax Opinion.  GCFC and IBT shall have received an opinion of Foster, Swift, Collins & Smith, P.C. counsel to IBT (“IBT’s Counsel”), in form and substance reasonably satisfactory to both GCFC and IBT, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger and the Subsidiary Merger will each be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, IBT’s Counsel may require and rely upon representations and covenants, including those contained in certificates of officers of GCFC, IBT and others reasonably satisfactory to such counsel.

9.2.  Conditions to the Obligations of IBT under this Agreement.  The obligations of IBT under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.2(a) through 9.2(i) at or prior to the Closing Date, which shall be waiveable by IBT:

(a) Representations and Warranties.  Each of the representations and warranties of GCFC set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Closing Date with the same effect as though all such representations and warranties had been made at the Closing Date (except to the extent such representations and warranties speak as of an earlier date); and GCFC shall have delivered to IBT a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of GCFC as of the Closing.

(b) Agreements and Covenants.  GCFC shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and IBT shall have received a certificate signed on behalf of GCFC by the Chief Executive Officer and Chief Financial Officer of GCFC to such effect dated as of the Effective Time.

(c) Permits, Authorizations, Etc.  GCFC and the GCFC Subsidiaries shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required to be obtained by it for the lawful consummation of the Merger and the Subsidiary Merger.

(d) Dissenters’ Rights.  The holders of no more than 10% of the GCFC Common Stock shall have indicated their intention to seek dissenters’ rights of appraisal.

(e) Legal Opinion.  IBT shall have received the opinion of Kreis, Enderle, Callander & Hudgins, P.C., counsel to GCFC, dated the Closing Date, in substantially the form shown on Exhibit D.

(f) Fairness Opinion.  IBT shall have received an opinion from Austin Associates, LLC, dated approximately the date of the Proxy Statement-Prospectus to the effect that the terms of the Merger are fair to IBT’s shareholders from a financial point of view as of that date and such opinion shall not have been subsequently withdrawn.

(g) Certificate as to Outstanding Shares.  IBT shall have received one or more certificates dated as of the date of the Closing and signed by the Secretary of GCFC on behalf of GCFC, and by the transfer agent for GCFC Common Stock, certifying (a) the total number of shares of capital stock of GCFC issued and outstanding as of the close of business on the day immediately preceding the Closing; and (b) with respect to the Secretary’s certification, the number of shares of GCFC Common Stock, if any, that are issuable on or after that date, all in such form as IBT may reasonably request.

(h) Sarbanes-Oxley Certification of Financial Statements.  The Chief Executive Officer and the Chief Financial Officer of GCFC shall certify the GCFC Financial Statements in the form attached as Exhibit E.

GCFC will furnish IBT with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.2 as IBT may reasonably request.

9.3.  Conditions to the Obligations of GCFC under this Agreement.  The obligations of GCFC under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.3(a) through 9.3(f) at or prior to the Closing Date, which shall be waiveable by GCFC:

(a) Representations and Warranties.  Each of the representations and warranties of IBT set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Closing Date with the same effect as though all such representations and warranties had been made at the Closing Date (except to the extent such representations and warranties speak as of an earlier date); and IBT shall have delivered to GCFC a certificate to such effect signed by the Chief Executive Officer and the Principal Financial Officer of IBT as of the Closing.

(b) Agreements and Covenants.  IBT shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and GCFC shall have received a certificate signed on behalf of IBT by the Chief Executive Officer and Principal Financial Officer of IBT to such effect dated as of the Effective Time.

(c) Permits, Authorizations, Etc.  IBT and the IBT Subsidiaries shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required to be obtained by it for the lawful consummation of the Merger and the Subsidiary Merger.

(d) Payment of Merger Consideration.  IBT shall have delivered the Exchange Fund to the Exchange Agent on or before the Closing Date.

(e) Legal Opinion.  GCFC shall have received the opinion of Foster, Swift, Collins & Smith, P.C., counsel to IBT, dated the Closing Date, in substantially the form shown on Exhibit F.

(f) Fairness Opinion.  GCFC shall have received an opinion from Donnelly Penman and Partners, dated approximately the date of the Proxy Statement-Prospectus to the effect that the terms of the Merger are fair to GCFC’s shareholders from a financial point of view as of that date and such opinion shall not have been subsequently withdrawn.

IBT will furnish GCFC with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.3 as GCFC may reasonably request.

ARTICLE X — THE CLOSING

10.1.  Time and Place.  Subject to the provisions of Articles IX and XI hereof, the Closing of the transactions contemplated hereby shall take place at the offices of IBT, 200 East Broadway, Mt. Pleasant, Michigan, at 10 a.m., or at such other place or time upon which IBT and GCFC mutually agree.

10.2.  Deliveries at the Closing.  At Closing there shall be delivered to IBT and GCFC the certificates and other documents and instruments required to be delivered at the Closing under Article IX hereof. At or prior to the Closing, IBT shall deliver the Merger Consideration as set forth under Section 9.3(d) hereof.

ARTICLE XI — TERMINATION, AMENDMENT AND WAIVER

11.1.  Termination.  This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the shareholders of GCFC:

(a) At any time by the mutual written agreement of IBT and GCFC;

(b) By IBT or GCFC (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such breach by the terminating party to the other party;

(c) By IBT or GCFC (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such failure by the terminating party to the other party;

(d) By IBT or GCFC, if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by IBT and GCFC; provided, that no party may terminate this Agreement pursuant to this Section 11.1(d) if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

(e) By IBT or GCFC, if the shareholders of GCFC shall have voted at the GCFC Shareholders Meeting on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve such transactions;

(f) By IBT or GCFC, if (i) final action has been taken by a Bank Regulator whose approval is required in connection with this Agreement or the Subsidiary Merger Agreement and the transactions contemplated hereby and thereby, which final action (x) has become unappealable and (y) does not approve this Agreement, the Subsidiary Merger Agreement or the transactions contemplated hereby and thereby, (ii) any Bank Regulator whose approval or non-objection is required in connection with this Agreement or the Subsidiary Merger Agreement and the transactions contemplated hereby and thereby has stated in writing that it will not issue the required approval or nonobjection, or (iii) any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger or the Subsidiary Merger and such order, decree, ruling or other action shall have become final and unappealable;

(g) By the Board of Directors of either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 11.1(d) of this Agreement;

(h) By the Board of Directors of IBT if GCFC has received a Superior Proposal and the Board of Directors of GCFC has entered into an acquisition agreement with respect to the Superior Proposal, terminated this Agreement, withdrawn its recommendation of this Agreement, has failed to make such recommendation or has modified or qualified its recommendation in a manner adverse to IBT;

(i) By the Board of Directors of GCFC if GCFC has received a Superior Proposal and the Board of Directors of GCFC has made a determination to accept such Superior Proposal; provided that GCFC shall not terminate this Agreement pursuant to this Section 11.1(i) and enter into a definitive agreement with respect to the Superior Proposal until the expiration of five (5) Business Days following IBT’s receipt of written notice advising IBT that GCFC has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying documentation, if in writing) identifying the person making the Superior Proposal and stating whether GCFC intends to enter into a definitive agreement with respect to the Superior Proposal. After providing such notice, GCFC shall provide a reasonable opportunity to IBT during the five Business Day period to make such adjustments in the terms and conditions of this Agreement as would enable GCFC to proceed with the Merger on such adjusted terms.

11.2.  Effect of Termination.

(a) In the event of termination of this Agreement pursuant to any provision of Section 11.1, this Agreement shall forthwith become void and have no further force, except that (i) the provisions of Sections 11.2, 12.1, 12.2,

12.6, 12.9, 12.10, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

(b) If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(i) Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(ii) In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall pay to the nonbreaching party within one (1) Business Day after demand by the nonbreaching party, liquidated damages in an amount equal to $850,000 (the “Termination Fee”). In addition, GCFC shall pay to IBT within one (1) Business Day after demand by IBT, liquidated damages in an amount equal to the Termination Fee if the Agreement is terminated pursuant to Sections 11.1(h) or (i). The parties acknowledge that the agreements contained in this Section 11.2(b)(ii) are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the parties would not have entered into this Agreement; accordingly, if a party fails to pay in a timely manner the Termination Fee due pursuant to this Section 11.2(b)(ii) and, in order to obtain such payment, the party due such fee makes a claim that results in a judgment for the amounts set forth in this Section 11.2(b)(ii), the party obligated to pay the Termination Fee shall pay to the other party, in addition to the amount of such judgment, the other party’s reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount set forth in this Section 11.2(b)(ii) at The Wall Street Journal prime rate in effect on the date such payment was required to be made. Payment of the fees described in this Section 11.2(b)(ii) shall be the exclusive remedy for a termination of this Agreement as specified in this Section 11.2(b)(ii), and shall be in lieu of damages incurred in the event of any such termination of this Agreement, and upon payment of such fees the party paying the fees shall have no further obligation to the other party except as described in Section 11.2(a).

11.3.  Amendment, Extension and Waiver.  Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the shareholders of GCFC), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the shareholders of GCFC, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or value, or changes the form of, the Merger Consideration to be delivered to GCFC’s shareholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any termination of this Agreement pursuant to Article XI may only be effected upon a vote of a majority of the entire Board of Directors of the terminating party.

ARTICLE XII — MISCELLANEOUS

12.1.  Confidentiality.  Except as provided below, IBT and GCFC each agree:

(a) Treatment; Restricted Access.  All information furnished to the other party or its Affiliates pursuant to this Agreement shall be treated as strictly confidential and shall not be disclosed to any other person, natural or corporate, except for its employees, attorneys, accountants, regulators, and financial advisers who are reasonably believed to have a need for such information in connection with the Merger.

(b) No Other Use.  No party shall make any use, other than related to the Merger, of any information it may come to know as a direct result of a disclosure by the other party, its subsidiaries, directors, officers, employees, attorneys, accountants, or advisers or that may come into its possession from any other confidential source during the course of its investigation.

(c) Excepted Information.  The provisions of this section shall not preclude the parties or their respective subsidiaries, from using or disclosing information that is readily ascertainable from public information or trade sources, known by it before the commencement of discussions between the parties or subsequently developed by it or its subsidiaries independent of any investigation under this Agreement, received from any other person who is not Affiliates with a party and who is not under any obligation to keep such information confidential, or reasonably required to be included in any filing or application required by any governmental or regulatory agency.

(d) Prohibit Insider Trading.  The parties shall each take reasonable steps to assure that any person who receives nonpublic information concerning the Merger or the other party will treat the information confidentially as provided in this section and not directly or indirectly buy or sell, or advise or encourage other persons to buy or sell, GCFC Common Stock or IBT Common Stock until such information is properly disclosed to the public.

12.2.  Public Announcements.  GCFC and IBT shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither GCFC nor IBT shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release or other public announcement or communication has been mutually agreed upon by the parties hereto.

12.3.  Survival.  All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto shall expire and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

12.4.  Notices.  All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery or mailed by prepaid registered or certified mail (return receipt requested) or by recognized overnight courier addressed as follows:

If to GCFC, to:	Ted Kortes
President and Chief Executive Officer
Greenville Community Financial Corporation
1405 West Washington Street
Greenville, Michigan 48838
With required copies to:	Kreis, Enderle, Callander & Hudgins, P.C.
c/o Robert B. Borsos
171 Monroe Avenue, N.W., Suite 900B
Grand Rapids, Michigan 49503
If to IBT, to:	Dennis P. Angner
President and Chief Executive Officer
IBT Bancorp, Inc.
200 East Broadway
Mt. Pleasant, MI 48858
With required copies to:	Foster, Swift, Collins & Smith, P.C.
c/o Matt G. Hrebec, Esq.
313 South Washington Square
Lansing, MI 48933

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given: (a) as of the date delivered by hand; (b) three (3) Business Days after being delivered to the U.S. mail, postage prepaid; or (c) one (1) Business Day after being delivered to the overnight courier.

12.5.  Parties in Interest.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party, and that (except as provided in Article III of this Agreement) nothing in this Agreement is intended to confer upon any other person any rights or remedies under or by reason of this Agreement.

12.6.  Complete Agreement.  This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, including the Subsidiary Merger Agreement, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings between the parties, both written and oral, with respect to its subject matter.

12.7.  Counterparts.  This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original. Executed counterparts of this Agreement shall be deemed to have been fully delivered and shall become legally binding if and when executed signature pages are received by facsimile or other electronic transmission from a party. If so delivered by facsimile or other electronic transmission, the parties agree to promptly send original, manually executed copies by nationwide overnight delivery service.

12.8.  Severability.  In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

12.9.  Governing Law.  This Agreement shall be governed by the laws of Michigan, without giving effect to its principles of conflicts of laws.

12.10.  Interpretation.  When a reference is made in this Agreement to sections or exhibits, such reference shall be to a section of or exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to sections include subsections, which are part of the related section. The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement.

12.11.  Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

IN WITNESS WHEREOF, GCFC and IBT have caused this Agreement to be executed by their duly authorized officers as of the date first set forth above.

Greenville Community Financial Corporation

By:	/s/ Ted Kortes
Ted Kortes,
President and Chief Executive Officer

Dated: August 21, 2007

IBT Bancorp, Inc.

By:	/s/ Dennis P. Angner
Dennis P. Angner,
President and Chief Executive Officer

Dated: August 21, 2007

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “First Amendment”) is made and entered into this 24th day of September, 2007, by and between IBT Bancorp, Inc., a Michigan financial services holding company (“IBT”), and Greenville Community Financial Corporation, a Michigan bank holding company (“GCFC”) (sometimes hereinafter collectively referred to as “the parties”).

RECITALS

A. The parties have entered into that certain Agreement and Plan of Merger having an effective date of August 21, 2007 (the “Agreement”) with respect to the merger of GCFC with and into IBT as described with particularity in the Agreement.

B. The parties now desire to modify certain terms and conditions of the Agreement as more particularly provided in this First Amendment.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained in the Agreement and in this First Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

1. Defined Terms.  All capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Agreement.

2. Revised Exchange Ratio and Merger Consideration.  The parties desire to revise the Exchange Ratio and Merger Consideration to provide that in the Merger, GCFC shareholders shall receive a combination of cash and IBT Common Stock in exchange for their GCFC Common Stock instead of receiving solely IBT Common Stock for their GCFC Common Stock. To effect this revision, the parties have agreed to delete the third paragraph of the Preamble, the definitions of “Exchange Ratio” and “Merger Consideration” in Section 1.1, Section 8.9 and Exhibit G, and replace each paragraph with the following provisions:

Deleted:

Third paragraph of the Preamble:

WHEREAS, in accordance with the terms of this Agreement, GCFC will merge with IBT with IBT as the surviving entity (the “Merger”). Concurrently, shareholders of GCFC shall exchange their shares of GCFC for shares of IBT;

Added:

Third paragraph of the Preamble:

WHEREAS, in accordance with the terms of this Agreement, GCFC will merge with IBT with IBT as the surviving entity (the “Merger”). Concurrently, shareholders of GCFC shall exchange their shares of GCFC for a combination of cash and shares of IBT;

Deleted:

Definition of “Exchange Ratio” in Section 1.1:

“Exchange Ratio” shall mean the number of shares of IBT Common Stock into which one (1) share of GCFC Common Stock shall be converted at the Effective Time, which shall be as set forth below:

Subject to Section 3.3, one (1) share of IBT Common Stock for one (1) share of GCFC Common Stock, based on a maximum of 773,103 shares of GCFC Common Stock outstanding.

Added:

Definition of “Exchange Ratio” in Section 1.1:

“Exchange Ratio” shall mean the number of shares of IBT Common Stock and cash into which one (1) share of GCFC Common Stock shall be converted at the Effective Time, which shall be as set forth below:

Subject to Section 3.3, .6659 of a share of IBT Common Stock and $14.70 of cash for one (1) share of GCFC Common Stock, based on a maximum of 773,103 shares of GCFC Common Stock outstanding.

Deleted:

Definition of “Merger Consideration” in Section 1.1:

“Merger Consideration” shall mean the IBT Common Stock (and cash for any fractional share), to be paid by IBT for each share of GCFC Common Stock, as set forth in Section 3.1.

Added:

Definition of “Merger Consideration” in Section 1.1:

“Merger Consideration” shall mean the cash and IBT Common Stock to be paid by IBT for each share of GCFC Common Stock, as set forth in Section 3.1.

Deleted:

Section 8.9 Put Rights:

8.9 Put Rights.  GCFC Shareholders who receive IBT Common Stock pursuant to the Merger (the “Merger Shares”) shall have certain put rights as set forth in the Put Agreement which is attached hereto as Exhibit G.

Deleted:

Exhibit G — Put Agreement

3. Entire Agreement.  The Agreement, as amended by this First Amendment, embodies the entire understanding between the parties with respect to the subject matter thereof and hereof and can be changed only by an instrument in writing executed by both parties.

4. Conflict of Terms.  In the event of a conflict or inconsistency between the terms, covenants, conditions and provisions of the Agreement and those of this First Amendment, the terms, covenants, conditions and provisions of this First Amendment shall control and govern the rights and obligations of the parties.

5. Ratification.  Except to the extent amended hereby or inconsistent herewith, all of the terms, covenants, conditions and provisions of the Agreement shall remain in full force and effect, and the parties hereby acknowledge and confirm that the same are in full force and effect.

6. Execution.  This First Amendment may be executed in one or more counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument. Facsimile or electronic signatures shall be accepted by the parties as originals.

IN WITNESS WHEREOF, the parties have entered into this First Amendment to be effective as of the day and year first written above.

IBT Bancorp, Inc.

By:	/s/ Dennis P. Angner
Dennis P. Angner
President and Chief Executive Officer

Greenville Community Financial Corporation

By:	/s/ Theodore W. Kortes
Theodore W. Kortes
President and Chief Executive Officer

APPENDIX B

Opinion of Donnelly Penman & Partners

September 20, 2007

Board of Directors
Greenville Community Financial Corporation
1405 West Washington Street
Greenville, MI 48838

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Greenville Community Financial Corporation (“GCFC”), holding company for Greenville Community Bank (“Greenville”), of the exchange ratio and per share consideration provided for pursuant to the Agreement and Plan of Merger, dated as of August 21, 2007 (the “Agreement”), and the First Amendment to Agreement and Plan of Merger (the “Amended Agreement”), to which IBT Bancorp, Inc. (“IBT”) will acquire GCFC (the “Merger”). In accordance with the terms of the Agreement, Greenville will contemporaneously merge with and into Isabella Bank and Trust, a wholly-owned subsidiary of IBT. Per the terms of the Amended Agreement, each share of GCFC common stock issued and outstanding immediately prior to the effective time of the Merger shall be converted into the right to receive 0.6659 shares of IBT common stock and $14.70 in cash, for total consideration of $43.50 per share (based on a trading value of $43.25 per share for IBT stock as of September 20, 2007).

Donnelly Penman & Partners (“Donnelly Penman”) is an investment-banking firm of recognized standing. As part of our investment banking services, we are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and valuations for stock plans, corporate and other purposes. We are acting as financial advisor to GCFC in connection with the Merger and will receive a fee from GCFC for our services pursuant to the terms of our engagement letter with GCFC, dated as of March 1, 2007.

In arriving at its opinion, Donnelly Penman reviewed:

•	the Agreement and Plan of Merger dated August 21, 2007;

•	the Amendment to the Agreement and Plan of Merger;

•	Independent Auditor’s Report for GCFC for the years ended December 31, 2004, 2005 and 2006 and the management’s unaudited balance sheet and statement of income for the eight months ended August 31, 2006 and August 31, 2007;

•	certain information, including financial forecasts and projections (and the assumptions and bases therefore which were deemed reasonable by management), relating to earnings, assets, liabilities and prospects of GCFC as a stand alone company with the management of GCFC. Donnelly Penman confirmed with management that such forecasts and projections reflected the best currently available estimates and judgments by management;

•	certain publicly-available information for IBT, including each of the Annual Reports to Stockholders and Annual Reports on Form 10-K for the years ended December 31, 2004, 2005 and 2006 and the quarterly reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007;

•	certain information, including financial forecasts and projections (and the assumptions and bases therefore which were deemed reasonable by management), relating to earnings, assets, liabilities and prospects of IBT with the management of IBT. Donnelly Penman confirmed with management that such forecasts and projections reflected the best currently available estimates and judgments by management;

•	the historical stock prices and trading volumes of IBT’s common stock;

•	the terms of acquisitions of banking organizations which Donnelly Penman deemed generally comparable to GCFC;

Board of Directors
Greenville Community Financial Corporation
September 20, 2007

•	the amount and timing of the cost savings, income from additional growth, and other expenses and adjustments expected to result from the Merger furnished by senior management of IBT and deemed reasonable by them;

•	the financial condition and operating results of IBT and GCFC compared to the financial conditions and operating results of certain other financial institutions that Donnelly Penman deemed comparable; and

•	such other information, financial studies, analyses and investigations and such other factors that Donnelly Penman deemed relevant for the purposes of its opinion.

Donnelly Penman also prepared a dividend discount analyses for GFCF on a stand-alone basis and on a combined basis with IBT.

In conducting its review and arriving at its opinion, as contemplated under the terms of its engagement by GCFC, Donnelly Penman, with the consent of IBT and GCFC, relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to it by IBT and GCFC or upon publicly-available information. Donnelly Penman participated in meetings and telephone conferences with certain members of IBT’s and GCFC’s senior management to discuss IBT’s and GCFC’s past and current business operations, regulatory standing, financial condition and future prospects, including any potential operating efficiencies and synergies that may arise as a result of the Merger. With respect to anticipated transactions costs, purchase accounting adjustments, expected cost savings and other synergies and other information prepared by and/or reviewed with the management of IBT and used in our analyses, IBT’s management confirmed to us that they reflected the best currently available estimates and judgments of management with respect to such information. With respect to anticipated earnings of GCFC and other information prepared by and/or reviewed with the management of GCFC and used by us in our analyses, GCFC’s management confirmed to us that they reflected the best currently available estimates and judgments of management with respect to such information. Donnelly Penman did not undertake any responsibility for the accuracy, completeness or reasonableness of, or any obligation independently to verify, such information. Donnelly Penman further relied upon the assurance of management of IBT and GCFC that they were unaware of any facts that would make the information provided or available to Donnelly Penman incomplete or misleading in any respect. Donnelly Penman did not make any independent evaluations, valuations or appraisals of the assets or liabilities of IBT or GCFC. Donnelly Penman is not an expert in the evaluation of loan portfolios or the allowance for loan losses and did not review any individual credit files of IBT or GCFC and assumed that the aggregate allowances for credit losses for IBT and GCFC were adequate to cover such losses. Donnelly Penman’s opinion was necessarily based upon economic and market conditions and other circumstances as they existed and evaluated by Donnelly Penman on the date of its opinion. Donnelly Penman does not have any obligation to update its opinion, unless requested by GCFC in writing to do so, and Donnelly Penman expressly disclaims any responsibility to do so in the absence of any written request by GCFC.

No limitations were imposed by GCFC on Donnelly Penman on the scope of Donnelly Penman’s investigation or the procedures to be followed by Donnelly Penman in rendering this opinion. The form and amount of the consideration to be paid to GCFC or its shareholders were determined through arms length negotiations between IBT and GCFC.

In our analyses, we have made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of IBT and GCFC. Any estimates contained in our analyses are not necessarily indicative of future results or value, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or to necessarily reflect the prices at which companies or their securities actually may be sold. No company or merger utilized in our analyses was identical to GCFC, IBT or the proposed merged company. Accordingly, such analyses are not based solely on arithmetic calculations; rather, they involve complex considerations and judgments concerning differences in financial and operating characteristics of the relevant companies, the timing of the relevant mergers and prospective buyer interests, as well as other factors that could affect the public trading markets of IBT or companies to which it is being compared. None of the analyses performed by us was assigned a greater significance than any other.

Board of Directors
Greenville Community Financial Corporation
September 20, 2007

We have been retained by the Board of Directors of GCFC to determine whether the consideration offered to GCFC shareholders as provided for in the Amended Agreement is fair, from a financial point of view, as of this date. This opinion does not constitute a recommendation to any stockholder of GCFC as to how such shareholder should vote at any meeting of the stockholders called to consider and vote upon the Merger. We have also assumed that there has been no material change to our analysis of IBT’s or GCFC’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us.

Donnelly Penman will receive a fee for its services, a substantial portion of which is due upon the consummation of the Merger. Prior to this transaction, Donnelly Penman did not have an investment banking relationship with IBT or GCFC. Donnelly Penman may solicit investment banking business from IBT in the future.

We hereby consent to the reference to our opinion in the prospectus and proxy statement to be issued pursuant to the Agreement and to the inclusion of the foregoing opinion in the prospectus and proxy statement relating to the meeting of stockholders of GCFC. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder. Further, we express no view as to the price or trading range for shares of the common stock of IBT following the consummation of the Merger.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of September 20, 2007, the exchange ratio and related per share cash consideration to be received by GCFC shareholders under the Amended Agreement is fair, from a financial point of view, to the shareholders of GCFC.

Very truly yours,

Donnelly Penman & Partners

Deal Price Assumptions

	Indication #1(1)		Indication #2(2)		Indication #3(3)
	($’s in thousands, except per share data or where indicated)

Exchange Ratio:
Greenville Implied Price per Share	$43.25		$23.42		$23.13
IBT Implied Price per Share	$43.25		$23.42		$23.13
Exchange Ratio for Greenville Common Shares	1.00		1.00		1.00
%Stock	66.2%		51.5%		51.2%
Purchase Price Data:
Value received per Greenville Share	$43.25		$23.42		$23.13
66.59% Greenville Basic Shares Outstanding-Includes All Options	514,809		514,809		514,809

Aggregate Purchase Price for Common Shares	$22,266		$12,056		$11,905
Plus Cash Received ($14.70 per share)	$11,365		$11,365		$11,365

Aggregate Purchase Price	$33,630		$23,421		$23,270
Cost to Cash Out Options	$0		$0		$0

Aggregate Purchase Price	$33,630		$23,421		$23,270

IBT Shares to be Received per Greenville Share	0.6659		0.6659		0.6659
IBT Stock Price per share	$43.25		$23.42		$23.13

Stock Consideration per Share	$28.80		$15.59		$15.40
Add: Cash Consideration per Share	$14.70		$14.70		$14.70

Total Consideration per Share	$43.50		$30.29		$30.10

Resulting Pricing Multiples for Greenville (as of August 31, 2007):
Book Value & Tangible Book Value	$11,837		$11,837		$11.837
Book Value & Tangible Book Value per Share (Fully Diluted)	$15.31		$15.31		$15.31
Latest Twelve Months (“LTM”) Earnings	$902		$902		$902
LTM Earnings per Share (Fully Diluted)	$1.17		$1.17		$1.17
Total Assets	$112,143		$112,143		$112,143
Total Deposits	$93,745		$93,745		$93,745
Core Deposites	$70,601		$70,601		$70,601
Purchase Price / Greenville BV	2.84	x	1.98	x	1.97	x
Purchase Price / LTM Earnings per Share (Fully Diluted)	37.28	x	25.96	x	25.79	x
Purchase Price / Total Assets	30.0%		20.9%		20.8%
Purchase Price / Total Deposits	35.9%		25.0%		24.8%
Premium to Core Deposits	30.9%		16.4%		16.2%
Pricing Multiples Based on an 8% Tier One Ratio (removing excess capital):
Book Value @ 8% Tier One Capital Ratio (using average assets from 12/31/06-8/31/07)	$8,800		$8,800		$8,800
“Excess” Capital	3,037		3,037		3,037
Aggregate Purchase Price for Common Shares	33,630		23,421		23,270
Less “Excess”Capital	3,037		3,037		3,037

Purchase Price after Removing “Excess” Capital	$10,593		$20,383		$20,233

Purchase Price after Removing “Excess”Capital /Greenville BV @ 8% Tier One Ratio	3.48	x	2.32	x	2.30	x
Shares Calculation (in actual $’s):
New Shares Issued to Greenville	514,809		514,809		514,809
IBT shares Outstanding (7/13/07)- per 6/30/07 10Q	6,338,368		6,338,368		6,338,368
Pro Forma Shares Outstanding	6,853,177		6,853,177		6,853,177
Pro Forma Market Capitalization	$296,399,918		$160,489,680		$158,485,457

	Ownership %	Shares

Pro Forma Ownership:
IBT Shares Outstanding	92.49%	6,338,368
Greenville New Shares Issued	7.51%	514,809

Pro Forma Shares Outstanding	100.00%	6,853,177

Footnotes:

(1)	Based On IBT stock price as of 9/20/2007.

(2)	Based on IBT’s stock price as estimated by a discounted dividend analysis.

(3)	Based on IBT’s stock price as estimated by the comparable company analysis (average of the indications were used).

Contribution Analysis

	IBT	Greenville	Percent Contribution
	6/30/2007	8/31/2007	IBT	Greenville
		($’s in thousands)

Total Assets	$918,265	$112,143	89.1%	10.9%
Total Loans, net	599,475	90,643	86.9%	13.1%
Total Deposits	724,157	93,745	88.5%	11.5%
Core Deposits	592,244	70,601	89.3%	10.7%
Total Equity	118,790	11,837	90.9%	9.1%
2007E FYE Net Income	8,500	869	90.7%	9.3%
2008E FYE Net Income	9,223	834	91.7%	8.3%
2009E FYE Net Income	10,006	1,047	90.5%	9.5%
Shares Outstanding (Proforma Company)	6,338,368	514,809	92.5%	7.5%
Average			90.0%	10.0%

Greenville Community Financial Corporation

Valuation Summary

		Valuation Technique:
	Deal		Comparable Acquisition
	Value(1)	DCF	BV	TBV	EPS	Core Dep.

Value Indication per Share:	$43.50	$25.50	$29.70	$29.70	$27.24	$26.23
Multiple of LTM Fully Diluted EPS ($1.17)	37.3	21.9	25.5	25.5	23.3	22.5
Multiple of 2007F Fully Diluted EPS ($1.12)	38.7	22.7	26.4	26.4	24.2	23.3
Percentage of LTM Book Value per Share (Fully Diluted) ($15.31)	284.1%	166.6%	194.0%	194.0%	177.9%	171.3%
Percentage of LTM Tangible Book Value per Share (Fully Diluted) ($15.31)	284.1%	166.6%	194.0%	194.0%	177.9%	171.3%

Footnote:

(1)	Value indication per share of $43.50 is comprised of: consideration of 0.6659 shares of IBT (priced at $43.25 as of September 20, 2007) per share of Greenville stock for stock consideration of $28.80 per share; and $14.70 per share in cash consideration.

Greenville Community Financial Corporation
Discounted Cash Flow Model
Valuation Date: August 31, 2007
(In $000’s)

Footnotes:

(1)	The above projections are the representation of Greenville management and have not been compiled, reviewed or examined by Donnelly Penman.

(2)	All dividends are paid at year end.

(3)	Donnelly Penman estimate based the current median multiple of the comparable acquisition analysis.

Comparable Acquisition Analysis

Commercial bank acquisitions in IL, IN, MI and OH announced since 1/1/04 for targets with total assets under $250 million and LTM ROAE between 6% and 12%.

Buyer	Seller	Seller Industry	Seller State	Announce Date	Completion Date	Deal Value ($M)	Price at Announcement to: Book (%)	TBV (%)	LTM EPS (x)	Assets (%)	Deposits (%)	Premium/ Core Deposits (%)	Prior Year ROAA (%)	Prior Year ROAE (%)
National Bancorp, Inc.	Antioch Bancshares, Inc.	Bank	IL	05/18/2007		NA	NA	NA	NA	NA	NA	NA	0.46	6.65
Community Bancshares, Inc.	Salt Creek Valley Bancshares, Inc.	Bank	OH	04/24/2007		NA	NA	NA	NA	NA	NA	NA	0.83	6.36
Southern Michigan Bancorp, Inc.	FNB Financial Corporation	Bank	MI	04/17/2007		25.9	208.97	209.19	25.14	17.09	19.95	11.56	0.55	6.45
Standard Bancshares, Inc.	Community Bank of Lemont	Bank	IL	03/12/2007		NA	NA	NA	NA	NA	NA	NA	0.83	9.80
Firstbank Corporation	ICNB Financial Corporation	Bank	MI	02/01/2007	07/01/2007	38.4	159.98	166.09	21.74	16.30	21.18	9.77	0.76	7.51
Union County Bancshares, Inc.	Jonesboro Bancompany, Inc.	Bank	IL	11/11/2006	05/02/2007	NA	NA	NA	NA	NA	NA	NA	0.61	7.07
Park National Corporation	Anderson Bank Company	Bank	OH	08/14/2006	12/18/2006	17.7	242.96	254.51	23.10	25.28	28.33	NA	1.12	11.60
Sky Financial Group, Inc.	Wells River Bancorp, Inc.	Bank	OH	08/08/2006	11/15/2006	11.0	172.52	172.52	36.87	14.73	17.80	8.71	0.83	6.94
First Banks, Inc.	TEAMCO, Inc.	Bank	IL	06/14/2006	08/31/2006	13.9	223.65	223.65	33.01	20.34	22.95	16.43	0.49	7.83
Hometown Community Bancorp, Inc.	Manito Bank Services, Inc.	Bank	IL	05/15/2006	10/20/2006	5.5	113.59	113.59	11.75	10.99	12.91	2.04	0.84	9.56
ChoiceOne Financial Services, Inc.	Valley Ridge Financial Corporation	Bank	MI	04/25/2006	11/01/2006	29.0	NM	NM	NM	NM	NM	NM	0.99	10.60
Community Bank Shares of Indiana, Inc.	Bancshares, Incorporated	Bank	IN	02/15/2006	07/01/2006	31.1	225.85	225.85	23.57	25.35	32.90	21.56	1.18	10.52
First Mid-Illinois Bancshares, Incorporated	Mansfield Bancorp, Incorporated	Bank	IL	02/14/2006	05/01/2006	24.0	161.55	163.88	18.32	19.65	22.52	10.26	1.06	8.80
IBT Bancorp, Inc.	Farwell State Savings Bank	Bank	MI	12/22/2005	10/03/2006	38.1	278.88	278.88	24.76	41.86	49.90	37.40	1.66	10.61
German American Bancorp	Stone City Bancshares, Inc.	Bank	IN	10/25/2005	01/01/2006	11.0	184.75	184.75	64.35	18.51	23.91	12.41	0.69	7.93
PSB Bancorp	Oxford Bank Corporation	Bank	IN	06/15/2005	11/21/2005	10.9	NM	NM	NM	NM	NM	NM	0.69	6.86
Firstbank Corporation	Keystone Financial Corporation	Bank	MI	05/11/2005	10/01/2005	26.6	231.65	231.65	33.59	18.66	22.37	17.65	0.61	7.09
Princeton National Bancorp, Inc.	Somonauk FSB Bancorp, Inc.	Bank	IL	02/22/2005	07/31/2005	49.7	206.03	206.03	19.82	24.07	28.29	17.36	1.22	11.71
Peoples Community Bancorp, Inc.	American State Corporation	Bank	IN	12/17/2004	06/10/2005	7.7	173.75	173.75	14.99	11.08	12.68	7.28	0.74	10.58
Croghan Bancshares, Inc.	Custar State Bank	Bank	OH	08/10/2004	01/01/2005	13.9	150.01	150.01	19.49	25.62	31.00	11.96	1.74	7.80
Metropolitan Bank Group, Inc.	Allegiance Community Bank	Bank	IL	07/20/2004	11/02/2004	10.1	164.29	164.29	24.55	14.83	16.59	8.70	0.56	6.93
Oak Hill Financial, Inc.	Ripley National Bank	Bank	OH	07/20/2004	10/09/2004	5.5	167.73	167.73	19.71	8.57	9.57	4.77	0.40	7.28
Metropolitan Bank Group, Inc.	Citizens Bank Illinois, NA	Bank	IL	04/02/2006	07/30/2004	26.3	179.05	179.05	16.92	13.04	14.63	7.04	0.91	10.32
Camco Financial Corporation	London Financial Corporation	Bank	OH	03/26/2004	08/20/2004	10.1	203.31	203.31	18.77	17.10	22.67	13.36	1.00	9.82
Lincoln Bancorp	First Shares Bancorp, Inc.	Bank	IN	03/10/2004	08/02/2004	37.3	255.01	255.43	35.52	21.24	26.15	23.49	0.44	8.50
Harrodsburg First Financial Bancorp, Inc.	Independence Bancorp	Bank	IN	01/22/2004	07/09/2004	17.1	260.73	294.66	27.12	21.22	26.48	22.15	1.05	9.35
High						**49.7**	**278.88**	**294.66**	**64.35**	**41.86**	**49.90**	**37.40**	**1.74**	**11.71**
Low						**5.50**	**113.59**	**113.59**	**11.75**	**8.57**	**9.57**	**2.04**	**0.40**	**6.36**
Mean						**20.95**	**198.21**	**200.94**	**25.65**	**19.28**	**23.14**	**13.89**	**0.86**	**8.63**
Median						**17.40**	**194.03**	**194.03**	**23.34**	**18.59**	**22.60**	**11.96**	**0.83**	**8.22**
Greenville Community Financial Corporation (for the LTM ended August 31, 2007 - based on fully diluted shares outstanding)							**$15.31**	**$15.31**	**$1.17**			**$70,601**		
Median Multiple							**194.0%**	**194.0%**	**23.34**			**12.0%**		
Indication of Value (Application of Median Multiple)							**$29.70**	**$29.70**	**$27.24**			**$26.23**		

Source: SNL Financial

DONNELLY PENMAN & PARTNERS

INVESTMENT BANKING

IBT Bancorp, Inc.
Core Deposit Premium Analysis
($’s in 000s, except per share data)

Source:

(1)	Based on the 8/31/2007 internal balance sheet.

IBT Bancorp. Inc.
Discounted Cash Flow Model
Valuation Date: August 31, 2007
(In $000’s)

Footnotes:

(1)	The above projections are the representation of IBT management and have not been compiled, reviewed or examined by Donnelly Penman.

(2)	Although 2007 full year projections are presented, we removed dividend distributions for the seven months ended July 31, 2007. Future dividends assume no reinvestment by the IBT DRIP.

(3)	Donnelly Penman estimate based the current median multiple of the comparable company analysis.

IBT Bancorp. Inc./ GCFC Combined
Discounted Cash Flow Model
Vaiuation Date: August 31, 2007
(In $000’s)

Footnotes:

(1)	The above projections are the representation of IBT management and have not been compiled reviewed or examined by Donnelly Penman.

(2)	Donnelly Penman estimate based the current median multiple of the comparable company analysis.

(3)	Future dividends assume no reinvestment by the IBT DRIP.

APPENDIX C

MICHIGAN BUSINESS CORPORATION ACT (EXCERPT)
Act 284 of 1972

450.1761 Definitions.

Sec. 761. As used in sections 762 to 774:

(a) “Beneficial shareholder” means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

(b) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving corporation by merger of that issuer.

(c) “Dissenter” means a shareholder who is entitled to dissent from corporate action under section 762 and who exercises that right when and in the manner required by sections 764 through 772.

(d) “Fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(e) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(f) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(g) “Shareholder” means the record or beneficial shareholder.

History:  1972, Act 284, Eff. Jan. 1, 1973 ;— Am. 1988, Act 58, Eff. Apr. 1, 1988 ;— Am. 1989, Act 121, Eff. Oct. 1, 1989 ;— Am. 1993, Act 91, Eff. Oct. 1, 1993

Compiler’s Notes:  Section 2 of Act 58 of 1988 provides: “This amendatory act shall not apply to any domestic corporation before June 1, 1989, unless the corporation’s board of directors adopts a resolution, pursuant to this section, electing to have this act apply to the corporation. The resolution shall specify the date after January 1, 1988 and before June 1, 1989 on which this act will apply to the corporation. The resolution shall be filed with the department of commerce, corporation and securities bureau, on or before the date that the act will apply to the corporation.”

450.1762 Right of shareholder to dissent and obtain payment for shares.

Sec. 762. (1) A shareholder is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions: (a) Consummation of a plan of merger to which the corporation is a party if shareholder approval is required for the merger by section 703a or 736(5) or the articles of incorporation and the shareholder is entitled to vote on the merger, or the corporation is a subsidiary that is merged with its parent under section 711.

(b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.

(c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution but not including a sale pursuant to court order.

(d) An amendment of the articles of incorporation giving rise to a right to dissent pursuant to section 621.

(e) A transaction giving rise to a right to dissent pursuant to section 754.

(f) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(g) The approval of a control share acquisition giving rise to a right to dissent pursuant to section 799.

(2) Unless otherwise provided in the articles of incorporation, bylaws, or a resolution of the board, a shareholder may not dissent from any of the following: (a) Any corporate action set forth in subsection (1)(a) to (e) as to shares that are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the national association of securities dealers, on the record date fixed to vote on the corporate action or on the date the resolution of the parent corporation’s board is adopted in the case of a merger under section 711 not requiring shareholder vote under section 713.

(b) A transaction described in subsection (1)(a) in which shareholders receive cash or shares that satisfy the requirements of subdivision (a) on the effective date of the merger or any combination thereof.

(c) A transaction described in subsection (1)(b) in which shareholders receive cash or shares that satisfy the requirements of subdivision (a) on the effective date of the share exchange or any combination thereof.

(d) A transaction described in subsection (1)(c) that is conducted pursuant to a plan of dissolution providing for distribution of substantially all of the corporation’s net assets to shareholders in accordance with their respective interests within 1 year after the date of closing of the transaction, where the transaction is for cash or shares that satisfy the requirements of subdivision (a) on the date of closing or any combination thereof.

(3) A shareholder entitled to dissent and obtain payment for his or her shares pursuant to subsection (1)(a) to (e) may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

(4) A shareholder who exercises his or her right to dissent and seek payment for his or her shares pursuant to subsection (1)(f) may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

History:  1972, Act 284, Eff. Jan. 1, 1973 ;— Am. 1988, Act 58, Eff. Apr. 1, 1988 ;— Am. 1989, Act 121, Eff. Oct. 1, 1989 ;— Am. 1997, Act 118, Imd. Eff. Oct. 24, 1997

Compiler’s Notes:  Section 2 of Act 58 of 1988 provides: “This amendatory act shall not apply to any domestic corporation before June 1, 1989, unless the corporation’s board of directors adopts a resolution, pursuant to this section, electing to have this act apply to the corporation. The resolution shall specify the date after January 1, 1988 and before June 1, 1989 on which this act will apply to the corporation. The resolution shall be filed with the department of commerce, corporation and securities bureau, on or before the date that the act will apply to the corporation.”

450.1763 Rights of partial dissenter; assertion of dissenters’ rights by beneficial shareholder.

Sec. 763. (1) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his or her name only if he or she dissents with respect to all shares beneficially owned by any 1 person and notifies the corporation in writing of the name and address of each person on whose behalf he or she asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders.

(2) A beneficial shareholder may assert dissenters’ rights as to shares held on his or her behalf only if all of the following apply: (a) He or she submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights.

(b) He or she does so with respect to all shares of which he or she is the beneficial shareholder or over which he or she has power to direct the vote.

History:  1972, Act 284, Eff. Jan. 1, 1973 ;— Am. 1989, Act 121, Eff. Oct. 1, 1989

450.1764 Corporate action creating dissenters’ rights; vote of shareholders; notice.

Sec. 764. (1) If proposed corporate action creating dissenters’ rights under section 762 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this act and shall be accompanied by a copy of sections 761 to 774.

(2) If corporate action creating dissenters’ rights under section 762 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in section 766. A shareholder who consents to the corporate action is not entitled to assert dissenters’ rights.

History:  1972, Act 284, Eff. Jan. 1, 1973 ;— Am. 1989, Act 121, Eff. Oct. 1, 1989 ;— Am. 1993, Act 91, Eff. Oct. 1, 1993

450.1765 Notice of intent to demand payment for shares.

Sec. 765. (1) If proposed corporate action creating dissenters’ rights under section 762 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights must deliver to the corporation before the vote is taken written notice of his or her intent to demand payment for his or her shares if the proposed action is effectuated and must not vote his or her shares in favor of the proposed action.

(2) A shareholder who does not satisfy the requirements of subsection (1) is not entitled to payment for his or her shares under this act.

History:  1972, Act 284, Eff. Jan. 1, 1973 ;— Am. 1989, Act 121, Eff. Oct. 1, 1989

450.1766 Dissenters’ notice; delivery to shareholders; contents.

Sec.766. (1) If proposed corporate action creating dissenters’ rights under section 762 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of section 765.

(2) The dissenters’ notice must be sent no later than 10 days after the corporate action was taken, and must provide all of the following: (a) State where the payment demand must be sent and where and when certificates for shares represented by certificates must be deposited.

(b) Inform holders of shares without certificates to what extent transfer of the shares will be restricted after the payment demand is received.

(c) Supply a form for the payment demand that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether he or she acquired beneficial ownership of the shares before the date.

(d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (1) notice is delivered.

History:  1972, Act 284, Eff. Jan. 1, 1973 ;— Am. 1989, Act 121, Eff. Oct. 1, 1989

450.1767 Duties of shareholder sent dissenter’s notice; retention of rights; failure to demand payment or deposit share certificates.

Sec. 767. (1) A shareholder sent a dissenter’s notice described in section 766 must demand payment, certify whether he or she acquired beneficial ownership of the shares before the date required to be set forth in the dissenters’ notice pursuant to section 766(2)(c), and deposit his or her certificates in accordance with the terms of the notice.

(2) The shareholder who demands payment and deposits his or her share certificates under subsection (1) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(3) A shareholder who does not demand payment or deposit his or her share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his or her shares under this act.

History:  1972, Act 284, Eff. Jan. 1, 1973 ;— Am. 1985, Act 76, Imd. Eff. July 5, 1985 ;— Am. 1989, Act 121, Eff. Oct. 1, 1989

450.1768 Restriction on transfer of shares without certificates; retention of rights.

Sec. 768. (1) The corporation may restrict the transfer of shares without certificates from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 770.

(2) The person for whom dissenters’ rights are asserted as to shares without certificates retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

History:  1972, Act 284, Eff. Jan. 1, 1973 ;— Am. 1985, Act 76, Imd. Eff. July 5, 1985 ;— Am. 1989, Act 121, Eff. Oct. 1, 1989

450.1768a Repealed. 1989, Act 121, Eff. Oct. 1, 1989.

Compiler’s Notes:  The repealed section pertained to referees.

450.1769 Payment by corporation to dissenter; accompanying documents.

Sec. 769. (1) Except as provided in section 771, within 7 days after the proposed corporate action is taken or a payment demand is received, whichever occurs later, the corporation shall pay each dissenter who complied with section 767 the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

(2) The payment must be accompanied by all of the following: (a) The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and if available the latest interim financial statements.

(b) A statement of the corporation’s estimate of the fair value of the shares.

(c) An explanation of how the interest was calculated.

(d) A statement of the dissenter’s right to demand payment under section 772.

History:  1972, Act 284, Eff. Jan. 1, 1973 ;— Am. 1989, Act 121, Eff. Oct. 1, 1989 ;— Am. 1993, Act 91, Eff. Oct. 1, 1993

450.1770 Return of deposited certificates and release of transfer restrictions; effect of corporation taking proposed action.

Sec. 770. (1) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on shares without certificates.

(2) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under section 766 and repeat the payment demand procedure.

History:  1972, Act 284, Eff. Jan. 1, 1973 ;— Am. 1989, Act 121, Eff. Oct. 1, 1989

450.1771 Election to withhold payment from dissenter; offer to pay estimated fair value of shares, plus accrued interest; statements; explanation.

Sec. 771. (1) A corporation may elect to withhold payment required by section 769 from a dissenter unless he or she was the beneficial owner of the shares before the date set forth in the dissenters’ notice pursuant to section 766(2)(c).

(2) To the extent the corporation elects to withhold payment under subsection (1), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who shall agree to accept it in full satisfaction of his or her demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under section 772.

History:  1972, Act 284, Eff. Jan. 1, 1973 ;— Am. 1989, Act 121, Eff. Oct. 1, 1989

450.1772 Demand for payment of dissenter’s estimate or rejection of corporation’s offer and demand for payment of fair value and interest due; waiver.

Sec. 772. (1) A dissenter may notify the corporation in writing of his or her own estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate, less any payment under section 769, or reject the corporation’s offer under section 771 and demand payment of the fair value of his or her shares and interest due, if any 1 of the following applies: (a) The dissenter believes that the amount paid under section 769 or offered under section 771 is less than the fair value of his or her shares or that the interest due is incorrectly calculated.

(b) The corporation fails to make payment under section 769 within 60 days after the date set for demanding payment.

(c) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on shares without certificates within 60 days after the date set for demanding payment.

(2) A dissenter waives his or her right to demand payment under this section unless he or she notifies the corporation of his or her demand in writing under subsection (1) within 30 days after the corporation made or offered payment for his or her shares.

History:  Add. 1989, Act 121, Eff. Oct. 1, 1989

450.1773 Petitioning court to determine fair value of shares and accrued interest; failure of corporation to commence proceeding; venue; parties; service; jurisdiction; appraisers; discovery rights; judgment.

Sec. 773. (1) If a demand for payment under section 772 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(2) The corporation shall commence the proceeding in the circuit court of the county in which the corporation’s principal place of business or registered office is located. If the corporation is a foreign corporation without a registered office or principal place of business in this state, it shall commence the proceeding in the county in this state where the principal place of business or registered office of the domestic corporation whose shares are to be valued was located.

(3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) is plenary and exclusive. The court may appoint 1 or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(5) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation or for the fair value, plus accrued interest, of his or her after-acquired shares for which the corporation elected to withhold payment under section 771.

History:  Add. 1989, Act 121, Eff. Oct. 1, 1989

450.1773a Referee; appointment; powers; compensation; duties; objections to report; application to court for action; adoption, modification, or recommitment of report; further evidence; judgment; review.

Sec. 773a. (1) In a proceeding brought pursuant to section 773, the court may, pursuant to the agreement of the parties, appoint a referee selected by the parties and subject to the approval of the court. The referee may conduct proceedings within the state, or outside the state by stipulation of the parties with the referee’s consent, and pursuant to the Michigan court rules. The referee shall have powers that include, but are not limited to, the following: (a) To hear all pretrial motions and submit proposed orders to the court. In ruling on the pretrial motion and proposed orders, the court shall consider only those documents, pleadings, and arguments that were presented to the referee.

(b) To require the production of evidence, including the production of all books, papers, documents, and writings applicable to the proceeding, and to permit entry upon designated land or other property in the possession or control of the corporation.

(c) To rule upon the admissibility of evidence pursuant to the Michigan rules of evidence.

(d) To place witnesses under oath and to examine witnesses.

(e) To provide for the taking of testimony by deposition.

(f) To regulate the course of the proceeding.

(g) To issue subpoenas, when a written request is made by any of the parties, requiring the attendance and testimony of any witness and the production of evidence including books, records, correspondence, and documents in the possession of the witness or under his or her control, at a hearing before the referee or at a deposition convened pursuant to subdivision (e). In case of a refusal to comply with a subpoena, the party on whose behalf the subpoena was issued may file a petition in the court for an order requiring compliance.

(2) The amount and manner of payment of the referee’s compensation shall be determined by agreement between the referee and the parties, subject to the court’s allocation of compensation between the parties at the end of the proceeding pursuant to equitable principles, notwithstanding section 774.

(3) The referee shall do all of the following: (a) Make a record and reporter’s transcript of the proceeding.

(b) Prepare a report, including proposed findings of fact and conclusions of law, and a recommended judgment.

(c) File the report with the court, together with all original exhibits and the reporter’s transcript of the proceeding.

(4) Unless the court provides for a longer period, not more than 45 days after being served with notice of the filing of the report described in subsection (3), any party may serve written objections to the report upon the other party. Application to the court for action upon the report and objections to the report shall be made by motion upon notice. The court, after hearing, may adopt the report, may receive further evidence, may modify the report, or may recommit the report to the referee with instructions. Upon adoption of the report, judgment shall be entered in the same manner as if the action had been tried by the court and shall be subject to review in the same manner as any other judgment of the court.

History:  Add. 1989, Act 121, Eff. Oct. 1, 1989

450.1774 Costs of appraisal proceeding.

Sec. 774. (1) The court in an appraisal proceeding commenced under section 773 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 772.

(2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable in the following manner: (a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 764 through 772.

(b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this act.

(3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to those counsel reasonable fees paid out of the amounts awarded the dissenters who were benefited.

History:  Add. 1989, Act 121, Eff. Oct. 1, 1989

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

The Articles of Incorporation of IBT provide that its directors and officers are to be indemnified as of right to the fullest extent permitted under the Michigan Business Corporation Act. Under the Michigan Business Corporation Act, directors, officers, employees or agents are entitled to indemnification against expenses (including attorneys’ fees) whenever they successfully defend legal proceedings brought against them by reason of the fact that they hold such a position with the corporation. In addition, with respect to actions not brought by or in the right of the corporation, indemnification is permitted under the Michigan Business Corporation Act for expenses (including attorneys’ fees), judgments, fines, penalties and reasonable settlement if it is determined that the person seeking indemnification acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders and, with respect to criminal proceedings, he or she had no reasonable cause to believe that his or her conduct was unlawful. With respect to actions brought by or in the right of the corporation, indemnification is permitted under the Michigan Business Corporation Act for expenses (including attorneys’ fees) and reasonable settlements, if it is determined that the person seeking indemnification acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders; provided, indemnification is not permitted if the person is found liable to the corporation, unless the court in which the action or suit was brought has determined that indemnification is fair and reasonable in view of all the circumstances of the case.

In addition to the available indemnification, IBT’s Articles of Incorporation, as amended, limit the personal liability of the members of its Board of Directors for monetary damages with respect to claims by IBT or its shareholders resulting from certain negligent acts or omissions.

Under an insurance policy maintained by IBT, the directors and officers of IBT are insured within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities which might be imposed as a result of such claims, action, suits or proceedings, which may be brought against them by reason of being or having been such directors and officers.

Item 21.	Exhibits and Financial Statements Schedules.

A. Exhibits. The following exhibits are filed as part of this Registration Statement:

Exhibit
Number

2.1	Agreement and Plan of Merger dated August 21, 2007, included as Appendix A to the Proxy Statement-Prospectus included in this Registration Statement.
2.2	First Amendment dated September 24, 2007 to Agreement and Plan of Merger included as Appendix A to the Proxy Statement-Prospectus included in this Registration Statement.
3.1	Amended Articles of Incorporation, incorporated by reference to IBT’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission March 12, 1991.
3.2	Amendment to the Articles of Incorporation, incorporated by reference to IBT’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission March 26, 1994.
3.3	Amendment to the Articles of Incorporation, incorporated by reference to IBT’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission March 22, 2000.
3.4	Amendment to the Articles of Incorporation, incorporated by reference to IBT’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission March 22, 2000.
3.5	Bylaws of IBT incorporated by reference to IBT’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission March 16, 2005.
5 *	Opinion of Foster, Swift, Collins & Smith, P.C. as to the legality of the shares to be issued (including consent).
8 *	Opinion of Foster, Swift, Collins & Smith, P.C. as to Tax Matters (including consent).
21 *	Subsidiaries of IBT Bancorp, Inc.
23.1	Consent of Rehmann Robson, P.C., IBT Bancorp, Inc.’s Independent Registered Public Accounting Firm.

Exhibit
Number

23	.2*	Consent of Foster, Swift, Collins & Smith, P.C., included in Exhibit 5.
23.3		Consent of Donnelly Penman & Partners (included in Appendix B to the Proxy Statement-Prospectus included in this Registration Statement.)
23	.4*	Consent of Foster, Swift, Collins & Smith, P.C. regarding its tax opinion, included in Exhibit 8.
24	*	Powers of Attorney.
99.1		Form of Proxy for Greenville Community Financial Corporation.

*	Previously filed with Form S-4 on October 16, 2007.

B. Financial Statement Schedules.

All schedules for which provision is made in Regulation S-X of the Securities and Exchange Commission have been omitted because they either are not required under the related instructions or the required information has been included in the consolidated financial statements of IBT Bancorp, Inc. or notes thereto.

C. Opinion of Financial Advisor.

The form of opinion of Donnelly Penman & Partners is included as Appendix B to the Proxy Statement-Prospectus.

Item 22.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective time of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low end or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove form registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the Proxy Statement-Prospectus, to each person to whom the Proxy Statement-Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Proxy Statement-Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934.

(6) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7) The undersigned registrant undertakes that every prospectus: (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, shall be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4,10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective time of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this pre-effective Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mt. Pleasant, State of Michigan, on the 19 day of November, 2007.

IBT BANCORP, INC.

By:	/s/ Dennis P. Angner
Dennis P. Angner,
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this pre-effective Amendment No. 1 to this Registration Statement has been signed below by the following persons in the capacities indicated on the dates indicated.

/s/ Dennis P. Angner Dennis P. Angner,	President and Chief Executive Officer and a Director (Principal Executive Officer)	Dated: November 19, 2007

/s/ Peggy L. Wheeler Peggy L. Wheeler,	Senior Vice President and Controller (Principal Financial and Accounting Officer)	Dated: November 19, 2007

* Richard J. Barz,	Director	Dated: November 19, 2007

* Sandra L. Caul,	Director	Dated: November 19, 2007

* James C. Fabiano,	Director	Dated: November 19, 2007

* David W. Hole,	Director	Dated: November 19, 2007

* David J. Maness,	Director	Dated: November 19, 2007

* W. Joseph Manifold,	Director	Dated: November 19, 2007

* W. Michael McGuire,	Director	Dated: November 19, 2007

* Ronald E. Schumacher,	Director	Dated: November 19, 2007

* William J. Strickler,	Director	Dated: November 19, 2007

* Dale Weburg,	Director	Dated: November 19, 2007

*	Dennis P. Angner hereby executes this Amendment No. 1 to the Registration Statement on behalf of the persons for whom he is attorney-in-fact pursuant to a power of attorney included on the signature page to the Registration Statement on Form S-4 filed by the registrant with the Securities and Exchange Commission on October 16, 2007.

By:	/s/ Dennis P. Angner
Name: Dennis P. Angner
Title: Attorney-in-fact

EXHIBIT INDEX

Number
Exhibit

2.1		Plan of Merger dated August 21, 2007, included as Appendix A to the Proxy Statement-Prospectus included in this Registration Statement.
2.2		First Amendment dated September 24, 2007 to Plan of Merger included as Appendix A to the Proxy Statement-Prospectus included in this Registration Statement.
5	*	Opinion of Foster, Swift, Collins & Smith, P.C. as to the legality of the shares to be issued (including consent).
8	*	Opinion of Foster, Swift, Collins & Smith, P.C. as to Tax Matters (including consent).
21	*	Subsidiaries of IBT Bancorp, Inc.
23.1		Consent of IBT Bancorp, Inc.’s Independent Registered Public Accounting Firm, Rehmann Robson, P.C.
23	.2*	Consent of Foster, Swift, Collins & Smith, P.C., included in Exhibit 5.
23.3		Consent of Donnelly Penman & Partners (included in Appendix B to the Proxy Statement — Prospectus included in this Registration Statement.)
23	.4*	Consent of Foster, Swift, Collins & Smith, P.C. regarding its tax opinion, included in Exhibit 8.
24	*	Powers of Attorney
99.1		Form of Proxy for Greenville Community Financial Corporation.

*	Previously filed with Form S-4 on October 16, 2007.